Exhibit (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

OF

AMPCO-PITTSBURGH CORPORATION

May 31, 2022

THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF JUNE 28, 2022, UNLESS THE OFFER PERIOD IS EXTENDED.

In this Offer to Exercise, we refer to Ampco-Pittsburgh Corporation, a Pennsylvania corporation, as “we,” “us,” “Ampco-Pittsburgh” or the “Corporation,” and eligible holders of outstanding warrants as “you.”

As of May 31, 2022, there are 11,050,247 outstanding Series A Warrants (collectively, the “Series A Warrants”) to purchase up to 4,932,830 shares of the Corporation’s common stock, $1.00 par value per share (the “Common Stock”), which were initially issued in the Corporation’s rights offering that closed September 22, 2020 (“Rights Offering”). Each such Series A Warrant is exercisable to acquire 0.4464 shares of Common Stock at an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants). Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants.

The Corporation is offering the holders of the Series A Warrants, upon the terms and subject to the conditions set forth herein, the opportunity to exercise the Series A Warrants at a temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) (the “Offer to Exercise”). There is no minimum participation requirement with respect to the Offer to Exercise.

The Corporation is exercising its discretion in accordance with the warrant agreement that governs the Series A Warrants (the “Series A Warrant Agreement”) to temporarily reduce the exercise price of the Series A Warrants to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) for the period that begins on May 31, 2022, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Series A Warrants, and ends at 11:59 p.m. (Eastern Time) on June 28, 2022, as the same may be extended by the Corporation in its sole discretion (the “Expiration Date”). Notwithstanding the temporary reduction of the exercise price of the Series A Warrants, during the offer period, holders of Series A Warrants may exercise such Series A Warrants at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the prospectus (the “Prospectus”) included in the Registration Statement (as defined below) and instruct the warrant and transfer agent to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the warrant and transfer agent. Other than as set forth above, the terms of the Series A Warrants will remain unmodified and in full force and effect. At the Expiration Date, the exercise price of the Series A Warrants will return to the current exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants).

The Offer to Exercise is conditioned on the Corporation having in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the states of residence of the holders of the Series A Warrants (the “Registration Statement Condition”). The Corporation has an effective registration statement on Form S-1 (File No. 333-239446) (the “Registration Statement”) for the issuance of shares upon exercise of such Series A Warrants, and has filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement (a “Supplement”) to the Registration Statement that covers the exercise of such Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflect the terms of the Series A Warrants as modified by this Offer to Exercise.

The Corporation will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Corporation may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Corporation will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Corporation terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Corporation will return any tendered Series A Warrants promptly following such expiration, termination or withdrawal.

The purpose of the Offer to Exercise is to encourage the exercise of the Series A Warrants by temporarily reducing the exercise price, which will provide funds to the Corporation for working capital, anticipated capital expenditures, temporary reduction of indebtedness, and general corporate purposes. If all of the outstanding Series A Warrants are exercised for cash, the Corporation would receive gross proceeds of $19,731,321 from such exercises. Please see “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Exercise.

You may elect to participate in the Offer to Exercise with respect to some, all or none of your Series A Warrants. If you choose not to participate in the Offer to Exercise, your Series A Warrants will remain in effect, with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants), following the Expiration Date.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Series A Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

The period during which the Series A Warrants may be exercised at a reduced price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), pursuant to this Offer to Exercise, will commence on May 31, 2022 (the date the materials relating to the Offer to Exercise are first sent to the holders) and run through the Expiration Date. If you properly tender (and do not validly withdraw) your Series A Warrants and the other Acceptance and Exercise Deliveries described below, on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries. NOTE THAT TENDERED SERIES A WARRANTS WILL NOT BE DEEMED EXERCISED UNTIL THE EXPIRATION DATE AND THEIR ACCEPTANCE BY THE CORPORATION.

Subject to satisfaction of the Registration Statement Condition, the Corporation will issue shares of Common Stock at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) for all Series A Warrants that are validly tendered in accordance with the terms and conditions of the Offer to Exercise and the attached Election to Participate and Exercise Series A Warrants and that are not validly withdrawn. IT IS THE CORPORATION’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE SERIES A WARRANTS.

IMPORTANT PROCEDURES

This Offer to Exercise together with the Election to Participate and Exercise Series A Warrants and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Exercise and instructions as to how you can exercise a Series A Warrant at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). You should read all of the materials carefully before you decide whether to participate in the Offer to Exercise and exercise a Series A Warrant during the offer period.

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a Series A Warrant to receive the number of shares of Common Stock issuable therefor at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” as follows:

(i)	if you hold your Series A Warrants electronically in “street name” through a broker or other nominee having an account with the Depository Trust Company (“DTC”), to DTC:

a.	book-entry warrant certificate(s) evidencing your Series A Warrants to be exercised in connection with the Offer;

b.	an election to purchase, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, which payment will be made through the nominee who holds your Series A Warrants; or

(ii)	if you are the holder of record of your Series A Warrants, to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary Agent”):

a.	a signed copy of the Election to Participate and Exercise Series A Warrants;

b.	the original copy of your Series A Warrants or an Affidavit of Loss and Indemnification Agreement; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, in the form of a check payable to Broadridge Corporate Issuer Solutions, Inc. as agent for Ampco-Pittsburgh Corporation, or by wire transfer to the Corporation’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise Series A Warrants; and

(iii)	any other documents required by the Election to Participate and Exercise Series A Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

SERIES A WARRANTS MAY BE EXERCISED ONLY IN WHOLE NUMBERS OF SHARES OF COMMON STOCK AND NO FRACTIONAL SHARES OF COMMON STOCK ARE ISSUABLE UPON EXERCISE OF THE SERIES A WARRANTS. IF, UPON THE EXERCISE OF SERIES A WARRANTS, YOU WOULD BE ENTITLED TO RECEIVE A FRACTIONAL INTEREST IN A SHARE OF COMMON STOCK ANY RIGHT TO A FRACTIONAL SHARE OF COMMON STOCK WILL BE AUTOMATICALLY TERMINATED WITHOUT CONSIDERATION TO YOU AND THE CORPORATION WILL, UPON EXERCISE, ROUND DOWN TO THE NEAREST WHOLE NUMBER THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED TO YOU.

Method of Delivery

For purposes of the Offer to Exercise, any financial institution that is a participant in DTC’s system may, upon instruction from a holder of Series A Warrants, cause such Series A Warrants to be exercised by delivering on behalf of the holder thereof, to DTC before the Expiration Date (i) book-entry warrant certificate(s) evidencing the Series A Warrants to be exercised in connection with the Offer, (ii) an election to purchase, properly completed and executed by the holder’s broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures, and (iii) a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants the holder elects to exercise, which payment will be made through the nominee who holds such Series A Warrants to be exercise.

Acceptance and Withdrawal of Offer

If you properly tender (and do not validly withdraw) your Series A Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Broadridge Corporate Issuer Solutions, Inc., as the Depositary Agent and our warrant and transfer agent, to issue and deliver to you the number of shares of Common Stock issuable under your Series A Warrant at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants. If, upon the exercise of Series A Warrants, you would be entitled to receive a fractional interest in a share of Common Stock any right to a fractional share of Common Stock will be automatically terminated without consideration to you and the Corporation will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to you. See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Series A Warrants” below.

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Series A Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by first-class mail delivery to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS re-Organization Dpt., P.O. Box 1317, Brentwood, NY 11717-0718, or by hand delivery or overnight courier to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717. Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after July 27, 2022, which is the 40th business day from commencement of the Offer to Exercise, if your Series A Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you or your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your Series A Warrants, by delivery of your physical certificate or through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid by you or on your behalf to exercise your Series A Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Additional Information

If you have any question or need assistance, you should contact D.F. King, who is acting as Information Agent for the Offer to Exercise. The Information Agent may be reached at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (800) 949-2583

Email: ap@dfking.com

You may contact Broadridge Corporate Issuer Solutions, Inc., who is acting as the Corporation’s Depositary Agent for the Offer to Exercise at:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

Telephone: (888)-789-8409

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Telephone: (888)-789-8409

You may request additional copies of this document and any of the Offering Materials from the Corporation. The Corporation may be reached at:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, PA 15106

Telephone: (412) 456-4470

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF SERIES A WARRANTS. DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE CORPORATION HAS FILED WITH THE SEC THE REGISTRATION STATEMENT THAT, AS SUPPLEMENTED BY THE SUPPLEMENT, REGISTERS THE OFFER AND SALE OF 4,932,830 OF THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF SERIES A WARRANTS AT THE TEMPORARILY REDUCED OFFERING PRICE AVAILABLE UNDER THE OFFER TO EXERCISE. THE FOREGOING SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY OR EXERCISE BE ACCEPTED, EXCEPT PURSUANT TO SUCH EFFECTIVE REGISTRATION STATEMENT. SUCH SECURITIES MAY ONLY BE OFFERED BY MEANS OF THE PROSPECTUS INCLUDED IN SUCH REGISTRATION STATEMENT, AS SUPPLEMENTED BY THE SUPPLEMENT, COPIES OF WHICH MAY BE OBTAINED FREE OF CHARGE AT WWW.SEC.GOV OR BY CONTACTING THE CORPORATION’S CHIEF FINANCIAL OFFICER AT (412) 429-2472. THESE PROSPECTUS, AS SUPPLEMENTED BY THE SUPPLEMENT, CONTAIN IMPORTANT INFORMATION ABOUT THE SERIES A WARRANTS, AS MODIFIED IN THE MANNER DESCRIBED IN THE OFFER TO EXERCISE, AND THE SECURITIES UNDERLYING SUCH WARRANTS.

THE DATE OF THIS OFFER TO EXERCISE IS MAY 31, 2022.

SUMMARY OF TERMS

Issuer:	Ampco-Pittsburgh Corporation, a Pennsylvania corporation, with principal executive offices at 726 Bell Avenue, Suite 301, Carnegie, PA 15106. The Corporation’s telephone number is (412) 456-4470.

Eligible Warrants:	Outstanding Series A Warrants to purchase up to 4,932,830 shares of the Corporation’s Common Stock, which were initially issued in the Rights Offering.

See “Description of the Offer to Exercise — Section 3: Eligible Warrants” below.

Expiration Date:	11:59 p.m. (Eastern Time) on the evening of June 28, 2022, as may be extended by the Corporation in its sole discretion.

Modified Exercise Price of Series A Warrants:	The Corporation is exercising its discretion in accordance with the Series A Warrant Agreement to temporarily reduce the exercise price of the Series A Warrants to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) for the period that begins on May 31, 2022 and ends on the Expiration Date. Except as set forth above all other terms of the Series A Warrants will remain the same.

See “Description of the Offer to Exercise — Section 5: Terms of Series A Warrants” below.

Partial Participation Permitted:

You may elect to participate in the Offer to Exercise with respect to some, all or none of your Series A Warrants. Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants.

If you elect to participate in the Offer to Exercise with respect to less than all of your Series A Warrants, then that number of warrants that you elect to exclude from the Offer to Exercise will have an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants). Additionally, if you elect to participate in the Offer to Exercise with respect to less than all of your Series A Warrants, then the Corporation will issue a new Series A Warrant certificate, or if you elect to participate in the Offer to Exercise with respect to less than all of your Series A Warrants evidenced by a book-entry warrant certificate, a notation shall be made in the records maintained by DTC (the “Depositary”), for that number of warrants that you elect to exclude from the Offer to Exercise.

Transfers:	The Series A Warrants are listed for trading on NYSE American LLC (“NYSE American”). For holders of record of the Series A Warrants, the Series A Warrant Agreement provides that a holder may transfer the Series A Warrants to a third party upon surrender of such warrant to the warrant agent together with appropriate signatures and instructions for transfer. Any holder of record of a Series A Warrant who desires to effect a transfer should present the Series A Warrant to the warrant agent in the manner set forth in the respective Series A Warrant Agreement. If you hold your Series A Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your warrants.

Conditions:	The Offer to Exercise is subject to certain conditions as described herein:

	(i)	The Offer to Exercise is conditioned on the Corporation having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Corporation has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC the Supplement to the Registration Statement that covers the exercise of such warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Series A Warrants as modified by this Offer to Exercise.

The Corporation will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Corporation may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Corporation will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Corporation terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Corporation will return any tendered Series A Warrants promptly following such expiration, termination or withdrawal.

	(ii)	In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Series A Warrants from or on behalf of, Series A Warrant holders in any state where the Corporation is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Corporation to comply with such statute.

	(iii)	In order to participate in the Offer to Exercise, you must elect to exercise your Series A Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Series A Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept any and all of the Series A Warrants validly tendered and not validly withdrawn.

See “Description of the Offer to Exercise — Section 6: Conditions to the Offer to Exercise” below.

Future Amendments to the Offer to Exercise:		If we materially change the terms of the Offer to Exercise we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Exercise:		In order to participate in the Offer to Exercise and exercise a Series A Warrant to receive the number of shares of Common Stock issuable therefor at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable Acceptance and Exercise Deliveries as follows:

	(i)	if you hold your Series A Warrants electronically in “street name” through a broker or other nominee having an account with the Depository Trust Company (“DTC”), to DTC:

a. book-entry warrant certificate(s) evidencing your Series A Warrants to be exercised in connection with the Offer;

b. an election to purchase, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and

c.   a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, which payment will be made through the nominee who holds your Series A Warrants; or

	(ii)	if you are the holder of record of your Series A Warrants to the Depositary Agent:

a. a signed copy of the Election to Participate and Exercise Series A Warrants;

b. the original copy of your Series A Warrants or an Affidavit of Loss and Indemnification Agreement; and

c.   a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, in the form of a check payable to Broadridge Corporate Issuer Solutions, Inc. as agent for Ampco-Pittsburgh Corporation, or by wire transfer to the Corporation’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise Series A Warrants and

	(iii)	any other documents required by the Election to Participate and Exercise Series A Warrants.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date, to the Depositary Agent by physical delivery to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS re-Organization Dpt., P.O. Box 1317, Brentwood, NY 11717-0718, or by hand delivery or overnight courier to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717. If you hold your Series A Warrants electronically in “street name,” you must direct your broker or other nominee to deliver your Series A Warrants to the Depositary Agent via book-entry transfer.

See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Series A Warrants” below.

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Series A Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Broadridge Corporate Issuer Solutions, Inc., as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Common Stock issuable under your Series A Warrant promptly following the Expiration Date at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock).

See “Description of the Offer to Exercise — Section 9: Manner of Acceptance and Payment and Issuance of Shares” below.

Withdrawal Rights:	If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee (as applicable) may withdraw your tender of Series A Warrants at any time prior to the Expiration Date by notifying the Depositary Agent. See “Description of the Offer to Exercise — Section 10: Withdrawal Rights” below.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Series A Warrants, unless we have not accepted your tendered Series A Warrants and other Acceptance and Exercise Deliveries by July 27, 2022, which is the 40th business day from the commencement of the Offer to Exercise, in which case you may change your mind and withdraw your tender after July 27, 2022.

If you properly and timely withdraw your exercise, we will promptly: (i) return your Series A Warrants, through return of your physical certificate or book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your Series A Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Purpose of the Offer to Exercise and Use of Proceeds:	The purpose of the Offer to Exercise is to encourage the exercise of the Series A Warrants by temporarily reducing the exercise price. If all of the outstanding Series A Warrants are exercised for cash, the Corporation would receive gross proceeds of $19,731,321 from such exercises. The Corporation intends to use the proceeds from the exercise of the Series A Warrants for working capital, anticipated capital expenditures, temporary reduction of indebtedness, and general corporate purposes.

See “Description of the Offer to Exercise—Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Series A Warrants and a description of the reduction in certain borrowing limits under our Restated Credit Agreement (as defined below).

Plans or Proposals:	Series A Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Series A Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) until the original expiration date of the applicable Series A Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Series A Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Series A Warrants who elects to exercise such holder’s Series A Warrants will acquire additional shares of Common Stock as a result of such exercise. As of March 31, 2022, the Corporation had 19,190,536 shares of Common Stock outstanding. The Series A Warrants outstanding as of March 31, 2022 are exercisable for an aggregate of 4,932,830 shares of Common Stock. Assuming all such Series A Warrants are exercised for cash, the Corporation’s outstanding shares of Common Stock would increase to 24,123,366 shares, with the shares issuable upon exercise of the Series A Warrants representing approximately 20.45% of the then outstanding shares of Common Stock. In such event, the Corporation would receive gross proceeds of $19,731,321 from the exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”

In addition, in the event there are fewer than 50,000 Series A Warrants publicly held following the completion of this Offer to Exercise, or the Corporation otherwise fails to satisfy the continued listing criteria of NYSE American, any outstanding Series A Warrants outstanding following this Offer to Exercise may be delisted from NYSE American. The Corporation cannot provide assurances that any then-outstanding Series A Warrants will be listed on another national securities exchange or quoted in an automated quotation system operated by a national securities association.

Registration of the Exercise of the Series A Warrants:	The Corporation has an effective Registration Statement that, as supplemented by the Supplement, covers the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Series A Warrants as modified by this Offer to Exercise. The shares of Common Stock underlying the Series A Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to such effective Registration Statement. Such securities may only be offered by means of the Prospectus included in such Registration Statement, as supplemented by the Supplement, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Corporation’s Chief Financial Officer at (412) 429-2472. The Prospectus, as supplemented by the Supplement, contain important information about the Series A Warrants, as modified in the manner described in the Offer to Exercise, and the securities underlying such Series A Warrants. The continuing effectiveness of the Registration Statement, as supplemented by the Supplement, is a condition to the Offer to Exercise.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. federal income tax Consequences” below for a discussion of the material U.S. federal income tax consequences of participating in the Offer to Exercise.

Fees and Expenses:	The Corporation has retained Broadridge Corporate Issuer Solutions, Inc. to act as Depositary Agent. The Corporation has also retained D.F. King as an information agent (the “Information Agent”). The Corporation expects that the Information Agent will use reasonable commercial efforts to contact holders of the Series A Warrants by mail, telephone, facsimile or other electronic means and solicit their participation in the Offer to Exercise. The Information Agent will receive a fee of $10,000, plus $500 for each extension of the offer period, if any, plus $4.50 per each inbound and outbound call made or received by the Information Agent regarding the Offer to Exercise. In addition, the Corporation expects to reimburse the Information Agent for reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount, and will be indemnified by the Corporation against certain claims and expenses that arise out of the performance of their services. The Corporation also may retain one or more warrant solicitation agents for the Offer to Exercise. If retained, the Corporation expects that any warrant solicitation agent will use reasonable commercial efforts to contact holders of the Series A Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Any warrant solicitation agent will receive a fee equal to a percentage of the cash exercise prices paid by holders of the Series A Warrants who participate in the Offer to Exercise. In addition, the Corporation expects to reimburse any warrant solicitation agent for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Corporation may also agree to indemnify any warrant solicitation agent against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws.

The Corporation may also use the services of its officers and employees to solicit holders of the Series A Warrants to participate in the Offer to Exercise without additional compensation.

Interests of Directors and Executive Officers:	Six of our directors and all of our executive officers beneficially own an aggregate of 5,537,333 Series A Warrants and may participate in the Offer to Exercise on the same terms and conditions as the other holders of the Series A Warrants. No such person has entered into any agreement or otherwise indicated to the Corporation whether or not such person intends to participate in the Offer to Exercise. Please see “Description of the Offer to Exercise — Section 17: Interests of Directors and Officers in the Offer to Exercise” below.

Historical and Pro Forma Financial Information and Other Financial Information:	The Corporation has included its financial statements for the fiscal years ended December 31, 2021 and 2020, and for the quarterly periods ended March 31, 2022 and 2021, in this Offer to Exercise as Annex A and Annex B to the Offering Materials. The Corporation has also included pro forma financial information reflecting the effect of the Offer to Exercise as Annex C to the Offering Materials. In addition, see “Description of the Offer to Exercise — Section 16: Historical and Pro Forma Financial Information and Other Financial Information Regarding the Corporation” below.

Additional Information:	The Corporation has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Series A Warrants review the Schedule TO, including the exhibits, and the Corporation’s other materials that have been filed with the SEC, including the Prospectus included in the Registration Statement, as supplemented by the Supplement, before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Corporation recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Series A Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Corporation is limited to the Offering Materials.

The Corporation is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Corporation has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:	Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Information Agent at the following telephone or email address:

D.F. King Banks and Brokers Call: (212) 269-5550 All Others Call: (800) 949-2583 Email: ap@dfking.com

You may contact Broadridge Corporate Issuer Solutions, Inc., who is acting as the Corporation’s Depositary Agent for the Offer to Exercise at:

Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718 Telephone: (888)-789-8409

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

You may request additional copies of this document and any of the Offering Materials from the Corporation. The Corporation may be reached at:

Ampco-Pittsburgh Corporation 726 Bell Avenue, Suite 301 Carnegie, PA 15106 Telephone: (412) 456-4470

ABOUT THIS OFFER TO EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS, INCLUDING A MAJORITY OF OUR DIRECTORS WHO DO NOT HOLD ANY SERIES A WARRANTS AS OF THE DATE OF THIS OFFER TO EXERCISE (THE “DISINTERESTED DIRECTORS”) HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE CORPORATION, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING ANY INFORMATION AGENT OR WARRANT SOLICITATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD OF DIRECTORS APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained in this Offer to Exercise. The occurrence of any of the following risks or those incorporated by reference, or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of Common Stock and the trading price of Series A Warrants, could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE OFFER TO EXERCISE

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Exercise.

Although our Board of Directors, including a majority of the Disinterested Directors, has approved the Offer to Exercise, it makes no recommendation as to whether holders of Series A Warrants should accept the Offer to Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Series A Warrants for purposes of negotiating the terms of the Offer to Exercise. We cannot assure you that the value of the shares of Common Stock issued upon exercise of the Series A Warrants will in the future equal or exceed the exercise price per share of the Series A Warrants. We do not take a position as to whether you should participate in the Offer to Exercise.

Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Exercise, the proceeds we receive from the exercise of Series A Warrants may be lower than currently anticipated.

We do not have any binding commitments from any of our warrant holders to participate in this Offer to Exercise and we cannot assure you that any of our warrant holders will participate in the Offer to Exercise with respect to all or any part of their Series A Warrants. Six of our directors and all of our executive officers beneficially own an aggregate of 5,537,333 Series A Warrants. No such person has entered into any agreement or otherwise indicated to the Corporation whether or not such person intends to participate in the Offer to Exercise. Therefore, there is no certainty that any Series A Warrants will be exercised pursuant to this Offer to Exercise and, accordingly, the proceeds we receive from the exercise of the Series A Warrants, if any, may be lower than currently anticipated.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the income tax consequences of participation in the Offer to Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of amending the Series A Warrants and immediately exercising the amended warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. Federal Income Tax Consequences.”

If you choose to participate in the Offer to Exercise, you will be required to exercise your Series A Warrants for Common Stock, and will be subject to all the risks associated with being a stockholder of the Corporation and give up the time value attributable to your Series A Warrant.

If you choose to participate in the Offer to Exercise, you will be required to exercise your Series A Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Corporation’s Common Stock. In addition, you will be giving up the time value attributable to your Series A Warrants by exercising the Series A Warrants prior to the original expiration date of your Series A Warrant.

We will have substantial discretion over the use of proceeds we receive from the exercise of Series A Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Exercise. See “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Series A Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Series A Warrants in a manner other than as described in this Offer to Exercise. Notwithstanding the foregoing, under the terms of our Restated Credit Agreement, the proceeds of this Offer will reduce certain borrowing limits under our Restated Credit Agreement. To the extent our borrowings exceed such limits at the expiration of this Offer, we may be required to repay such excess amount under our Restated Credit Agreement. As of May 31, 2022, we have not borrowed in excess of any such limit under our Restated Credit Agreement.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Cyclical demand for products and economic downturns could reduce the demand for, and sales of, our products, which could adversely affect our margins and profitability.

A significant portion of our Forged and Cast Engineered Products (“FCEP”) segment’s sales consists of mill rolls to customers in the global steel and aluminum industry that can be periodically impacted by economic or cyclical downturns. Such downturns, the timing and length of which are difficult to predict, may reduce the demand for, and sales of, our forged and cast rolls both in the United States and the rest of the world. Lower demand for rolls may also adversely impact profitability as other competing roll producers lower selling prices in the marketplace in order to fill their manufacturing capacity. Cancellation of orders or deferral of delivery of rolls may occur and produce an adverse impact on our financial results. In addition, sales of forged engineered products (“FEP”), specifically open-die forged products for the oil and gas industry and steel distribution markets, are impacted by fluctuations in global energy prices.

Excess global capacity in the steel industry could lower prices for our products, which could adversely affect our sales, margins and profitability, as well as the collectability of our receivables and the salability of our in-process inventory.

The global steel manufacturing capacity continues to exceed global consumption of steel products. Such excess capacity often results in manufacturers in certain countries exporting steel at prices significantly below their home market prices (often due to local government assistance or subsidies), which leads to global market destabilization and reduced sales and profitability of some of our customers which, in turn, affects our sales and profit margins, as well as the collectability of our receivables and the salability of our in-process inventory. Excess capacity in the global roll industry and cyclicality in end-market demand also pose risks of potential impairment of our long-lived assets, which could be material to our results of operations and the carrying value of our assets.

A reduction in the level of our export sales, as well as other economic factors in foreign countries, could have an adverse impact on our financial results.

Exports are a significant portion of our sales. Historically, changes in foreign exchange rates, particularly in respect of the U.S. dollar, British pound, Swedish krona, and euro, have impacted the export of our products and may do so again in the future. Other factors that may adversely impact our export sales and our operating results include political and economic instability, export controls, changes in tax laws and tariffs, and new indigenous producers in overseas markets. A reduction in the level of our export sales may have an adverse impact on our financial results. In addition, changes in foreign currency exchange rates may provide foreign roll suppliers with advantages based on those lower foreign currency exchange rates and, therefore, permit them to compete in our home markets.

Fluctuation in the value of the U.S. dollar relative to other currencies could adversely affect our business, results of operations and financial condition.

Certain of our subsidiaries operate in foreign jurisdictions and, accordingly, earn revenues, pay expenses, own assets, and incur liabilities in countries using currencies other than the U.S. dollar. Since our consolidated financial statements are presented in U.S. dollars, we must translate revenues and expenses into U.S. dollars at the average exchange rate during each reporting period and assets and liabilities into U.S. dollars at the exchange rate in effect at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect the translated value for revenue, expenses and balance sheet items denominated in foreign currencies and could materially affect our financial results expressed in U.S. dollars.

Increases in commodity prices, reductions in electricity and natural gas supply or shortage of key production materials could adversely impact our production, which could result in lower profitability or higher losses.

Our subsidiaries use certain commodities in the manufacture of their products. These include steel scrap, ferroalloys and energy. Any unexpected, sudden or prolonged price increase may cause a reduction in our profit margins or losses where beneficial fixed-priced contracts do not exist, unfavorable fixed-price contracts cannot be modified or increases cannot be obtained in our selling prices. In addition, there could be a time lag between when we incur such price increases and when we are able to recover such increases in our selling prices. Global increases in transportation costs and more limited availability of freight carriers may impact timely delivery of supplies to our subsidiaries and product to our customers, which may be accentuated during pandemics, and may negatively impact our sales, production and profitability. There also may be curtailment in electricity or natural gas supply or availability of key production materials, all of which could adversely impact our production. Shortage of critical materials, while driving up costs, may be of such severity as to disrupt our production, all of which may impact our sales and profitability. Geopolitical factors or wars could exacerbate these risks. In particular, the Russia-Ukraine conflict may intensify the inflationary effect for the cost of natural gas, raw materials and other production components which could be difficult to predict given the fluidity of the military conflict, the novelty of Western sanctions against Russia and possibility of yet harsher ones.

We could face limitations in availability of capital to fund our strategic plans. Additionally, deterioration in our credit profile or increases in interest rates could increase our costs of borrowing and further limit our access to capital markets and commercial credit.

We are parties to a senior secured asset-based revolving credit facility with a consortium of banks. The credit facility is collateralized by a first priority perfected security interest in substantially all of our assets. The credit facility provides for borrowings not to exceed $100 million and an allowance of $20 million for new capital equipment financing but otherwise restricts us from incurring additional indebtedness outside of the agreement, unless approved by the banks. The credit facility is subject to various affirmative and negative covenants and contains various sub-limits, including those based on the type of collateral and borrowings by geographic region. If the financial covenants become difficult to meet or if our borrowing needs increase beyond the prescribed limits, our financial position, results of operations and liquidity may be materially adversely affected. In addition, changes in our credit profile could cause less favorable commercial terms for the procurement of materials required to manufacture our products, which also could have a negative impact on our financial position, results of operations and liquidity. Further, our access to public and private debt markets is limited based on our size, credit profile and not being a well-known seasoned issuer, which may result in limitations in availability of capital to fund our strategic plans.

We need to maintain adequate liquidity in order to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations. If we fail to comply with the covenants contained in our revolving credit facility, it may adversely affect our liquidity, results of operations and financial condition.

Our liquidity is a function of our cash on-hand, our ability to successfully generate cash flows from a combination of efficient operations and continuing operating improvements, availability from our revolving credit facility, access to capital markets, and funding from other third parties. We believe our liquidity (including operating and other cash flows that we expect to generate and revolving credit availability) should be sufficient to meet our operating requirements as they occur; however, our ability to maintain sufficient liquidity going forward is subject to the general liquidity of and ongoing changes in the credit markets as well as general economic, financial, competitive, legislative, regulatory, and other market factors that are beyond our control.

Our revolving credit facility is subject to various affirmative and negative covenants. Failure to comply with material provisions or covenants in the revolving credit facility could have a material adverse effect on our liquidity, results of operations and financial condition. We may seek to renegotiate or replace such facility, or may determine not to replace such facility at all and may instead pursue other forms of liquidity. Any new credit agreement or these other forms of liquidity may result in higher borrowing costs and contain non-investment grade covenants that are less advantageous to us than our existing revolving credit facility.

Our growth strategy may require substantial capital expenditures. We may be unable to obtain necessary capital or financing on satisfactory terms.

To support our growth strategy, we expect to continue to make substantial capital expenditures. We expect to fund capital expenditures with cash generated by operations and borrowings under our credit facility; however, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities. The issuance of additional indebtedness would require that a portion of our cash flows from operations be used for the payment of interest and principal, thereby reducing our ability to use our cash flows from operations to fund working capital, capital expenditures and acquisitions. Furthermore, raising equity capital generally would dilute existing shareholders. If additional capital is needed, we may not be able to obtain debt or equity financing on terms acceptable to us, if at all.

Dependence on certain equipment may cause an interruption in our production if such equipment is out of operation for an extended period of time, which could result in lower sales and profitability.

Our principal business relies on certain unique equipment such as an electric arc furnace and a spin cast work roll machine. Although a comprehensive critical spare inventory of key components for this equipment is maintained, if any such unique equipment is out of operation for an extended period, it may result in a significant reduction in our sales and earnings.

The ultimate liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries could have a material adverse effect on our financial condition, results of operations or liquidity in the future.

Certain of our subsidiaries, and in some cases, we, are defendants in numerous claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of these subsidiaries. Through the current year end, our insurance has covered a majority of our settlement and defense costs. We believe that the estimated costs, net of anticipated insurance recoveries, of our pending and future asbestos legal proceedings should not have a material adverse effect on our financial condition or liquidity. However, there can be no assurance that our subsidiaries or we will not be subject to significant additional claims in the future or that our subsidiaries’ ultimate liability with respect to asbestos claims will not present significantly greater and longer lasting financial exposure than provided in our consolidated financial statements. The ultimate net liability with respect to such pending and any unasserted claims is subject to various uncertainties, including the following:

•	the number and nature of claims in the future;

•	the costs of defending and settling these claims;

•	insolvencies among our insurance carriers and the risk of future insolvencies;

•	the possibility that adverse jury verdicts could require damage payments in amounts greater than the amounts for which we have historically settled claims;

•	possible changes in the litigation environment or federal and state law governing the compensation of asbestos claimants; and

•	the risk that the bankruptcies of other asbestos defendants may increase our costs.

Because of the uncertainties related to such claims, it is possible that our ultimate liability could have a material adverse effect on our financial condition, results of operations or liquidity in the future.

A change in the existing regulatory environment could negatively affect our operations and financial performance.

We are subject to a wide variety of complex domestic and foreign laws, rules and regulations, including trade policies and tax regimes. We are affected by new laws and regulations and changes to existing laws and regulations, including interpretations by the courts and regulators, whether prompted by changes in government administrations or otherwise. These laws, regulations and policies, and changes thereto, may result in restrictions or limitations to our current operational practices and processes and product/service offerings which could negatively impact our current cost structure, revenue streams, future tax obligations, the value of our deferred income tax assets, cash flows, and overall financial position.

In 2018, the United States imposed tariffs of 25% on primary steel imports and 10% on primary aluminum imports into the United States. As consumers of steel and aluminum in some of our products, our cost base is exposed to the impact of this action, or similar actions, which could reduce our margins, and we could potentially lose market share to foreign competitors not subject to similar tariff increases. Our financial condition, results of operations and liquidity may continue to be affected by these tariffs, or similar actions. Moreover, these new tariffs, or other changes in U.S. trade policy, have resulted in, and may continue to trigger, retaliatory actions by affected countries which could adversely impact demand for our products, as well as impact our costs, customers, suppliers, and/or the U.S. economy or certain sectors thereof and, thus, may adversely impact our business, operations and financial performance.

We may not be able to achieve the expected benefits of restructuring our operations or consummating future divestitures of operations which become non-core to our portfolio.

We may, from time to time, divest businesses that become less of a strategic fit within our core portfolio or restructure operations to improve our operating results. Our profitability may be impacted by gains or losses on the sale or restructuring of such businesses and our level of expected cost savings from restructuring actions may not materialize. Additionally, we may be required to record asset impairment or restructuring charges related to these businesses and may in the future become responsible for liabilities which materialize post-divestiture. These issues may adversely impact our financial position, results of operations and liquidity.

We have significant international operations and sales and face risks related to global health epidemics such as the coronavirus.

Outbreaks of contagious diseases and other adverse public health developments in countries where we operate could have a material and adverse effect on our business, financial condition and results of operations. For example, the outbreak of a novel strain of the coronavirus resulted in significant local governmental measures being implemented to control the spread of the virus, including restrictions on manufacturing and the movement of employees in many regions and countries. The coronavirus has had a significant impact on our business and financial results and recovery depends on future developments, which remain highly uncertain. Future pandemics may result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn, and negatively impact our sales and results of operations.

The COVID-19 pandemic has caused and may continue to cause disruptions in manufacturing industries.

The COVID-19 pandemic has significantly increased economic and demand uncertainty and could cause a sustained global recession. It has impacted, and may continue to impact, our financial condition, results of operations and liquidity.

While the U.S. Department of Homeland Security guidance has identified our domestic businesses as operating in critical infrastructure industries, essential to the economic prosperity, security and continuity of the United States, we have had to periodically and temporarily idle certain operations of our FCEP segment and, consequently, furlough certain of our employees in response to market conditions. While most of these direct impacts were experienced in 2020, as variants have developed, we have experienced episodic disruptions to our operations or to the operations of our customers and suppliers. The pandemic also has spurred disruptions to the global supply chain, which is believed to be a key factor in the global inflationary pressures of 2021. Accordingly, the FCEP segment has experienced, and may continue to experience, customer-requested delays of deliveries or cancellation of orders, lower order intake resulting from customers postponing projects, inability to obtain raw materials and supplies critical to the manufacturing process, delays in receiving and shipping product due to the lack of transportation, and higher cost of production and transportation. We also may experience long-term disruptions to our operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities that are critical to our business or our supply chains. We may also incur higher write-offs of accounts receivables and impairment charges on our asset values, including property, plant and equipment and intangible assets.

The COVID-19 pandemic also could adversely affect our liquidity and our ability to access the capital markets. Additionally, government stimulus programs available to us, our customers or our suppliers may prove to be insufficient or ineffective. Furthermore, in the event that the impact from the COVID-19 pandemic causes us to be unable to maintain a certain level of excess availability under our revolving credit facility, our availability of funds may become limited, or we may be required to renegotiate the facility on less favorable terms. If we are unable to access additional credit at the levels we require, or the cost of credit is greater than expected, it could materially adversely affect our financial condition, results of operations and liquidity.

Although our internal control over financial reporting has not been impacted to date, the COVID-19 pandemic could negatively affect it in the future if infections within our workforce are significant or our workforce is required to work from home on a longer term or permanent basis, thereby requiring new processes, procedures and controls to respond to changes in our business environment. We may be susceptible to increased litigation related to, among other things, the financial impacts of the pandemic on our business, our ability to meet contractual obligations due to the pandemic, employment practices or policies adopted during the health crisis, or litigation related to individuals contracting COVID-19 as a result of alleged exposures on our premises.

While we have been impacted by the effect of the COVID-19 pandemic, the full extent to which the COVID-19 pandemic will affect our operations, and the industries in which we operate, remains uncertain and will ultimately depend on future developments which cannot be predicted at this time, including, but not limited to, the duration, severity, speed, and scope of the pandemic, and the length of time required for demand to return and normal economic and operating conditions to resume. The impact of the COVID-19 pandemic also may have the effect of exacerbating many of the other risks described herein.

Uncertainty related to environmental regulation and industry standards, as well as the physical risks of climate change, could impact our results of operations and financial position.

Increased public awareness and concern regarding environmental risks, including global climate change, may result in more international, regional and/or federal requirements or industry standards to reduce or mitigate global warming and other environmental risks. New climate change laws and regulations could require us to change our manufacturing processes or obtain substitute materials that may cost more or be less available for our manufacturing operations. Various jurisdictions in which we do business have implemented, or in the future could implement or amend, restrictions on emissions of carbon dioxide or other greenhouse gases, limitations or restrictions on water use, changes from traditional fossil fuel sources to renewables, regulations on energy management and waste management, and other climate change-based rules and regulations, which may increase our costs and adversely affect our operating results. In addition, the physical risks of climate change may impact the availability and cost of materials, sources and supply of energy, product demand and manufacturing and could increase our insurance and other operating costs. The expected future increased worldwide regulatory activity relating to climate change could expand the nature, scope and complexity of matters that we are required to control, assess and report. If environmental laws or regulations or industry standards are either changed or adopted and impose significant operational restrictions and compliance requirements upon us, our suppliers, our customers, or our products, or if our operations are disrupted due to the physical impacts of climate change on us, our suppliers, our customers or our business, our results of operations and financial condition could be adversely impacted.

A work stoppage or another industrial action on the part of any of our unions could be disruptive to our operations.

Our subsidiaries have several key operations which are subject to multi-year collective bargaining agreements or agreements with works councils with their hourly work forces. While we believe we have good relations with our unions, there is the risk of industrial action or work stoppage at the expiration of an agreement if contract negotiations fail, which may disrupt our manufacturing processes and impact our results of operations.

RISKS ASSOCIATED WITH OWNERSHIP OF OUR SECURITIES

Actions of activist shareholders with respect to us or our securities could be disruptive and potentially costly and the possibility that activist shareholders may contest, or seek changes that conflict with, our strategic direction could cause uncertainty about the strategic direction of our business.

Activist shareholders may from time to time attempt to effect changes in our strategic direction and, in furtherance thereof, may seek changes in how we are governed. While our Board of Directors and management team strive to maintain constructive, ongoing communications with all of our shareholders, including activist shareholders, and welcome their views and opinions with the goal of working together constructively to enhance value for all shareholders, activist campaigns that contest, or conflict with, our strategic direction could have an adverse effect on us because: (i) responding to actions by activist shareholders can disrupt our operations, be costly and time-consuming and divert the attention of our Board of Directors and senior management from the pursuit of business strategies, which could adversely affect our results of operations and financial condition; (ii) perceived uncertainties as to our future direction may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and (iii) these types of actions could cause significant fluctuations in our stock price due to factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

We may not be able to satisfy the continued listing requirements of the New York Stock Exchange and NYSE American for our Common Stock and Series A Warrants, respectively.

Our Common Stock is currently listed on the New York Stock Exchange, and our Series A Warrants are listed on NYSE American, with each imposing objective and subjective requirements for continued listing.

Continued listing criteria of the New York Stock Exchange include maintaining prescribed levels of financial condition, market capitalization and shareholders’ equity. Specifically, the New York Stock Exchange requires a company with common equity listed on its exchange to maintain average global market capitalization over a consecutive 30 trading-day period of at least $50 million or maintain shareholders’ equity of at least $50 million. Our Common Stock’s average-global market capitalization over the 30 trading-day period ended December 31, 2021, was $98.4 million, and our total Ampco-Pittsburgh shareholders’ equity was $82.6 million as of December 31, 2021. Should we receive a notice of non-compliance, the New York Stock Exchange may allow up to an 18-month cure period if we present a plan to become compliant with adequate strategic actions and progress reporting satisfactory to the New York Stock Exchange. If the New York Stock Exchange determines that our Common Stock fails to satisfy the requirements for continued listing, or we continue to fail to meet listing criteria, our Common Stock could be de-listed from the New York Stock Exchange, which could impact potential liquidity for our shareholders.

Continued listing criteria of NYSE American include maintaining prescribed levels of financial condition, market capitalization and shareholders’ equity. Among other requirements, there must be an aggregate of at least 50,000 Series A Warrants. Satisfaction of the NYSE American Exchange’s listing requirements therefore depends upon the extent to which warrant holders elect to exercise their Series A Warrants. We cannot provide assurance that we will continue to meet these, or other, listing standards of NYSE American with respect to the Series A Warrants.

Holders of Series A Warrants will have no rights as holders of our Common Stock until they exercise their Series A Warrants and acquire our Common Stock.

Until holders of our Series A Warrants acquire shares of our Common Stock upon exercise of such Series A Warrants, they will have no rights with respect to the shares of our Common Stock underlying such Series A Warrants. Upon exercise of the Series A Warrants, the holders thereof will be entitled to exercise the rights of holders of our Common Stock only as to matters for which the record date occurs after the warrant exercise date.

The market price of our Common Stock may not exceed the exercise price of the Series A Warrants at such time as the holder desires to exercise such Series A Warrants.

The Series A Warrants are exercisable through August 1, 2025. The market price of our Common Stock may not exceed the exercise price of the Series A Warrants at such times prior to their date of expiration that the holder desires to exercise such warrants. Any Series A Warrants not exercised by their date of expiration will expire without residual value to the holders. Additionally, the price of the Series A Warrants may fluctuate, and liquidity may be limited. Holders of Series A Warrants may be unable to resell their Series A Warrants at a favorable price, or at all.

Because the Series A Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Series A Warrants are executory contracts subject to rejection by us with the approval of a bankruptcy court. As a result, even if we have sufficient funds, holders may not be entitled to receive any consideration for their Series A Warrants or may receive an amount less than they would be entitled to if they had exercised their Series A Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We have not declared dividends since mid-2017 and do not expect to declare dividends in the foreseeable future. Any return on the investment in our Common Stock may be limited to the value of our Common Stock.

We have not declared a cash dividend on our Common Stock since mid-2017 and do not anticipate doing so in the foreseeable future. The declaration and payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. In addition, payment of dividends is prohibited under our current revolving credit facility unless approved in advance by our banks. If we do not pay dividends, our Common Stock may be less valuable because a return on investment in our securities will only occur if the value of our stock price appreciates.

GENERAL RISK FACTORS

Potential attacks on information technology infrastructure and other cyber-based business disruptions could have a material adverse effect on our financial condition, results of operations and liquidity.

We depend on integrated information technology (“IT”) systems to conduct our business. IT systems failures, including risks associated with upgrading our systems or in successfully integrating IT and other systems to common platforms, network disruptions and breaches of data security could disrupt our operations by impeding our processing of transactions, our ability to protect customer or company information and our financial reporting. Our computer systems, including our back-up systems, could be damaged or interrupted by power outages; computer and telecommunications failures; computer viruses; internal or external security breaches; events such as fires, earthquakes, floods, tornadoes, and hurricanes; and errors by our employees. Cyber-based risks, in particular, are evolving and include potential attacks to our IT infrastructure and to the IT infrastructure of third parties in attempts to gain unauthorized access to our confidential or other proprietary information or information relating to our employees, customers and other third parties or to seek ransom. Although we have taken steps to address these concerns, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition, results of operations and liquidity.

If we fail to maintain an effective system of internal control, we may not be able to accurately determine our financial results or prevent fraud. As a result, our shareholders could lose confidence in our financial results, which could harm the business and the value of our securities.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal control over financial reporting. Our internal control over financial reporting is not subject to attestation by our independent registered public accounting firm pursuant to the exemption provided to issuers that are not “large accelerated filers” or “accelerated filers” under the Dodd-Frank Act of 2010. We cannot be certain that we will be successful in maintaining adequate internal control over our financial reporting and financial processes in the future. Because our internal control relies on the judgments and determinations of key personnel, the COVID-19 pandemic elevates this risk. We may in the future discover areas of our internal control that need improvement. Furthermore, to the extent our business grows, our internal control may become more complex, and we would require significantly more resources to ensure our internal control remains effective. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remediated, could reduce the market value of our securities. Additionally, the existence of any material weakness could require us to devote significant time and incur significant expense to identify and remediate any such material weaknesses, and we may not be able to remediate any such material weaknesses in a timely manner.

Our By-laws designate the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could discourage lawsuits against us and our directors and officers but may be found to be inapplicable or unenforceable.

Our By-laws provide, unless we otherwise consent in writing, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which our principal executive office is located will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any director, officer or other employee of ours, (c) any action asserting a claim against us or against any of our directors, officers or other employees arising pursuant to any provision of the Pennsylvania Business Corporation Law of

1988 or our Articles of Incorporation or By-laws, (d) any action seeking to interpret, apply, enforce, or determine the validity of our Article of Incorporation or By-laws, or (e) any action asserting a claim against us or any director or officer or other employee of ours governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act. This exclusive forum provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court outside of Pennsylvania were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

* * * * *

The risks above do not necessarily comprise all of those associated with an investment in the Corporation. This Offer to Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO EXERCISE

Pursuant to this Offer to Exercise, the Corporation is offering to holders of its Series A Warrants, with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants), upon the terms and subject to the conditions set forth herein, an opportunity to exercise the Series A Warrants at a temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). There is no minimum participation requirement with respect to the Offer to Exercise.

The Corporation is exercising its discretion in accordance with the Series A Warrant Agreement to temporarily reduce the exercise price of the Series A Warrants to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) for the period that begins on May 31, 2022, which is the date the materials relating to this Offer to Exercise are first sent to the holders of the Series A Warrants, and ends at 11:59 p.m. (Eastern Time) on the Expiration Date, as may be extended by the Corporation in its sole discretion. Other than as set forth above, the terms of the Series A Warrants will remain unmodified and in full force and effect.

The Offer to Exercise is conditioned on the Corporation having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Corporation has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC the Supplement to the Registration Statement that covers the exercise of such warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflect the terms of the Series A Warrants as modified by this Offer to Exercise.

The Corporation will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Corporation may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Corporation will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Corporation terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Corporation will return any tendered Series A Warrants promptly following such expiration, termination or withdrawal.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Series A Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

SECTION 1. FORWARD LOOKING STATEMENTS

This Offer to Exercise contains forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this Offer to Exercise include, but are not limited to, statements about:

•	cyclical demand for products and economic downturns;

•	excess global capacity in the steel industry;

•	fluctuations in the value of the U.S. dollar relative to other currencies;

•	increases in commodity prices, reductions in electricity and natural gas supply or shortages key production materials;

•	limitations in availability of capital to fund our strategic plan;

•	our ability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations;

•	our ability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy;

•	the operability of certain equipment on which we rely;

•	liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries;

•	changes in the existing regulatory environment;

•	our ability to successfully restructure our operations;

•	consequences of global pandemics (including COVID-19) and international conflicts;

•	work stoppage or another industrial action on the part of any of our unions;

•	our ability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American;

•	potential attacks on information technology infrastructure and other cyber-based business disruptions; and

•	failure to maintain an effective system of internal control.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this Offer to Exercise. Actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Offer to Exercise, and the documents that we reference in this Offer to Exercise and have filed with the SEC, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

More detailed information about the Corporation and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Offer to Exercise and in our Annual Report on Form 10-K for the year ended December 31, 2021, is set forth in our filings with the SEC, including our other periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SECTION 2. PURPOSES OF THE OFFER TO EXERCISE AND USE OF PROCEEDS; PLANS OR PROPOSALS

Purpose of the Offer to Exercise and Use of Proceeds

The purpose of the Offer to Exercise is to encourage the exercise of the Series A Warrants by temporarily reducing the exercise price. If all of the outstanding Series A Warrants are exercised for cash, the Corporation would receive gross proceeds of $19,731,321 from such exercises. The Corporation intends to use the proceeds from exercise of the Series A Warrants for working capital, anticipated capital expenditures, temporary reduction of indebtedness, and general corporate purposes. Notwithstanding the foregoing, under the terms of our Restated Credit Agreement, the proceeds of this Offer will reduce certain borrowing limits under our Restated Credit Agreement. To the extent our borrowings exceed such limits at the expiration of this Offer, we may be required to repay such excess amount under our Restated Credit Agreement. As of May 31, 2022, we have not borrowed in excess of any such limit under our Restated Credit Agreement. See “Description of the Offer to Exercise — Section 15: Information Regarding the Corporation—Recent Developments.”

Plans or Proposals

Series A Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Series A Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) until the original expiration date of the applicable Series A Warrants.

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Series A Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

Any holder of Series A Warrants who elects to exercise such holder’s Series A Warrants will acquire additional shares of Common Stock as a result of such exercise. As of March 31, 2022, the Corporation had 19,190,536 shares of Common Stock outstanding. The Series A Warrants outstanding as of March 31, 2022 are exercisable for an aggregate of 4,932,830 shares of Common Stock. Assuming all such Series A Warrants are exercised for cash, the Corporation’s outstanding shares of Common Stock would increase to 24,123,366 shares, with the shares issuable upon exercise of the Series A Warrants representing approximately 20.45% of the then outstanding shares of Common Stock. In such event, the Corporation would receive gross proceeds of $19,731,321 from the exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”

In addition, in the event there are fewer than 50,000 Series A Warrants publicly held following the completion of this Offer to Exercise, or the Corporation otherwise fails to satisfy the continued listing criteria of NYSE American, any outstanding Series A Warrants outstanding following this Offer to Exercise may be delisted from NYSE American. The Corporation cannot provide assurances that any then-outstanding Series A Warrants will be listed on another national securities exchange or quoted in an automated quotation system operated by a national securities association.

SECTION 3. ELIGIBLE WARRANTS

Series A Warrants

The Series A Warrants that are subject to the Offer to Exercise consist of 11,050,247 outstanding Series A Warrants, with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants).

SECTION 4. EXPIRATION DATE

The Offer to Exercise will be open through 11:59 p.m. (Eastern Time) on the evening of June 28, 2022, as may be extended by the Corporation in its sole discretion.

SECTION 5. TERMS OF SERIES A WARRANTS

In connection with the Offer to Exercise, the Corporation has approved a modification to the Series A Warrants, as described below:

Temporary Reduction in Exercise Price: The Corporation is exercising its discretion in accordance with the Series A Warrant Agreement to temporarily reduce the exercise price of the Series A Warrants to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) for the period that begins on May 31, 2022, which is the date the materials relating to this Offer to Exercise are first sent to the holders of Series A Warrants, and ends on the Expiration Date. Notwithstanding the temporary reduction of the exercise price of the Series A Warrants, during the offer period, holders of Series A Warrants may exercise such Series A Warrants at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the Prospectus included in the Registration Statement (as defined below) and instruct the warrant and transfer agent to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the warrant and transfer agent.

Other Terms: Except as set forth above, all other terms of the Series A Warrants will be the same as the original terms of the Series A Warrants. Any Series A Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) until the original expiration date of the applicable Series A Warrants.

Partial Participation Permitted: You may elect to participate in the Offer to Exercise with respect to some, all or none of your Series A Warrants. Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants.

If you elect to participate in the Offer to Exercise with respect to less than all of your Series A Warrants, then the Corporation will issue a new Series A Warrant certificate, or if you elect to participate in the Offer to Exercise with respect to less than all of your Series A Warrants evidenced by a book-entry warrant certificate, a notation shall be made in the records maintained by the Depositary, for that number of warrants that you elect to exclude from the Offer to Exercise, with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants).

SECTION 6. CONDITIONS TO THE OFFER TO EXERCISE

The Offer to Exercise is subject to certain conditions as described herein:

(i) The Offer to Exercise is conditioned on the Corporation having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Corporation has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC the Supplement to the Registration Statement that covers the exercise of such warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Series A Warrants as modified by this Offer to Exercise.

The Corporation will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Corporation may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Corporation will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Corporation terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Corporation will return any tendered Series A Warrants promptly following such expiration, termination or withdrawal.

(ii) In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Series A Warrants from or on behalf of, Series A Warrant holders in any state where the Corporation is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Corporation to comply with such statute.

(iii) In order to participate in the Offer to Exercise, you must elect to exercise your Series A Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Series A Warrants” below.

Subject to the conditions of the Offer to Exercise, we will accept any and all of the Series A Warrants validly tendered and not validly withdrawn.

SECTION 7. EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Corporation expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Corporation elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Series A Warrants validly tendered pursuant to the Offer to Exercise based upon the Series A Warrants and other Acceptance and Exercise Deliveries received by the Corporation as of such date, and will be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled Expiration Date of the Offer to Exercise. There can be no assurance, however, that the Corporation will exercise its right to extend the Offer to Exercise.

Amendments to the Offer to Exercise will be made by written notice thereof to the holders of the Series A Warrants. Material changes to information previously provided to holders of the Series A Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of Series A Warrants. Also, should the Corporation, pursuant to the terms and conditions of the Offer to Exercise, materially amend the Offer to Exercise, the Corporation will ensure that the Offer to Exercise remains open long enough to comply with U.S. federal securities laws.

If the Corporation materially changes the terms of the Offer to Exercise or the information concerning the Offer to Exercise, or it waives a material condition of the Offer to Exercise, the Corporation will extend the Offer to Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Exercise or information concerning the Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days), or any waiver of a material condition of the Offer to Exercise, will depend on the facts and circumstances, including the relative materiality of such terms, information or condition.

Under no circumstances will interest be paid on the exercise price of the Series A Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing Common Stock upon the exercise of the Series A Warrants.

SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE AND EXERCISING SERIES A WARRANTS

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a Series A Warrant to receive the number of shares of Common Stock issuable therefor at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable Acceptance and Exercise Deliveries as follows:

(i)	if you hold your Series A Warrants electronically in “street name” through a broker or other nominee having an account with DTC, to DTC:

a.	book-entry warrant certificate(s) evidencing your Series A Warrants to be exercised in connection with the Offer;

b.	an election to purchase, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, which payment will be made through the nominee who holds your Series A Warrants; or

(ii)	if you are the holder of record of your Series A Warrants, to the Depositary Agent:

a.	a signed copy of the Election to Participate and Exercise Series A Warrants;

b.	the original copy of your Series A Warrants or an Affidavit of Loss and Indemnification Agreement; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, in the form of a check payable to Broadridge Corporate Issuer Solutions, Inc. as agent for Ampco-Pittsburgh Corporation, or by wire transfer to the Corporation’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise Series A Warrants and

(iii)	any other documents required by the Election to Participate and Exercise Series A Warrants.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date, to the Depositary Agent by first-class mail delivery to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS re-Organization Dpt., P.O. Box 1317, Brentwood, NY 11717-0718, or by hand delivery or overnight courier to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717. If you hold your Series A Warrants electronically in “street name,” you must direct your broker or other nominee to deliver your Series A Warrants to the Depositary Agent via book-entry transfer.

Method of Delivery

For purposes of the Offer to Exercise, any financial institution that is a participant in DTC’s system may, upon instruction from a holder of Series A Warrants, cause such Series A Warrants to be exercised by delivering on behalf of the holder thereof, before the Expiration Date (i) to DTC, book-entry warrant certificate(s) evidencing the Series A Warrants to be exercised in connection with the Offer, (ii) an election to purchase, properly completed and executed by the holder’s broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures, and (iii) a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants the holder elects to exercise, which payment will be made through the nominee who holds such Series A Warrants to be exercise, to the Depositary Agent.

PLEASE DO NOT SEND ELECTIONS TO PARTICIPATE AND EXERCISE SERIES A WARRANTS TO US. YOU SHOULD SEND ELECTIONS TO PARTICIPATE AND EXERCISE SERIES A WARRANTS ONLY

TO THE DEPOSITARY AGENT, AT ITS OFFICE AS INDICATED IN THE ELECTION TO PARTICIPATE AND EXERCISE SERIES A WARRANTS. THE DEPOSITARY AGENT OR THE CORPORATION CAN ANSWER YOUR QUESTIONS REGARDING HOW TO TENDER YOUR SERIES A WARRANTS.

Guarantee of Signature

No signature guarantee is required if either:

(a)

the Election to Participate and Exercise Series A Warrants is signed by the registered holder of the Series A Warrants exactly as the name of the registered holder appears on the certificate tendered with the Election to Participate and Exercise Series A Warrants, the certificates for the shares of Common Stock are to be issued in the name of the registered holder of the Series A Warrants and the certificate for the shares of Common Stock are to be delivered to the person in whose name such shares of Common Stock are to be issued; or

(b)

the Series A Warrants are tendered for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States which is a participant in an approval Signature Guarantee Medallion Program (each such entity, an “Eligible Institution”).

In all other cases, an Eligible Institution must guarantee all signatures on the Election to Participate and Exercise Series A Warrants.

Lost Warrant Certificates

If you cannot locate your Series A Warrant certificate(s), please contact the Depositary Agent at the phone number or address below (if sending via fist-class mail) to obtain an Affidavit of Loss and Indemnification Agreement form:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

Telephone: (888)-789-8409

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Determination of Validity of Tender of Series A Warrants

All questions as to the number of Series A Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Series A Warrants will be determined by the Corporation in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Corporation reserves the absolute right to reject any or all exercises of Series A Warrants it determines not to be in proper form or to reject those Series A Warrants, the acceptance of which may, in the opinion of the Corporation’s counsel, be unlawful. The Corporation also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Series A Warrants, and the Corporation’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Series A Warrants) will be final and binding on all parties, subject to the judgments of any court with jurisdiction over the Corporation.

No exercise of Series A Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Corporation shall determine. Neither the Corporation nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Series A Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Broadridge Corporate Issuer Solutions, Inc., as the Depositary Agent and our transfer agent, to issue and deliver to you the number of shares of Common Stock issuable under your Series A Warrant promptly following the Expiration Date at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock).

SECTION 10. WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Series A Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by first-class mail delivery to Broadridge Corporate Issuer Solutions, Inc., Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS re-Organization Dpt., P.O. Box 1317, Brentwood, NY 11717-0718, or by hand delivery or overnight courier to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717. Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after July 27, 2022, which is the 40th business day from commencement of the Offer to Exercise, if your Series A Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you or your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your Series A Warrants, by delivery of your physical certificate or through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid by you or on your behalf to exercise your Series A Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Corporation in its discretion, which determination shall be final and binding on all parties, subject to the judgments of any courts. The Corporation reserves the right to reject any or all Notices of Withdrawal that the Corporation determines not to be in proper form or the acceptance of which may, in the opinion of the Corporation’s counsel, be unlawful. The Corporation also reserves the right to waive any defect or irregularity in the Notice of Withdrawal, and the Corporation’s interpretation of the terms of the Notice of withdrawal will be final and binding on all parties, subject to the judgments of any courts.

No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Corporation shall determine. Neither the Corporation nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

SECTION 11. REGISTRATION OF THE EXERCISE OF THE SERIES A WARRANTS

The Corporation has an effective Registration Statement that, as supplemented by the Supplement, covers the exercise of 11,050,247 of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per

Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Series A Warrants as modified by this Offer to Exercise. The shares of Common Stock underlying the Series A Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to such effective Registration Statement. Such securities may only be offered by means of the Prospectus included in such Registration Statement, as supplemented by the Supplement, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Corporation’s Chief Financial Officer at (412) 429-2472. The Prospectus, as supplemented by the Supplement, contain important information about the Series A Warrants, as modified in the manner described in the Offer to Exercise, and the securities underlying such Series A Warrants. The continuing effectiveness of the Registration Statement, as supplemented by the Supplement, is a condition to the Offer to Exercise.

SECTION 12. TRADING MARKET AND PRICE RANGE OF SERIES A WARRANTS AND COMMON STOCK

The Corporation’s Common Stock has been listed on the New York Stock Exchange since June 3, 1955 under the symbol “AP” and the Corporation’s Series A Warrants have been listed on NYSE American since September 23, 2020 under the symbol “AP WS.” The following table shows the high and low sale prices per share of our Common Stock on the New York Stock Exchange and the high and low sales prices per Series A Warrant on the NYSE American for the periods indicated:

	Common Stock		Series A Warrants
	High	Low	High	Low
Second Quarter 2020	$4.50	$2.29	N/A	N/A
Third Quarter 2020*	$4.31	$2.70	$1.07	$0.33
Fourth Quarter 2020	$6.81	$3.27	$0.99	$0.34
First Quarter 2021	$8.81	$5.45	$1.72	$0.7921
Second Quarter 2021	$8.19	$5.52	$1.56	$0.655
Third Quarter 2021	$6.55	$4.12	$1.12	$0.6875
Fourth Quarter 2021	$5.73	$4.37	$0.9399	$0.6101
First Quarter 2022	$6.67	$4.96	$0.9699	$0.60

*

Series A Warrants commenced trading on NYSE American on September 24, 2020. The high and low trading prices of the Series A Warrants reflect prices commencing on such date through the end of the third quarter of 2020.

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to exercise their outstanding Series A Warrants, there are no funds or other consideration being paid to participants. The Corporation will use its existing working capital to pay the fees and expenses associated with this Offer to Exercise.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING SERIES A WARRANTS

None of the Corporation’s directors or executive officers participated in any transaction involving the Series A Warrants during the past 60 days.

SECTION 15. INFORMATION REGARDING THE CORPORATION

The following summary highlights selected information regarding the Corporation. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Exercise or exercise your Series A Warrants. Before making an investment decision, you should read the entire Offer to Exercise carefully, including the “Risk Factors” section above, the Prospectus included in the Registration Statement, as supplemented by the Supplement, and the Corporation’s SEC filings.

General Development of Business

The Corporation was incorporated in Pennsylvania in 1929. The Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. It operates in two business segments – the FCEP segment and the Air and Liquid Processing (“ALP”) segment. This segment presentation is consistent with how the Corporation’s chief operating decision maker evaluates financial performance and makes resource allocation and strategic decisions about the business.

Forged and Cast Engineered Products Segment

The FCEP segment produces forged hardened steel rolls, cast rolls and FEP. Forged hardened steel rolls are used primarily in cold rolling mills by producers of steel, aluminum and other metals. Cast rolls, which are produced in a variety of iron and steel qualities, are used mainly in hot and cold strip mills, medium/heavy section mills and plate mills. FEP principally are sold to customers in the steel distribution market, oil and gas industry and the aluminum and plastic extrusion industries. The segment has operations in the United States, England, Sweden, and Slovenia and an equity interest in three joint venture companies in China. Collectively, the segment primarily competes with European, Asian and North and South American companies in both domestic and foreign markets and distributes a significant portion of its products through sales offices located throughout the world.

Union Electric Steel Corporation produces forged hardened steel rolls and FEP. It is headquartered in Carnegie, Pennsylvania, with three manufacturing facilities in Pennsylvania and one in Indiana. The following entities are direct or indirect operating subsidiaries of Union Electric Steel Corporation:

•

Union Electric Steel UK Limited produces cast rolls in a variety of iron and steel qualities for hot and cold strip mills, medium/heavy section mills and plate mills. It is located in Gateshead, England.

•

Åkers Sweden AB produces cast rolls in a variety of iron and steel qualities for hot strip finishing mills, roughing mills, plate mills, and medium/heavy section mills. It is located in Åkers Styckebruk, Sweden.

•

Åkers Valji Ravne d.o.o. produces forged rolls for cluster mills and Z-Hi mills, work rolls for narrow and wide strip and aluminum mills, back-up rolls for narrow strip mills, and leveling rolls and shafts. It is located in Ravne, Slovenia.

•	Alloys Unlimited Processing, LLC is a distributor of tool steels and alloys and carbon round bar. It is located in Austintown, Ohio.

The segment’s three joint venture companies in China include:

•

Shanxi Åkers TISCO Roll Co., Ltd. is a joint venture between Taiyuan Iron and Steel Co. Ltd. and Åkers AB, a non-operating subsidiary of Union Electric Steel Corporation, that produces cast rolls for hot strip mills, steckel mills and medium plate mills. It is located in Taiyuan, Shanxi Province, China. Åkers AB holds a 59.88% interest in the joint venture.

•

Magong Gongchang United Rollers Co., Ltd., previously known as Masteel Gongchang Roll Co., Ltd., is a joint venture among Union Electric Steel Corporation, Magang (Group) Holding Co., Ltd. and Jiangsu Gong-Chang Roll Co., Ltd. that produces large forged backup rolls for hot and cold strip mills. It is located in Maanshan, Anhui Province, China. Union Electric Steel (Hong Kong) Limited, a non-operating subsidiary of Union Electric Steel Corporation, holds a 33% interest in the joint venture.

•

Jiangsu Gong-Chang Roll Co., Ltd., previously known as Jiangsu Gongchang Roll Joint-Stock Co., Ltd., is a joint venture that produces cast rolls for hot and cold strip mills, medium/heavy section mills and plate mills. It is located in Xinjian Town Yixing City, Jiangsu Province, China. Union Electric Steel UK Limited holds a 24.03% interest in the joint venture.

Air and Liquid Processing Segment

The ALP segment includes Aerofin, Buffalo Air Handling and Buffalo Pumps, all divisions of Air & Liquid Systems Corporation (“Air & Liquid”), a wholly owned subsidiary of the Corporation. The segment has operations in Virginia and New York with headquarters in Carnegie, Pennsylvania. The segment distributes a significant portion of its products through a common independent group of sales offices located throughout the United States and has several major competitors.

•

Aerofin Division of Air & Liquid Systems Corporation produces custom-engineered finned tube heat exchange coils and related heat transfer products for a variety of industries including OEM/commercial, nuclear power generation and industrial manufacturing. It is located in Lynchburg, Virginia.

•

Buffalo Air Handling Division of Air & Liquid Systems Corporation produces large custom-designed air handling systems for institutional (e.g., hospital, university), pharmaceutical and general industrial building markets. It is located in Amherst, Virginia.

•

Buffalo Pumps Division of Air & Liquid Systems Corporation manufactures centrifugal pumps for the fossil fueled power generation, marine defense and industrial refrigeration industries. It is located in North Tonawanda, New York.

Recent Developments

On May 27, 2022, Ampco-Pittsburgh, as guarantor, and certain of its subsidiaries effected the transactions set forth in that certain Amendment No. 2 to the First Amended and Restated Revolving Credit and Security Agreement dated May 26, 2022 with certain lenders, the other guarantors party thereto, and PNC Bank, National Association, as agent for the lenders (the “Second Amendment to the Restated Credit Agreement”), which is the second amendment to that certain First Amended and Restated Revolving Credit and Security Agreement, dated as of June 29, 2021, between the same parties as listed above (as amended, the “Restated Credit Agreement”), and as previously amended by the Amendment No. 1 to First Amended and Restated Revolving Credit and Security Agreement, dated as of December 17, 2021.

The Restated Credit Agreement provides for, among other things, revolving advances in Swedish or Krona or Euros to Akers Sweden AB and Akers AB, each a subsidiary of Ampco-Pittsburgh (collectively, the “Swedish Borrowers”), in aggregate amounts outstanding at any time equal to the lesser of (x) the lesser of the $30,000,000 European sublimit or the $7,500,000 Swedish sublimit, as the case may be, less the outstanding amount of swing loans to Union Electric Steel UK Limited (the “UK Borrower”) or the Swedish Borrowers, as applicable, less the aggregate maximum undrawn amount of all outstanding letters of credit issued or caused to be issued for the account of the UK Borrower and/or the Swedish Borrowers and (y) an amount equal to the sum of (i) 85% of certain receivables of a Swedish borrower arising in the ordinary course of business (including up to $5,000,000 for certain receivables arising from sales to customers outside Sweden), other than certain receivables of the Swedish Borrowers that are credit insured plus 90% of certain receivables of the Swedish Borrowers that are credit insured, plus (ii) the least of (A) 75% of Eligible Swedish Inventory (as defined in the Restated Credit Agreement), (B) 85% of the appraised net orderly liquidation value of the Eligible Swedish Inventory or (C) $5,000,000, minus (iii) the aggregate maximum undrawn amount of all outstanding letters of credit issued or caused to be issued for the account of the UK Borrower and/or the Swedish Borrowers, minus (iv) such reserves as the agent may reasonable deem proper and necessary from time to time in its permitted discretion.

The Second Amendment to the Restated Credit Agreement amends the Restated Credit Agreement by increasing the amount available under clause (x) of the Swedish sublimit to $15,000,000 through and including October 31, 2022; $12,500,000 during the period commencing on November 1, 2022, through and including November 30, 2022; $10,000,000 during the period commencing on December 1, 2022, through and including December 31, 2022; and $7,500,000 on January 1, 2023 and at all times thereafter. The then-applicable Swedish sublimit shall be reduced to an amount equal to the greater of (y) the difference of the then-applicable Swedish sublimit minus the amount of such Liquidity Event (as defined below) or (z) $7,500,000, upon the occurrence of any of the following (each a “Liquidity Event”): (i) incurrence by any loan party identified in the Restated Credit Agreement of indebtedness (other than Obligations (as defined in the Restated Credit Agreement) (a) incurred for capitalized lease obligations and/or (b) secured by liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any loan party identified in the Restated Credit Agreement and (II) the aggregate amount of indebtedness secured by such liens incurred as a result of such purchases together with the amount of permitted indebtedness incurred for capitalized lease obligations incurred during any fiscal year shall not exceed $20,000,000; or (ii) the issuance of any equity interests by any loan party identified in the Restated Credit Agreement.

The Second Amendment to the Restated Credit Agreement additionally temporarily increases the amount available under clause (y) of the Swedish sublimit by temporarily increasing the amount of eligible receivables in connection with sales to customers outside Sweden and temporarily increasing the $5,000,000 limit on Eligible Swedish Inventory. The Second Amendment to the Restated Credit Agreement provides for a temporary increase to the amount of eligible receivables in connection with sales to customers outside Sweden from $5,000,000, as originally stated in the Restated Credit Agreement, to $10,000,000 through and including October 31, 2022; $9,000,000 during the period commencing on November 1, 2022, through and including November 30, 2022; $7,000,000 during the period commencing on December 1, 2022, through and including December 31, 2022; and $5,000,000 on January 1, 2023 and at all times thereafter, singularly or in the aggregate, at any time, provided that upon the occurrence of any Liquidity Event, the then-applicable limit on such receivables shall be reduced to an amount equal to the greater of (I) the difference of the then-applicable limit minus the amount of such Liquidity Event or (II) $5,000,000. The Second Amendment to the Restated Credit Agreement also provides for a temporary increase to the Eligible Swedish Inventory from $5,000,000 to as originally stated in the Restated Credit Agreement, to the lesser of (a) $10,000,000 through and including October 31, 2022; $9,000,000 during the period commencing on November 1, 2022, through and including November 30, 2022; $7,000,000 during the period commencing on December 1, 2022, through and including December 31, 2022; and $5,000,000 on January 1, 2023 and at all times thereafter or (b) during each such period, the dollar equivalent amount secured by the applicable Swedish security documents, provided that upon the occurrence of any Liquidity Event, the then-applicable limit on such receivables shall be reduced to an amount equal to the greater of (I) the difference of the then-applicable limit minus the amount of such Liquidity Event or (II) the lesser of (x) the dollar equivalent amount secured by the applicable Swedish security documents or (y) $5,000,000.

This Offer constitutes a Liquidity Event under the Second Amendment to the Restated Credit Agreement. Accordingly, the proceeds of this Offer will reduce the Swedish sublimit under our Restated Credit Agreement as described above. To the extent our borrowings subject to the Swedish sublimit exceed the revised limits at the expiration of this Offer, we may be required to repay such excess amount under our Restated Credit Agreement. As of May 31, 2022, we have not borrowed in excess of any such limit under our Restated Credit Agreement.

The foregoing description of the Second Amendment to the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the Restated Credit Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 27, 2022 and is incorporated herein by reference in its entirety.

Where You Can Find More Information

We make available free of charge on our website (www.ampcopittsburgh.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at http://www.sec.gov.

SECTION 16. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE CORPORATION

The Corporation has included the consolidated financial statements of the Corporation for the fiscal years ended December 31, 2021 and 2020 and the unaudited condensed consolidated interim financial statements for the quarterly periods ended March 31, 2022 and 2021 as Annex A and Annex B hereto, respectively.

Attached hereto as Annex C, the Corporation has included unaudited pro forma condensed consolidated financial information reflecting the effect of the Offer to Exercise. In preparing the attached pro forma condensed consolidated financial data, the Corporation assumed that all holders of Series A Warrants outstanding as of May 31, 2022 to purchase an aggregate of 4,932,830 shares of Common Stock elected to participate in the Offer to Exercise and that the Offer to Exercise was completed as of the end of the quarterly period ended March 31, 2022. The unaudited pro forma condensed consolidated financial data is presented for informational and illustrative purposes only.

As of March 31, 2022, the Corporation had cash totaling $6.8 million compared to $10.3 million at December 31, 2021.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER TO EXERCISE

As of March 31, 2022, there were outstanding 11,050,247 Series A Warrants to purchase an aggregate of 4,932,830 shares of Common Stock. The Corporation’s executive officers and directors, as described below, hold the following Series A Warrants and will be entitled to participate in the Offer to Exercise on the same terms and conditions as the other holders of Series A Warrants. However, no such person has entered into any agreement or otherwise indicated to the Corporation whether or not such person intends to participate in the Offer to Exercise.

Name	Position with the Corporation	Number of Series A Warrants Held	Number of Share of Common Stock Underlying Series A Warrants Held	Percentage of Series A Warrants Held
James. J. Abel	Chairman of the Board of Directors	38,266	17,081	*
David G. Anderson	President of Air & Liquid Systems Corporation	8,035	3,586	*
Robert A. DeMichiei	Director	—	—	—
Fredrick D. DiSanto	Director	—	—	—
Elizabeth A. Fessenden	Director	—	—	—
Mario J. Gabelli(1)	Shareholder and Warrantholder	2,806,873	1,252,988	25.4%
Michael I. German	Director	112,266	50,144	1.0%
William K. Lieberman(2)	Director	—	—	—
Samuel C. Lyon	President of Union Electric Steel Corporation	9,371	4,183	*
Michael G. McAuley	Senior Vice President, Chief Financial Officer and Treasurer	17,608	7,860	*
J. Brett McBrayer	Chief Executive Officer and Director	32,003	14,285	*
Darrell L. McNair	Director	—	—	—
Laurence E. Paul(3)	Director	2,624,892	1,171,751	23.8%
Stephen E. Paul(4)	Director	2,644,892	1,180,678	23.9%
Carl H. Pforzheimer, III	Director	50,000	22,320	*

*	Less than 1%
(1)	According to the amended Schedule 13D filed on March 19, 2021, Mario J. Gabelli beneficially owns 1,252,988 shares of our Common Stock pursuant to Series A Warrants.
(2)	Excludes 48,728 Series A Warrants, exercisable for up to 21,751 shares of Common Stock transferred as a gift in September 2021.
(3)

Includes 2,601,761 Series A Warrants, exercisable for up to 1,161,426 shares of Common Stock held by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 34.28% of its non-voting stock.

(4)

Includes 2,601,761 Series A Warrants, exercisable for up to 1,161,426 shares of Common Stock held by The Louis Berkman Investment Company. Dr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 34.69% of its non-voting stock.

Except as set forth above, none of the Corporation’s other directors, executive officers or control persons hold Series A Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Exercise and the issuance of the shares of Common Stock upon the exercise of the Series A Warrants. Our obligations under the Offer to Exercise are subject to the conditions described in “Description of the Offer to Exercise — Section 6: Conditions of the Offer to Exercise” above.

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain anticipated material U.S. federal income tax consequences that may be applicable to Series A Warrant holders who participate in the Offer to Exercise. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with any portion of this summary.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Series A Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Series A Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Series A Warrant holders hold the Series A Warrants (and will hold their shares of our Common Stock received upon the exercise of their amended Series A Warrants) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exercise under foreign, state or local tax laws. You are urged to consult your tax advisors as to the specific U.S. federal income tax consequences of your participating in the Offer to Exercise and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Series A Warrant (or a beneficial owner of shares of our Common Stock received upon exercise of the amended Series A Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Offer to Exercise.

Anticipated Tax Treatment of Offer to Exercise

Although not free from doubt, it is anticipated that the modification of your Series A Warrants followed by an exercise of the modified Series A Warrants will be treated as an exchange of Series A Warrants for modified warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the modified warrants. Under this treatment, it is anticipated that (i) a Series A Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of modifying the Series A Warrants, (ii) such holder’s tax basis in the modified warrants will be equal to the holder’s tax basis in the Series A Warrants, and (iii) such holder’s holding period of the modified warrants will include the holder’s holding period of the Series A Warrants.

Other tax consequences are possible. For example, it is possible that the modification of the Series A Warrants may be treated a constructive distribution from the Corporation as a result of the reduction in the exercise price of the Series A Warrants, because the adjustment increases such holders’ proportionate interest in our assets or earnings and profits, if thereafter there is a distribution of cash or other property to the holders of our Common Stock. Any such constructive distribution would be subject to tax as described in the same manner as if the holders of the Series A Warrants received a cash distribution from the Corporation equal to the fair market value of such increased interest.

The IRS has not made a determination, nor has the Corporation received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Exercise or of a holder’s participation in the Offer to Exercise, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Exercise, the U.S. federal income tax consequences of the Offer to Exercise are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the tax consequences of the Offer to Exercise to you in your particular circumstances, including the consequences of possible alternative characterizations.

Anticipated Tax Treatment of the Exercise of the Modified Warrants

Upon the exercise of a modified warrant for cash, it is anticipated that a holder will not recognize gain or loss and will instead be treated as acquiring shares of our Common Stock as a result of such cash exercise. In such a case, it is anticipated that the holder will have an adjusted tax basis in the Common Stock so acquired equal to the sum of (i) such holder’s adjusted tax basis in the modified warrant immediately prior to such exercise plus (ii) the exercise price paid by such holder for the Common Stock in connection with exercising such modified warrant. The holding period for the Common Stock so acquired would begin on the day after the exercise of the modified warrant.

Distributions on Common Stock Received upon Exercise of Warrants

After you exercise the modified warrant, it is anticipated that any distributions you receive in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder likely will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

It is anticipated that you will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our Common Stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, Common Stock. Under the Code and applicable Treasury Regulations, a holder of Common Stock may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on Common Stock, or the proceeds of a sale, exchange or disposition of Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Tax Considerations Applicable to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Series A Warrants or shares of Common Stock acquired upon exercise of Series A Warrants, as the case may be, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Anticipated Tax Treatment of Offer to Exercise

Although not free from doubt, it is anticipated that the modification of your Series A Warrants followed by an exercise of the modified Series A Warrants will be treated as an exchange of Series A Warrants for modified warrants, which constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the modified warrants. Under this treatment, it is anticipated that (i) a Series A Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of modifying the Series A Warrants, (ii) such holder’s tax basis in the modified warrants will be equal to the holder’s tax basis in the Series A Warrants, and (iii) such holder’s holding period of the modified warrants will include the holder’s holding period of the Series A Warrants.

Other tax consequences are possible. For example, it is possible that the modification of the Series A Warrants may be treated a constructive distribution from the Corporation as a result of the reduction in the exercise price of the Series A Warrants, because the adjustment increases such holders’ proportionate interest in our assets or earnings and profits, if thereafter there is a distribution of cash or other property to the holders of our Common Stock. Any such constructive distribution would be subject to tax as described in the same manner as if the holders of the Series A Warrants received a cash distribution from the Corporation equal to the fair market value of such increased interest.

The IRS has not made a determination, nor has the Corporation received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Exercise or of a holder’s participation in the Offer to Exercise, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Exercise, the U.S. federal income tax consequences of the Offer to Exercise are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the tax consequences of the Offer to Exercise to you in your particular circumstances, including the consequences of possible alternative characterizations

Anticipated Tax Treatment of the Exercise of the Modified Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of a modified warrant into shares of Common Stock. Upon exercise, it is anticipated that the non-U.S. holder will have an adjusted tax basis in the Common Stock so acquired equal to the sum of (i) such non-U.S. holder’s adjusted tax basis in the modified warrant immediately prior to such exercise plus (ii) the exercise price paid by such non-U.S. holder for the Common Stock in connection with exercising such modified warrant. The holding period for the Common Stock so acquired would begin on the day after the exercise of the modified warrant.

Distributions on Common Stock Received upon Exercise of Warrants

After you exercise the modified warrant, , it is anticipated that any distributions you receive in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of Common Stock. Because the Corporation may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non- U.S. holder of Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Common Stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on Common Stock the Corporation makes to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such non-U.S. holder is a United States person and such non-U.S. holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. Information returns generally will be filed with the IRS, however, in connection with any distributions (including deemed distributions) made on Common Stock to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of Common Stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of Common Stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) or gross proceeds from the sale or other disposition of Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends), and will apply to payments of gross proceeds from the sale or other disposition of Common Stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

THE FOREGOING DISCUSSION IS ONLY A GENERAL SUMMARY AND IS NOT A COMPLETE DISCUSSION OF ACTUAL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU

ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE DEEMED EXCHANGE OF SERIES A WARRANTS FOR MODIFIED WARRANTS, THE EXERCISE OF MODIFIED WARRANTS FOR OUR COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20. ACCOUNTING TREATMENT

If the Series A Warrants are exercised pursuant to the Offer to Exercise, the Corporation’s cash will increase by the net aggregate proceeds from exercise of approximately $19,231,321 and there will be a corresponding increase to shareholders’ equity for the same amount.

In addition, the Series A Warrants temporary exercise price is a short-term inducement offer, which under the analogous authoritative guidance of Financial Accounting Standards Board Accounting Standard Certification 718, Stock Compensation, is accounted for as a modification to the contractual terms of the Series A Warrant Agreement, wherein, the incremental fair value of the Series A Warrant resulting from the temporary exercise price modification, if such incremental fair value is an increase, would be recognized as equity issuance costs, within additional paid-in-capital, on the Corporation’s balance sheet, for each Series A Warrant exercised at the temporary exercise price, if any. Since the exercise price modification results from an incremental fair value decrease, the Corporation is not required to recognize equity issuance costs, within additional paid-in-capital, on the Corporation’s balance sheet, for each Series A Warrant exercised at the temporary exercise price.

SECTION 21. FEES AND EXPENSES

The Corporation has retained Broadridge Corporate Issuer Solutions, Inc. to act as Depositary Agent. The Corporation has also retained D.F. King as the Information Agent. The Corporation expects that the Information Agent will use reasonable commercial efforts to contact holders of the Series A Warrants by mail, telephone, facsimile or other electronic means and solicit their participation in the Offer to Exercise. The Information Agent will receive a fee of $10,000, plus $500 for each extension of the offer period, if any, plus $4.50 per each inbound and outbound call made or received by the Information Agent regarding the Offer to Exercise. In addition, the Corporation expects to reimburse the Information Agent for reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount, and will be indemnified by the Corporation against certain claims and expenses that arise out of the performance of their services. The Corporation also may retain one or more warrant solicitation agents for the Offer to Exercise. If retained, the Corporation expects that any warrant solicitation agent will use reasonable commercial efforts to contact holders of the Series A Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Any warrant solicitation agent will receive a fee equal to a percentage of the cash exercise prices paid by holders of the Series A Warrants who participate in the Offer to Exercise. In addition, the Corporation expects to reimburse any warrant solicitation agent for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Corporation may also agree to indemnify any warrant solicitation agent against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws.

The Corporation may also use the services of its officers and employees to solicit holders of the Series A Warrants to participate in the Offer to Exercise without additional compensation.

SECTION 22. TRANSFERS

The Series A Warrants are listed for trading on NYSE American. For holders of record of the Series A Warrants, the Series A Warrant Agreement provides that a holder may transfer the Series A Warrants to a third party upon surrender of such warrant to the warrant agent together with appropriate signatures and instructions for transfer. Any holder of record of a Series A Warrant who desires to effect a transfer should present the Series A Warrant to the warrant agent in the manner set forth in the respective Series A Warrant Agreement. If you hold your Series A Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your warrants.

SECTION 23. ADDITIONAL INFORMATION

The Corporation has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Series A Warrants review the Schedule TO, including the exhibits, and the Corporation’s other materials that have been filed with the SEC, including the Prospectus included in the Registration Statement, as supplemented by the Supplement, before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Corporation recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Series A Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Corporation is limited to the Offering Materials.

The Corporation is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Corporation has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 24. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Series A Warrants, and Notice of Withdrawal or other materials, in writing, to the Information Agent at the following address.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (800) 949-2583

Email: ap@dfking.com

You may contact Broadridge Corporate Issuer Solutions, Inc., who is acting as the Corporation’s Depositary Agent for the Offer to Exercise by first class mail at:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

Telephone: (888)-789-8409

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

You may request additional copies of this document and any of the Offering Materials from the Corporation. The Corporation may be reached at:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, PA 15106

Telephone: (412) 456-4470

* * * * *

Sincerely,
/s/ Michael G. McAuley
Michael G. McAuley
Senior Vice President, Chief Financial Officer and Treasurer
Ampco-Pittsburgh Corporation

Annex A

AMPCO-PITTSBURGH CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Ampco-Pittsburgh Corporation

Carnegie, Pennsylvania

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ampco-Pittsburgh Corporation and subsidiaries (the “Corporation”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Asbestos Liabilities and Related Insurance Receivables

As described in Note 1 and 19 to the Corporation’s consolidated financial statements, the Corporation has accrued asbestos liabilities of $180.3 million ($23.0 million current and $157.3 million long term) and recorded asbestos-related insurance receivables of $121.3 million ($16.0 million current and $105.3 million noncurrent) as of December 31, 2021. These liabilities and insurance receivables relate to claims that have been asserted alleging personal injury from exposure to asbestos-containing components historically used in certain products manufactured by predecessors of the Corporation’s Air & Liquid Systems Corporation. The Corporation utilizes third-party experts to assist in developing (i) an estimate of the asbestos liability for the probable pending and future claims over the period that the Corporation believes it can reasonably estimate such claims and (ii) an estimate of the insurance receivable for the insurance proceeds expected to be received under existing policies associated with the asbestos liabilities.

We identified the valuation of asbestos liabilities and insurance receivables as a critical audit matter. The principal considerations for our determination are: (i) the subjectivity of estimating projected claims including the period for which the Corporation can reasonably estimate the asbestos liabilities, (ii) the estimation process for projected settlement values of reported and unreported claims including the number of claims expected to be filed and adjudicated, the disease type, and the settlement and defense costs to estimate the asbestos liabilities, and (iii) the complexity of determining the associated insurance receivables including the estimated settlement costs for the asbestos liabilities and the associated defense costs, the continued financial solvency of the insurers, and legal interpretation of rights for recovery under the insurance policies and the related settlement agreements. Auditing these elements involved especially challenging auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•	Assessing the qualifications, experience, and objectivity of the Corporation’s third-party experts;

•	Testing the underlying historical data that served as a basis for the valuation of the asbestos liabilities for completeness and accuracy through the examination of relevant source documents;

•	Testing the insurance policies for existence and coverage amounts including independent confirmation of a selection of policies and the related settlement agreements directly with insurance carriers;

•	Evaluating the ongoing financial solvency of insurance providers utilizing publicly available financial information; and

•

Utilizing personnel with specialized knowledge and skill in actuarial science to assist in: (i) evaluating the valuation methodology utilized by the Corporation to estimate the asbestos liabilities, (ii) testing the computation of the asbestos liability estimate performed by the Corporation’s third-party experts, (iii) evaluating the period utilized by the Corporation to project probable pending and future claims, and (iv) evaluating the reasonableness of certain assumptions utilized to develop the estimates for the asbestos liabilities and insurance receivables such as the estimated settlement or indemnity costs for the asbestos liabilities and the associated defense costs.

/s/ BDO USA, LLP

We have served as the Corporation’s auditor since 2020.

Pittsburgh, Pennsylvania

March 16, 2022

AMPCO-PITTSBURGH CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except par value)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$10,337	$16,842
Receivables, less allowance for doubtful accounts of $1,240 in 2021 and $1,131 in 2020	68,829	60,366
Inventories	88,198	73,243
Insurance receivable – asbestos	16,000	16,000
Other current assets	4,933	5,381

Total current assets	188,297	171,832
Property, plant and equipment, net	158,563	162,098
Operating lease right-of-use assets, net	4,056	4,344
Insurance receivable – asbestos	105,297	101,937
Deferred income tax assets	2,176	2,493
Intangible assets, net	6,204	7,217
Investments in joint ventures	2,175	2,175
Prepaid pensions	11,963	5,327
Other noncurrent assets	6,901	5,785

Total assets	$485,632	$463,208

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$44,230	$26,678
Accrued payrolls and employee benefits	15,954	19,304
Debt – current portion	20,007	12,436
Operating lease liabilities – current portion	641	674
Asbestos liability – current portion	23,000	22,000
Other current liabilities	21,210	24,240

Total current liabilities	125,042	105,332
Employee benefit obligations	62,114	81,832
Asbestos liability	157,314	158,196
Long-term debt	40,912	24,807
Noncurrent operating lease liabilities	3,415	3,670
Deferred income tax liabilities	3,858	1,403
Other noncurrent liabilities	1,171	2,969

Total liabilities	393,826	378,209

Commitments and contingent liabilities (Note 11)
Shareholders’ equity:
Common stock – par value $1; authorized 40,000 shares; issued and outstanding 19,184 shares at December 31, 2021 and 18,312 shares at December 31, 2020	19,184	18,312
Additional paid-in capital	174,561	170,318
Retained deficit	(56,066)	(43,371)
Accumulated other comprehensive loss	(55,106)	(68,695)

Total Ampco-Pittsburgh shareholders’ equity	82,573	76,564
Noncontrolling interest	9,233	8,435

Total shareholders’ equity	91,806	84,999

Total liabilities and shareholders’ equity	$485,632	$463,208

See Notes to Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
(in thousands, except per share amounts)	2021	2020
Net sales	$344,920	$328,544

Operating costs and expenses:
Costs of products sold (excluding depreciation and amortization)	287,639	257,513
Selling and administrative	45,998	45,542
Depreciation and amortization	17,877	18,575
Charge for asbestos-related costs	6,661	283
Loss on disposal of assets	361	185

	358,536	322,098

(Loss) income from operations	(13,616)	6,446

Other income (expense):
Investment-related income	1,084	1,396
Interest expense	(3,599)	(4,114)
Other – net	6,302	4,972

	3,787	2,254

(Loss) income before income taxes	(9,829)	8,700
Income tax (provision) benefit	(2,305)	470

Net (loss) income	(12,134)	9,170
Less: Net income attributable to noncontrolling interest	561	1,200

Net (loss) income attributable to Ampco-Pittsburgh	$(12,695)	$7,970

Net (loss) income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$(0.67)	$0.56

Diluted	$(0.67)	$0.54

Weighted-average number of common shares outstanding:
Basic	18,953	14,272

Diluted	18,953	14,636

See Notes to Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For The Years Ended December 31,
(in thousands)	2021	2020
Net (loss) income	$(12,134)	$9,170

Other comprehensive income (loss), net of income tax where applicable:
Adjustments for changes in:
Foreign currency translation	(2,951)	6,981
Unrecognized employee benefit costs (including effects of foreign currency translation)	15,263	(8,188)
Fair value of cash flow hedges	774	390
Reclassification adjustments for items included in net (loss) income:
Amortization of unrecognized employee benefit costs	1,826	1,395
Settlement of cash flow hedges	(1,086)	(92)

Other comprehensive income	13,826	486

Comprehensive income	1,692	9,656
Less: Comprehensive income attributable to noncontrolling interest	798	1,719

Comprehensive income attributable to Ampco-Pittsburgh	$894	$7,937

See Notes to Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance January 1, 2020	$12,652	$156,251	$(51,341)	$(68,662)	$6,716	$55,616
Stock-based compensation		1,329				1,329
Comprehensive income:
Net income			7,970		1,200	9,170
Other comprehensive (loss) income				(33)	519	486

Comprehensive income					1,719	9,656
Equity rights offering (Note 12)	5,508	12,631				18,139
Issuance of common stock including excess tax benefits of $0	152	107				259

Balance December 31, 2020	18,312	170,318	(43,371)	(68,695)	8,435	84,999
Stock-based compensation		2,438				2,438
Comprehensive income:
Net (loss) income			(12,695)		561	(12,134)
Other comprehensive income				13,589	237	13,826

Comprehensive income					798	1,692
Shareholder exercise of warrants (Note 12)	575	2,733				3,308
Issuance of common stock including excess tax benefits of $0	297	(928)				(631)

Balance December 31, 2021	$19,184	$174,561	$(56,066)	$(55,106)	$9,233	$91,806

See Notes to Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net (loss) income	$(12,134)	$9,170
Adjustments to reconcile net (loss) income from operations to net cash flows from operating activities:
Depreciation and amortization	17,877	18,575
Charge for asbestos-related costs	6,661	283
Deferred income tax expense	1,304	958
Difference between net periodic pension and other postretirement costs and contributions	(7,489)	(11,844)
Stock-based compensation	2,438	1,329
Non-cash provisions – net	1,809	2,006
Other – net	658	413
Changes in assets/liabilities:
Receivables	(8,268)	20,866
Inventories	(18,400)	10,219
Other assets	(5,918)	1,928
Insurance receivable – asbestos	13,312	18,712
Asbestos liability	(23,215)	(27,437)
Accounts payable	17,601	(7,778)
Accrued payrolls and employee benefits	2,048	(2,753)
Other liabilities	(4,150)	(1,012)

Net cash flows (used in) provided by operating activities	(15,866)	33,635

Cash flows from investing activities:
Purchases of property, plant and equipment	(15,236)	(8,466)
Proceeds from sale of property, plant and equipment	229	271
Other – net	273	266

Net cash flows used in investing activities	(14,734)	(7,929)

Cash flows from financing activities:
Proceeds from revolving credit facility	32,244	6,000
Payments on revolving credit facility	(8,500)	(34,273)
Repayment of debt	(2,165)	(6,757)
Proceeds from shareholder exercise of warrants	3,308	0
Proceeds from equity rights offering, net of issuance costs	0	18,139
Debt issuance costs	(485)	(329)

Net cash flows provided by (used in) financing activities	24,402	(17,220)

Effect of exchange rate changes on cash and cash equivalents	(307)	1,396

Net (decrease) increase in cash and cash equivalents	(6,505)	9,882
Cash and cash equivalents at beginning of year	16,842	6,960

Cash and cash equivalents at end of year	$10,337	$16,842

Supplemental disclosures of cash flow information:
Income tax payments	$1,633	$2,174
Interest payments	2,895	2,978
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	$1,676	$981
Finance lease right-of-use assets exchanged for lease liabilities	1,258	430
Operating lease right-of-use assets exchanged for lease liabilities	199	701

See Notes to Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Description of Business

Ampco-Pittsburgh Corporation and its subsidiaries (collectively, the “Corporation”) manufacture and sell highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. It operates in two business segments, the Forged and Cast Engineered Products (“FCEP”) segment and the Air and Liquid Processing (“ALP”) segment. This segment presentation is consistent with how the Corporation’s chief operating decision maker evaluates financial performance and makes resource allocation and strategic decisions about the business.

The Segments

The FCEP segment produces forged hardened steel rolls, cast rolls and forged engineered products (“FEP”). Forged hardened steel rolls are used primarily in cold rolling mills by producers of steel, aluminum and other metals. Cast rolls, which are produced in a variety of iron and steel qualities, are used mainly in hot and cold strip mills, medium/heavy section mills and plate mills. FEP principally are sold to customers in the steel distribution market, oil and gas industry and the aluminum and plastic extrusion industries. The segment has operations in the United States, England, Sweden, and Slovenia and equity interests in three joint venture companies in China. Collectively, the segment primarily competes with European, Asian and North American and South American companies in both domestic and foreign markets and distributes a significant portion of its products through sales offices located throughout the world.

The ALP segment includes Aerofin, Buffalo Air Handling and Buffalo Pumps, all divisions of Air & Liquid Systems Corporation (“Air & Liquid”), a wholly owned subsidiary of the Corporation. Aerofin produces custom-engineered finned tube heat exchange coils and related heat transfer products for a variety of industries including OEM/commercial, nuclear power generation and industrial manufacturing. Buffalo Air Handling produces large custom-designed air handling systems for institutional (e.g., hospital, university), pharmaceutical and general industrial building markets. Buffalo Pumps manufactures centrifugal pumps for the fossil fueled power generation, marine defense and industrial refrigeration industries. The segment has operations in Virginia and New York with headquarters in Carnegie, Pennsylvania. The segment distributes a significant portion of its products through a common independent group of sales offices located throughout the United States and Canada.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus (“COVID-19”) and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. In response, many state and local governments required the closure of various businesses. The U.S. Department of Homeland Security, however, issued guidance outlining criteria to identify domestic businesses as operating in critical infrastructure industries, essential to the economic prosperity, security and continuity of the United States, which provides exceptions to certain closures mandated by state and local governments and permits businesses to continue operations during such an order. The Corporation’s domestic businesses were, and continue to be, deemed to participate in critical infrastructure industries; however, despite the designation and particularly in 2020, the Corporation has had to periodically and temporarily idle certain operations of its FCEP segment and, consequently, furlough certain of its employees in response to market conditions. While most of these direct impacts were experienced in 2020, as variants have developed, the Corporation has experienced episodic disruptions to its operations or the operations of its customers and suppliers. The pandemic also has spurred disruptions to the global supply chain, which is believed to be a key factor in the global inflationary pressures of 2021. Accordingly, the Corporation has experienced, and may continue to experience, customer-requested delays of deliveries or cancellation of orders, lower order intake resulting from customers postponing projects, inability to obtain raw materials and supplies critical to the manufacturing process, delays in receiving and shipping product due to the lack of transportation, and higher cost of production and transportation.

It is difficult to isolate the impact of the pandemic on the Corporation’s operating results, particularly in relation to the unabsorbed costs resulting from the periodic and temporary idling of certain of the Corporation’s forged and cast roll operations and furloughing of employees. In addition, the Corporation is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world, hesitancy to use the vaccine and the extent of any resurgences of the virus or emergence of new variants of the virus will impact the stability of economic recovery and growth. The extent to which the operations of the Corporation, and the operations of its customers and vendors, may be adversely impacted by the COVID-19 pandemic will depend largely on these future developments. The Corporation may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business or supply chains. It may also incur higher write-offs of accounts receivables and impairment charges on its asset values, including property, plant and equipment and intangible assets. The Corporation is actively monitoring, and will continue to actively monitor, the pandemic and the potential impact on its operations, financial condition, liquidity, suppliers, industry, and workforce.

In response to the pandemic, the United States federal government enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act into law on March 27, 2020. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferral of employer-side social security payments and contributions to employee benefit plans, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. Subsequently, on March 11, 2021, the American Rescue Plan (“ARP”) Act of 2021 was enacted into law, providing the next phase of economic relief as a result of the COVID-19 pandemic. The ARP Act, among other things, extends the provision relating to refundable payroll tax credits and deferral of contributions to employee benefit plans. Similar programs have been offered in certain of the foreign jurisdictions in which the Corporation operates, including subsidies and reimbursement of certain employee-related costs. While the Corporation has taken, and intends to continue to take, advantage of various provisions of the CARES Act, the ARP Act and other similar programs offered domestically and in the foreign jurisdictions in which the Corporation operates, where possible, it is unable to determine what impact those provisions may have on its consolidated financial statements in the future.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Corporation’s accounting policies conform to accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include assessing the carrying value of long-lived assets, valuing the assets and obligations related to employee benefit plans, accounting for loss contingencies associated with claims and lawsuits, and accounting for income taxes. Actual results could differ from those estimates. A summary of the significant accounting policies followed by the Corporation is presented below.

Basis of Presentation

The financial information included herein reflects the consolidated financial position of the Corporation as of December 31, 2021, and 2020, and the consolidated results of its operations and cash flows for the years then ended.

Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenues, and expenses of all majority-owned subsidiaries and joint ventures over which the Corporation exercises control and, when applicable, entities for which the Corporation has a controlling financial interest or is the primary beneficiary. Investments in joint ventures where the Corporation owns 20% to 50% of the voting stock and has the ability to exercise significant influence over the operating and financial policies of the joint venture are accounted for using the equity method of accounting. Investments in joint ventures where the Corporation does not have the ability to exercise significant influence over the operating and financial policies of the joint venture are accounted for using the cost method of accounting. Investments in joint ventures are reviewed for impairment whenever events or circumstances indicate the carrying amount of the investment may not be recoverable. If the estimated fair value of the investment is less than the carrying amount and such decline is determined to be “other than temporary,” then the investment may not be fully recoverable, potentially resulting in a write-down of the investment value. Intercompany accounts and transactions are eliminated.

Cash and Cash Equivalents

Securities with purchased original maturities of three months or less are considered to be cash equivalents. The Corporation maintains cash and cash equivalents at various financial institutions which may exceed federally-insured amounts.

Inventories

Inventories are valued at the lower of cost and net realizable value, which is defined as the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Cost includes the cost of raw materials, direct labor and overhead for those items manufactured but not yet sold or for which control has not yet transferred to the customer. Fixed production overhead is allocated to inventories based on normal capacity of the production facilities. In periods of abnormally high production, the amount of fixed overhead allocated to each unit of production is decreased so that inventories are not measured above cost. The amount of fixed overhead allocated to inventories is not increased as a consequence of abnormally low production or plant idling. Costs for abnormal amounts of spoilage, handling costs and freight costs are charged to expense when incurred. Cost of domestic raw materials, work-in-process and finished goods inventories is primarily determined by the last-in, first-out (LIFO) method. Cost of domestic supplies and foreign inventories is determined primarily by the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment purchased new is recorded at cost with depreciation computed using the straight-line method over the following estimated useful lives: land improvements – 15 to 20 years, buildings – 25 to 50 years, machinery and equipment – 3 to 25 years and other (e.g., furniture and fixtures and vehicles) – 5 to 10 years. Assets under finance leases are depreciated on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term. Property, plant and equipment acquired as part of a business combination is recorded at its estimated fair value with depreciation computed using the straight-line method over the estimated remaining useful lives based, in part, on third-party valuations. Expenditures that extend economic useful lives are capitalized. Routine maintenance is charged to expense. Gains or losses are recognized on retirements or disposals. Property, plant and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the undiscounted cash flows generated from the use and eventual disposition of the assets are less than their carrying value, then the asset value may not be fully recoverable, potentially resulting in a write-down of the asset value. Estimates of future cash flows are based on expected market conditions over the remaining useful life of the primary asset(s). In addition, the remaining depreciation period for the impaired asset would be re-assessed and, if necessary, revised. Proceeds from government grants are recorded as a reduction in the purchase price of the underlying assets and amortized against depreciation over the lives of the related assets.

Right-of-Use Assets

A right-of-use (“ROU”) asset represents the right to use an underlying asset for the term of the lease, and the corresponding liability represents an obligation to make periodic payments arising from the lease. A determination of whether an arrangement includes a lease is made at the inception of the arrangement. ROU assets and liabilities are recognized on the consolidated balance sheet, at the commencement date of the lease, in an amount equal to the present value of the lease payments over the term of the lease calculated using the interest rate implicit in the lease arrangement or, if not known, the Corporation’s incremental borrowing rate. The present value of a ROU asset also includes any lease payments made prior to commencement of the lease and excludes any lease incentives received or to be received under the arrangement. The lease term includes options to extend or terminate the lease when it is reasonably certain that such options will be exercised. Operating leases that have original terms of less than 12 months, inclusive of options to extend that are reasonably certain to be exercised, are classified as short-term leases and are not recognized on the consolidated balance sheet.

ROU assets are recorded as a noncurrent asset on the consolidated balance sheet. The corresponding liabilities are recorded as an operating lease liability, either current or noncurrent, as applicable, on the consolidated balance sheet. Operating lease costs are recognized on a straight-line basis over the lease term within costs of products sold (excluding depreciation and amortization) or selling and administrative expenses based on the use of the related ROU asset.

Intangible Assets

Intangible assets primarily consist of developed technology, customer relationships and trade name. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated. Intangible assets with indefinite lives are not amortized but reviewed for impairment at least annually, as of October 1. Additionally, intangible assets, both finite and indefinite lived, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. For finite-lived intangible assets, if the undiscounted cash flows attributable to the assets are less than their carrying value, then the asset value may not be fully recoverable, potentially resulting in a write-down of the asset value. For indefinite-lived intangible assets, if the discounted cash flows attributable to the assets are less than their carrying value, then the asset value may not be fully recoverable, potentially resulting in a write-down of the asset value. Also, if the estimate of an intangible asset’s remaining useful life changes, the remaining carrying value of the intangible asset will be amortized prospectively over the revised remaining useful life.

Debt Issuance Costs

Debt issuance costs are amortized as interest expense over the scheduled maturity period of the debt. The costs related to a line-of-credit arrangement are amortized over the term of the arrangement, regardless of whether there are any outstanding borrowings. Unamortized debt issuance costs are either recognized as a direct deduction from the carrying amount of the related debt or, if related to a line-of-credit facility, as an other noncurrent asset on the consolidated balance sheet.

Product Warranty

A warranty that ensures basic functionality is an assurance-type warranty. A warranty that goes beyond ensuring basic functionality is considered a service-type warranty. The Corporation provides assurance-type warranties; it does not provide service-type warranties. Provisions for assurance-type warranties are recognized at the time the underlying sale is recorded. The provision is based on historical experience as a percentage of sales adjusted for potential claims when a liability is probable and for known claims.

Employee Benefit Plans

Funded Status

If the fair value of the plan assets exceeds the projected benefit obligation, the over-funded projected benefit obligation is recognized as an asset (prepaid pensions) on the consolidated balance sheet. Conversely, if the projected benefit obligation exceeds the fair value of the plan assets, the under-funded projected benefit obligation is recognized as a liability (employee benefit obligations) on the consolidated balance sheet. Gains and losses arising from the difference between actuarial assumptions and actual experience and unamortized prior service costs are recorded as a separate component of accumulated other comprehensive loss.

Net Periodic Pension and Other Postretirement Benefit Costs

Net periodic pension and other postretirement benefit costs include service cost, interest cost, expected rate of return on the market-related value of plan assets, amortization of prior service costs, and recognized actuarial gains or losses. When actuarial gains or losses exceed 10% of the greater of the projected benefit obligation or the market-related value of plan assets, they are amortized to net periodic pension and other postretirement benefit costs over the average remaining service period of the employees expected to receive benefits under the plan or over the remaining life expectancy of the employees expected to receive benefits if “all or almost all” of the plan’s participants are inactive. When actuarial gains or losses are less than 10% of the greater of the projected benefit obligation or the market-related value of plan assets, they are included in net periodic pension and other postretirement benefit costs indirectly as a result of lower/higher interest costs arising from a decrease/increase in the projected benefit obligation. The market-related value of plan assets is determined using a five-year moving average which recognizes gains or losses in the fair market value of assets at the rate of 20% per year.

Warrants

Accounting for warrants includes an initial assessment of whether the warrants qualify as debt or equity. The Corporation’s warrants meet the definition of equity instruments and, accordingly, are recorded within shareholders’ equity on the consolidated balance sheet. The fair value of the warrants is determined as of the measurement date. Incremental costs directly attributable to the offering of the securities are deferred and charged against the proceeds of the offering.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) includes changes in assets and liabilities from non-owner sources including foreign currency translation adjustments, unamortized prior service costs and unrecognized actuarial gains and losses associated with employee benefit plans, and changes in the fair value of derivatives designated and effective as cash flow hedges.

Certain components of other comprehensive income (loss) are presented net of income tax. Foreign currency translation adjustments exclude the effect of income tax since earnings of non-U.S. subsidiaries are deemed to be re-invested for an indefinite period of time.

Reclassification adjustments are amounts which are realized during the year and, accordingly, are deducted from other comprehensive income (loss) in the period in which they are included in net income (loss) or when a transaction no longer qualifies as a cash flow hedge. Foreign currency translation adjustments are included in net income (loss) upon sale or upon complete or substantially complete liquidation of an investment in a foreign entity. With respect to employee benefit plans, unamortized prior service costs are included in net income (loss), either immediately upon curtailment of the employee benefit plan or over the average remaining service period or life expectancy of the employees expected to receive benefits, and unrecognized actuarial gains and losses are included in net income (loss) indirectly as a result of lower/higher interest costs arising from a decrease/increase in the projected benefit obligation. Changes in the fair value of derivatives are included in net income (loss) when the projected sale occurs or, if a foreign currency purchase contract, over the estimated useful life of the underlying asset.

Foreign Currency Translation

Assets and liabilities of the Corporation’s foreign operations are translated at year-end exchange rates, and the statements of operations are translated at the average exchange rates for the year. Gains or losses resulting from translating foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive loss until the entity is sold or substantially liquidated.

Revenue Recognition

Revenue from sales is recognized when obligations under the terms of the contract with the customer are satisfied. Generally, this occurs when control of the product transfers to the customer. A contract with a customer is deemed to exist when there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collectability is reasonably assured.

Persuasive evidence of an arrangement identifies the final understanding between the parties as to the specific nature and terms of the agreed-upon transaction that creates the enforceable obligations. It can be in the form of an executed purchase order from the customer, combined with an order acknowledgment from the Corporation, a sales agreement or a longer-term supply agreement between the customer and the Corporation, or a similar arrangement deemed to be a normal and customary business practice for that particular customer or class of customer (collectively, a sales agreement). Sales agreements typically include a single performance obligation for the manufacturing of product which is satisfied upon transfer of control of the product to the customer.

The sales price required to be paid by the customer is fixed or determinable from the sales agreement. It is not subject to refund or adjustment, except for a variable-index surcharge provision which is known at the time of shipment and increases or decreases, as applicable, the selling price of the product for corresponding changes in the published index cost of certain raw materials and energy. The variable-index surcharge is recognized as revenue when the corresponding revenue for the inventory is recognized.

Likelihood of collectability is assessed prior to acceptance of an order. In certain circumstances, the Corporation may require a deposit from the customer, a letter of credit or another form of assurance for payment. An allowance for doubtful accounts is maintained based on historical experience. Payment terms are standard to the industry and generally require payment 30 days after control transfers to the customer.

Transfer of control is assessed based on alternative use of the product manufactured and, under the terms of the sales agreement, an enforceable right to payment for performance to date. Transfer of control, and therefore revenue recognition, occurs when title, ownership and risk of loss pass to the customer. Typically, this occurs when the product is shipped to the customer (i.e., FOB shipping point), delivered to the customer (i.e., FOB destination) or, for foreign sales, in accordance with trading guidelines known as Incoterms. Incoterms are standard trade definitions used in international contracts and are developed, maintained and promoted by the ICC Commission on Commercial Law and Practice. Shipping terms vary across the businesses and typically depend on the product, country of origin and type of transportation (truck or vessel). There are no customer-acceptance provisions other than, perhaps, customer inspection and testing prior to shipment. Post-shipment obligations are insignificant.

Amounts billed to the customer for shipping and handling are recorded within net sales and the related costs are recorded within costs of products sold (excluding depreciation and amortization). Amounts billed for taxes assessed by various government authorities (e.g., sales tax, value-added tax, etc.) are excluded from the determination of net income (loss) and, instead, are recorded as a liability until remitted to the government authority.

Stock-Based Compensation

Stock-based compensation, such as stock options, restricted stock units and performance shares, is recognized over the vesting period based on the fair value of the award at the date of grant. For stock options, the fair value is determined by the Black-Scholes option pricing model and is expensed over the vesting period of three years. For restricted stock units, the fair value is equal to the closing price of the Corporation’s common stock on the New York Stock Exchange (“NYSE”) on the date of grant and is expensed over the service period, typically three years. For performance share awards that vest subject to a performance condition, the fair value is equal to the closing price of the Corporation’s stock on the NYSE on the date of grant. For performance share awards that vest subject to a market condition, the fair value is determined using a Monte Carlo simulation model. The fair value of performance share awards is expensed over the performance period when it is probable that the performance condition will be achieved.

Asbestos-Related Costs

The amounts recorded for asbestos-related liabilities and insurance receivables for asbestos-related matters rely on assumptions that are based on currently known facts and strategies. Asbestos-related liabilities are recognized when a liability is probable of occurrence and can be reasonably estimated. The liability includes an estimate of future claims as well as settlement or indemnity costs that would be incurred to resolve both pending and future unasserted claims over the period which such claims can be reasonably estimated. Insurance receivables for asbestos-related matters are recognized for the estimated amount of probable insurance recoveries attributable to the claims for which an asbestos-related liability has been recognized, including the portion of incurred defense costs expected to be reimbursed. Neither the asbestos-related liabilities nor the insurance receivables for asbestos-related matters are discounted to their present values due to the inability to reliably forecast the timing of future cash flows. The asbestos-related liabilities and insurance receivables for asbestos-related matters, as well as the underlying assumptions, are reviewed on a regular basis to determine whether any adjustments to the estimates are required. If it is determined that there is an increase in asbestos-related liabilities net of insurance recoveries, then a charge to net income (loss) would be recorded. Similarly, if it is determined that there is a decrease in asbestos-related liabilities net of insurance recoveries, then a credit to net income (loss) would be recorded.

Derivative Instruments

Derivative instruments which include forward exchange (for foreign currency sales and purchases) and futures contracts are recorded on the consolidated balance sheet as either an asset or a liability measured at their fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. To the extent that a derivative is designated and effective as a cash flow hedge of an exposure to future changes in value, the change in the fair value of the derivative is deferred in accumulated other comprehensive loss. Any portion considered to be ineffective, including that arising from the unlikelihood of an anticipated transaction to occur, is reported as a component of earnings (other income/expense) immediately.

Upon occurrence of the anticipated sale, the foreign currency sales contract designated and effective as a cash flow hedge is de-designated as a fair value hedge, and the change in fair value previously deferred in accumulated other comprehensive loss is reclassified to earnings (net sales) with subsequent changes in fair value recorded as a component of earnings (other income/expense). Upon occurrence of the anticipated purchase, the foreign currency purchase contract is settled, and the change in fair value deferred in accumulated other comprehensive loss is reclassified to earnings (depreciation and amortization expense) over the life of the underlying asset. Upon settlement of a futures contract, the change in fair value deferred in accumulated other comprehensive loss is reclassified to earnings (costs of products sold, excluding depreciation and amortization) when the corresponding inventory is sold and revenue is recognized. To the extent that a derivative is designated and effective as a hedge of an exposure to changes in fair value, the change in the derivative’s fair value will be offset in the consolidated statement of operations by the change in the fair value of the item being hedged and is recorded as a component of earnings (other income/expense). Cash flows associated with the derivative instruments are recorded as a component of operating activities on the consolidated statement of cash flows.

The Corporation does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. A hierarchy of inputs is used to determine fair value measurements with three levels. Level 1 inputs are quoted prices in active markets for identical assets or liabilities and are considered the most reliable evidence of fair value. Level 2 inputs are observable prices that are not quoted on active exchanges. Level 3 inputs are unobservable inputs used for measuring the fair value of assets or liabilities.

Legal Costs

Legal costs expected to be incurred in connection with loss contingencies are accrued when such costs are probable and estimable.

Income Taxes

Income taxes are recognized during the year in which transactions enter into the determination of financial statement income (loss). Any taxes on foreign income in excess of a deemed return on tangible assets of foreign corporations are accounted for as period costs. Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amount and the tax basis of assets and liabilities including net operating loss carryforwards. A valuation allowance is provided against a deferred income tax asset when it is “more likely than not” the asset will not be realized. Similarly, if a determination is made that it is “more likely than not” the deferred income tax asset will be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. Penalties and interest are recognized as a component of the income tax provision.

Tax benefits are recognized in the consolidated financial statements for tax positions taken or expected to be taken in a tax return when it is “more likely than not” that the tax authorities will sustain the tax position solely on the basis of the position’s technical merits. Consideration is given primarily to legislation and statutes, legislative intent, regulations, rulings, and case law as well as their applicability to the facts and circumstances of the tax position when assessing the sustainability of the tax position. In the event a tax position no longer meets the “more likely than not” criteria, the tax benefit is reversed by recognizing a liability and recording a charge to earnings. Conversely, if a tax position subsequently meets the “more likely than not” criteria, a tax benefit would be recognized by reducing the liability and recording a credit to earnings.

Earnings Per Common Share

Basic earnings per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. The computation of diluted earnings per common share is similar to basic earnings per common share except that the denominator is increased to include the dilutive effect of the net additional common shares that would have been outstanding assuming exercise of outstanding stock awards and warrants, calculated using the treasury stock method. The computation of diluted earnings per share would not assume the exercise of an outstanding stock award or warrant if the effect on earnings per common share would be antidilutive. Similarly, the computation of diluted earnings per share would not assume the exercise of outstanding stock awards and warrants if the Corporation incurred a net loss since the effect on earnings per common share would be antidilutive. The weighted-average number of common shares outstanding assuming exercise of dilutive stock awards and warrants was 19,696,397 for 2021 and 14,636,022 for 2020. Weighted-average outstanding stock awards and warrants excluded from the diluted earnings per common share calculation, since the effect would have been antidilutive, were 359,940 for 2021 and 1,809,432 for 2020. With respect to amounts attributable to Ampco-Pittsburgh common shareholders, net income (loss) attributable to Ampco-Pittsburgh common shareholders excludes net income (loss) attributable to noncontrolling interest.

Recently Implemented Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Income Taxes (Topic 740). ASU 2019-12 is intended to simplify the accounting for income taxes including removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items, such as other comprehensive income, and accounting for franchise or similar tax, and requiring an entity to reflect the effect of an enacted change in tax laws or rates in the interim period that includes the enactment date. The guidance became effective for the Corporation on January 1, 2021, and did not impact the Corporation’s consolidated financial position, operating results or liquidity.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional exceptions for applying generally accepted accounting principles to modifications of contracts, hedging relationships, and other transactions that reference LIBOR or another rate that will be discontinued by reference rate reform if certain criteria are met. The optional guidance is available as of March 12, 2020, through December 31, 2022. The Corporation adopted this guidance during 2021, and it did not impact the Corporation’s consolidated financial position, operating results or liquidity.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. ASU 2020-06 requires entities to provide expanded disclosures about the terms and features of convertible instruments and amends certain guidance in ASC 260, Earnings per Share, relating to the computation of earnings per share for convertible instruments and contracts in an entity’s own equity. The guidance becomes effective for the Corporation on January 1, 2024; however, as permitted, the Corporation early adopted the guidance in 2021, and it did not impact the Corporation’s consolidated financial position, operating results or liquidity.

Recently Issued Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses, which adds a new impairment model, known as the current expected credit loss (“CECL”) model, that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies it to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. The guidance originally became effective for the Corporation on January 1, 2020; however, since the Corporation meets the definition of a Smaller Reporting Company, as defined by the Securities Exchange Commission, the effective date was subsequently revised to fiscal years beginning after December 15, 2022. The Corporation is currently evaluating the impact the guidance will have on its financial position and operating results. It will not, however, affect the Corporation’s liquidity.

NOTE 2 – INVENTORIES:

	2021	2020
Raw materials	$22,332	$17,893
Work-in-progress	37,447	31,568
Finished goods	18,093	12,466
Supplies	10,326	11,316

Inventories	$88,198	$73,243

At December 31, 2021, and 2020, approximately 35% of the inventories were valued using the LIFO method. The LIFO reserve approximated $(18,407) and $(12,256) at December 31, 2021, and 2020, respectively. During each of the years, inventory quantities decreased for certain locations resulting in a liquidation of LIFO layers which were at lower costs. During 2021, the effect of the liquidations was insignificant. For 2020, the effect of the liquidations was to decrease costs of products sold (excluding depreciation and amortization) by approximately $3,262. There was no income tax expense recognized in the consolidated statement of operations due to the Corporation having a valuation allowance recorded against the deferred income tax assets for the jurisdiction where the income was recognized (see Note 20). Accordingly, the effect of the liquidations increased net income by approximately $3,262, or $0.23 per common share, for 2020.

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT:

	2021	2020
Land and land improvements	$10,377	$10,473
Buildings	63,166	63,765
Machinery and equipment	345,118	339,203
Construction-in-process	11,019	4,896
Other	6,798	6,870

	436,478	425,207
Accumulated depreciation	(277,915)	(263,109)

Property, plant and equipment, net	$158,563	$162,098

The majority of the assets of the Corporation, except real property including the land and building of Union Electric Steel UK Limited, an indirect subsidiary of the Corporation (“UES-UK”), is pledged as collateral for the Corporation’s revolving credit facility (see Note 8). Land and buildings of UES-UK, equal to approximately $2,867 (£2,122) at December 31, 2021, are held as collateral by the trustees of the UES-UK defined benefit pension plan (see Note 10). The gross value of assets under finance leases and the related accumulated amortization approximated $3,882 and $1,263 as of December 31, 2021, respectively, and $3,430 and $1,222 as of December 31, 2020, respectively. Depreciation expense approximated $17,336 and $17,420, including depreciation of assets under finance leases of approximately $473 and $415, for the years ended December 31, 2021, and 2020, respectively. The Corporation continues to evaluate the uncertainty associated with COVID-19, and, at December 31, 2021, there were no triggering events identified for the underlying asset groups.

NOTE 4 – OPERATING LEASE RIGHT-OF-USE ASSETS:

The Corporation leases certain factory and office space and equipment. Additionally, the manufacturing facilities of one of the Corporation’s cast roll joint ventures in China are located on land leased by the joint venture from the other partner. The land lease commenced in 2007, the date the joint venture was formed, and continues through 2054, the expected end date of the joint venture, and includes variable lease payment provisions based on the land standard price prevailing in Taiyuan, China, where the joint venture is located.

Right-of-use assets associated with operating leases as of December 31, 2021, and 2020, were comprised of the following:

	2021	2020
Land	$2,928	$2,850
Buildings	1,953	1,825
Machinery and equipment	511	495
Other	429	404

	5,821	5,574
Accumulated amortization	(1,765)	(1,230)

Operating lease right-of-use assets, net	$4,056	$4,344

NOTE 5 – INTANGIBLE ASSETS:

	2021	2020
Customer relationships	$5,850	$6,191
Developed technology	4,201	4,457
Trade name	2,442	2,646

	12,493	13,294
Accumulated amortization	(6,289)	(6,077)

Intangible assets, net	$6,204	$7,217

The trade name is an indefinite-lived asset and, accordingly, is not subject to amortization. The fluctuation between the years is due to changes in foreign currency exchange rates. The following summarizes changes in intangible assets for the years ended December 31:

	2021	2020
Balance at the beginning of the year	$7,217	$7,625
Amortization of intangible assets	(541)	(1,155)
Other, primarily impact from changes in foreign currency exchange rates	(472)	747

Balance at the end of the year	$6,204	$7,217

Identifiable intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying values may not be recoverable. The Corporation continues to evaluate the uncertainty associated with COVID-19, and, at December 31, 2021, there were no triggering events identified for the underlying asset groups. Identifiable intangible assets are expected to be amortized over a weighted-average period of approximately 13 years or $378 for 2022, $378 for 2023, $378 for 2024, $324 for 2025, $228 for 2026 and $2,076 thereafter.

NOTE 6 – INVESTMENTS IN JOINT VENTURES:

The Corporation has interests in three joint ventures:

•

Shanxi Åkers TISCO Roll Co., Ltd. (“ATR”) – a cast roll joint venture in China for which the Corporation accounts using the consolidated method of accounting. ATR principally manufactures and sells cast rolls for hot strip mills, steckel mills and medium plate mills.

•	Magong Gongchang United Rollers Co., Ltd., previously known as Masteel Gongchang Roll Co., Ltd. (“MG”) – a forged roll joint venture in China for which the Corporation accounts using the cost method of accounting. MG principally manufactures and sells large forged backup rolls for hot and cold strip mills.

•

Jiangsu Gong-Chang Roll Co., Ltd., previously known as Jiangsu Gongchang Roll Joint-Stock Co., Ltd. (“Gongchang”) – a cast roll joint venture in China for which the Corporation accounts using the cost method of accounting. Gongchang principally manufactures and sells cast rolls for hot and cold strip mills, medium/heavy section mills and plate mills.

ATR

In 2007, Åkers AB, a subsidiary of Union Electric Steel Corporation, a wholly owned subsidiary of the Corporation (“UES”), entered into an agreement with Taiyuan Iron & Steel Co., Ltd. (“TISCO”) to form ATR, with Åkers AB owning 59.88% and TISCO owning 40.12%. Since Åkers AB is the majority shareholder, has voting rights proportional to its ownership interest and exercises control over TISCO, Åkers AB is considered the primary beneficiary and, accordingly, accounts for its investment in ATR using the consolidated method of accounting. The net assets and net income (loss) attributable to TISCO are reflected as non-controlling interest in the consolidated financial statements.

MG

The Corporation has a 33% interest in MG, which is recorded at cost, or $835. The Corporation does not participate in the management or daily operation of MG, has not guaranteed any of its obligations and has no ongoing responsibilities to it. Dividends may be declared by the Board of Directors of the joint venture after allocation of after-tax profits to various “funds” equal to the minimum amount required under Chinese law. No dividends were declared or received in 2021 or 2020.

Gongchang

The Corporation has a 24.03% interest in Gongchang, which is recorded at cost, or $1,340. The Corporation does not participate in the management or daily operation of Gongchang, has not guaranteed any of its obligations and has no ongoing responsibilities to it. Dividends may be declared by the Board of Directors of the joint venture after allocation of after-tax profits to various “funds” equal to the minimum amount required under Chinese law. Dividends of $1,025 and $1,203 were declared and received in 2021 and 2020, respectively.

NOTE 7 – OTHER CURRENT LIABILITIES:

	2021	2020
Customer-related liabilities	$12,548	$16,144
Accrued interest payable	1,772	2,131
Accrued sales commissions	1,864	1,419
Other	5,026	4,546

Other current liabilities	$21,210	$24,240

Customer-related liabilities primarily include liabilities for product warranty claims and deposits received on future orders. The following summarizes changes in the liability for product warranty claims for the years ended December 31:

	2021	2020
Balance at the beginning of the year	$8,105	$9,065
Satisfaction of warranty claims	(3,220)	(3,854)
Provision for warranty claims	2,509	2,737
Other, primarily impact from changes in foreign currency exchange rates	(63)	157

Balance at the end of the year	$7,331	$8,105

Customer deposits represent amounts collected from, or invoiced to, a customer in advance of revenue recognition and are recorded as an other current liability on the consolidated balance sheet. The liability for customer deposits is reversed when the Corporation satisfies its performance obligations and control of the inventory transfers to the customer, typically when title transfers. Performance obligations related to customer deposits are expected to be satisfied in less than one year.

Changes in customer deposits consisted of the following:

	2021	2020
Balance at the beginning of the year	$6,507	$4,895
Satisfaction of performance obligations	(12,870)	(13,915)
Receipt of additional deposits	10,729	15,458
Other, primarily changes in foreign currency exchange rates	(38)	69

Balance at the end of the year	$4,328	$6,507

NOTE 8 – DEBT:

	2021	2020
Revolving credit facility	$29,744	$6,000
Sale and leaseback financing obligation	20,546	19,931
Industrial Revenue Bonds	9,191	9,191
Minority shareholder loan	0	1,056
Finance leases	1,438	1,065

Outstanding borrowings	60,919	37,243
Debt – current portion	(20,007)	(12,436)

Long-term debt	$40,912	$24,807

The current portion of debt includes primarily swing loans under the revolving credit facility and the Industrial Revenue Bonds (“IRBs”). By definition, swing loans are temporary advances under the revolving credit facility and short-term in nature. Accordingly, swing loans are classified as a current liability until the amount is either repaid, as customers remit payments, or, if elected by the Corporation, refinanced as a longer-term loan under the revolving credit facility. At December 31, 2021, the swing loans balance was $8,744. At December 31, 2020, no swing loans were outstanding. Although the IRBs begin to become due in 2027, the bonds can be put back to the Corporation on short notice if they are not able to be remarketed, which is considered remote by the Corporation; accordingly, the IRBs are classified as a current liability. Future principal payments, assuming the swing loans balance is repaid in 2022 and the IRBs are called in 2022, are $20,007 for 2022, $2,123 for 2023, $2,033 for 2024, $15,409 for 2025, $21,124 for 2026, and $223 thereafter.

Revolving Credit Facility

On May 20, 2016, the Corporation became a party to a Revolving Credit and Security Agreement, which had been amended periodically. On June 29, 2021, the Corporation entered into an amended and restated credit agreement (the “Restated Credit Agreement”) with a syndicate of banks that provides for a senior secured asset-based revolving credit facility of $100,000, which can be increased up to $130,000 at the option of the Corporation and with the approval of the lenders, and an allowance of $20,000 for new capital equipment financing but otherwise restricts the Corporation from incurring additional indebtedness outside of the agreement, unless approved by the banks. The Restated Credit Agreement includes sub-limits for letters of credit not to exceed $40,000 and European borrowings not to exceed $30,000. The maturity date for the Restated Credit Agreement is June 29, 2026, and, subject to other terms and conditions of the Restated Credit Agreement, would become due on that date.

Availability under the Restated Credit Agreement is based on eligible accounts receivable, inventory and fixed assets. Amounts outstanding under the credit facility bear interest, at the Corporation’s option, at either (i) LIBOR plus an applicable margin ranging between 2.00% to 2.50% based on the quarterly average excess availability or (ii) the alternate base rate plus an applicable margin ranging between 1.00% to 1.50% based on the quarterly average excess availability. Additionally, the Corporation is required to pay a commitment fee of 0.25% based on the daily unused portion of the credit facility. On December 17, 2021, as a result of reference rate reform, the Restated Credit Agreement was amended whereby interest for advances or other extensions of credit under the Restated Credit Agreement denominated in euros or pound sterling would no longer be based on LIBOR but, instead, on its successor rate as defined in the Restated Credit Agreement. As of December 31, 2021, there were no borrowings under the Restated Credit Agreement denominated in euros or pound sterling.

As of December 31, 2021, the Corporation had outstanding borrowings under the Restated Credit Agreement of $29,744. The average interest rate approximated 4% for 2021 and 2020. Additionally, the Corporation had utilized a portion of the credit facility for letters of credit (see Note 11). As of December 31, 2021, the remaining availability under the Restated Credit Agreement approximated $34,000, net of standard availability reserves. Deferred financing fees of $485 have been incurred related to the Restated Credit Agreement and are being amortized over the remaining term of the agreement.

Borrowings outstanding under the Restated Credit Agreement are collateralized by a first priority perfected security interest in substantially all assets of the Corporation and its subsidiaries (other than real property). Additionally, the Restated Credit Agreement contains customary affirmative and negative covenants and limitations, including, but not limited to, investments in certain of its subsidiaries, payment of dividends, incurrence of additional indebtedness and guaranties, and acquisitions and divestures. In addition, the Corporation must maintain a certain level of excess availability or otherwise maintain a minimum fixed charge coverage ratio of not less than 1.05 to 1.00. The Corporation was in compliance with the applicable covenants under the Restated Credit Agreement as of December 31, 2021.

Sale and Leaseback Financing Obligation

In September 2018, UES completed a sale and leaseback financing transaction for certain of its real property, including the land and buildings of its manufacturing facilities in Valparaiso, Indiana and Burgettstown, Pennsylvania, and its manufacturing facility and corporate headquarters located in Carnegie, Pennsylvania (the “Properties”). Simultaneously with the sale, UES entered into a lease agreement pursuant to which UES would lease the Properties from the buyer. The lease provides for an initial term of 20 years; however, UES may extend the lease for four successive periods of approximately five years each. If fully extended, the lease would expire in September 2058. UES also has the option to repurchase the Properties, which it may exercise, and currently intends to exercise, in 2025, for a price equal to the greater of (i) the Fair Market Value of the Properties, or (ii) 115% of Lessor’s Total Investment for the Facilities, with such terms defined in the lease agreement. Annual payments will increase each anniversary date by an amount equal to the lesser of 2% or 1.25% of the change in the consumer price index, as defined in the lease agreement. The effective interest rate approximated 8.06% and 7.98% for 2021 and 2020, respectively.

Industrial Revenue Bonds

At December 31, 2021, the Corporation had the following IRBs outstanding: (i) $7,116 taxable IRB maturing in 2027, interest at a floating rate which averaged 0.19% and 0.83% for 2021 and 2020, respectively; and (ii) $2,075 tax-exempt IRB maturing in 2029, interest at a floating rate which averaged 0.09% and 0.85% for 2021 and 2020, respectively. The IRBs are secured by letters of credit of equivalent amounts and are remarketed periodically at which time the interest rates are reset. If the IRBs are not able to be remarketed, although considered remote by the Corporation, the bondholders can seek reimbursement immediately from the letters of credit which serve as collateral for the bonds. Accordingly, the IRBs are recorded as current debt on the consolidated balance sheets.

Minority Shareholder Loan

ATR had a loan outstanding with its minority shareholder, which was fully repaid in 2021. The loan originally matured in 2008 but had been renewed continually for one-year periods. At December 31, 2020, the loan balance approximated $1,056 (RMB 6,901). Interest did not compound and had accrued on the outstanding loan balance, since inception, at the three-to-five-year loan interest rate set by the People’s Bank of China in effect at the time of renewal. In 2021, in addition to repaying the balance of the loan, ATR paid $479 (RMB 3,046) in accrued interest. In 2020, ATR repaid $1,882 (RMB 13,000) in principal and $290 (RMB 2,000) in accrued interest. The interest rate for 2021 and 2020 approximated 5%. Accrued interest as of December 31, 2021, and 2020, approximated $1,713 (RMB 10,901) and $2,117 (RMB 13,842), respectively, and is recorded in other current liabilities on the consolidated balance sheets.

Finance Leases

The Corporation leases equipment under various noncancelable lease agreements ending 2022 to 2028. Effective interest rates ranged between approximately 1% and 3% for 2021 and 2020. The weighted-average remaining lease term approximated 5 years at December 31, 2021, and 2 years at December 31, 2020. Cash paid for amounts included in the measurement of finance lease liabilities totaled $884 and $570 for the years ended December 31, 2021, and 2020, respectively, of which $29 and $18 were classified as operating cash flows and $855 and $552 were classified as financing cash flows in the consolidated statements of cash flows for each of the respective years. Interest on the finance lease liabilities was insignificant for both years.

NOTE 9 – OPERATING LEASE LIABILITIES:

The current and noncurrent portions of the Corporation’s operating lease arrangements as of December 31, 2021, and 2020, were as follows:

	2021	2020
Operating lease liabilities – current portion	$641	$674
Noncurrent operating lease liabilities	3,415	3,670

Total operating lease liabilities	$4,056	$4,344

Future operating lease payments as of December 31, 2021, were as follows:

2022	$653
2023	604
2024	544
2025	308
2026	179
2027 and thereafter	3,841

Total undiscounted payments	6,129
Less: amount representing interest	(2,073)

Present value of net minimum lease payments	$4,056

At December 31, 2021, and 2020, the weighted-average remaining lease term approximated 8.76 years and 8.71 years, respectively, and the weighted-average discount rate approximated 4.66% and 3.95%, respectively.

The components of lease cost for the years ended December 31, 2021, and 2020, were as follows:

	2021	2020
Short-term operating lease costs	$29	$30
Long-term operating lease costs	642	697

Total operating lease costs	$671	$727

Cash paid for amounts included in the measurement of operating lease liabilities totaled $671 and $727 for the years ended December 31, 2021, and 2020, respectively, and was classified as operating cash flows in the consolidated statements of cash flows.

NOTE 10 – PENSION AND OTHER POSTRETIREMENT BENEFITS:

U.S. Pension Benefits

The Corporation has two qualified domestic defined benefit pension plans that cover substantially all of its U.S. employees. For all locations except one, benefit accruals and participation in the plans have been curtailed and replaced with a defined contribution pension plan. The defined benefit pension plans are covered by the Employee Retirement Income Security Act of 1974 (“ERISA”); accordingly, the Corporation’s policy is to fund at least the minimum actuarially-computed annual contribution required under ERISA. No minimum contributions were due for 2021 due to relief provided by the ARP Act. Minimum contributions for 2020 approximated $5,562 and are expected to approximate $770 in 2022. The fair value of the plan assets as of December 31, 2021, and 2020, approximated $214,937 and $210,880, respectively, in comparison to accumulated benefit obligations of $249,180 and $264,750 for the same periods. Employer contributions to the defined contribution plan totaled $2,893 and $2,796 for 2021 and 2020, respectively, and are expected to approximate $2,400 in 2022.

The Corporation also maintains nonqualified defined benefit pension plans for selected executive officers in addition to the benefits provided under one of the Corporation’s qualified defined benefit pension plans. The objectives of the nonqualified plans are to provide supplemental retirement benefits or restore benefits lost due to limitations set by the Internal Revenue Service. The assets of the nonqualified plans are held in a grantor tax trust known as a “Rabbi” trust and are subject to claims of the Corporation’s creditors, but otherwise must be used only for purposes of providing benefits under the plans. The fair market value of the trust at December 31, 2021, and 2020, which is included in other noncurrent assets on the consolidated balance sheets, was $4,860 and $4,402, respectively. The plan is treated as a non-funded pension plan for financial reporting purposes. Accordingly, benefit payments would represent employer contributions. Accumulated benefit obligations approximated $11,121 and $8,813 at December 31, 2021, and 2020, respectively.

Employees at one location participate in a multi-employer plan, I.A.M. National Pension Fund (employer identification number 51-6031295, plan number 002), in lieu of the Corporation’s defined benefit pension plans. A multi-employer plan generally receives contributions from two or more unrelated employers pursuant to one or more collective bargaining agreements. The assets contributed by one employer may be used to fund the benefits provided to employees of other employers in the plan because the plan assets, once contributed, are not restricted to individual employers. The latest report of summary plan information (for the 2020 plan year) provided by I.A.M. National Pension Fund indicates:

•	Approximately 1,700 employer locations contribute to the plan;

•	Approximately 100,000 active employees participate in the plan; and

•	Assets of approximately $12.7 billion and a funded status of approximately 85%.

Less than 100 of the Corporation’s employees participate in the plan and contributions are based on a rate per hour. The Corporation’s contributions to the plan were less than $275 for 2021 and 2020 and represent less than five percent of total contributions to the plan by all contributing employers. Contributions are expected to approximate $300 in 2022.

Foreign Pension Benefits

Employees of UES-UK participated in a defined benefit pension plan that was curtailed effective December 31, 2004, and replaced with a defined contribution pension plan. The plans are non-U.S. plans and, therefore, are not covered by ERISA. Employer contributions to the defined benefit pension plan, when necessary, are agreed to by the Trustees and UES-UK, based on U.K. regulations, with the objective of maintaining the self-sufficiency of the plan. Accordingly, estimated contributions are subject to change based on the future investment performance of the plan’s assets. Currently, the plan is fully funded and no contributions were required in 2021 or 2020, and none are expected in 2022. The fair value of the plan’s assets as of December 31, 2021, and 2020, approximated $71,614 (£53,008) and $66,957 (£49,056), respectively, in comparison to accumulated benefit obligations of $59,651 (£44,153) and $61,629 (£45,153) for the same periods. Contributions to the defined contribution pension plan approximated $322 and $292 in 2021 and 2020, respectively, and are expected to approximate $324 in 2022.

The Corporation has two additional foreign defined benefit pension plans, which are not funded. Accordingly, benefit payments would represent employer contributions. Projected and accumulated benefit obligations approximated $7,356 and $8,294 at December 31, 2021, and 2020, respectively.

Other Postretirement Benefits

The Corporation provides a monthly reimbursement of postretirement health care benefits for up to a 6-year period principally to the bargaining groups of two subsidiaries. The plans cover participants and their spouses who retire under an existing pension plan on other than a deferred vested basis and at the time of retirement also have rendered 10 or more years of continuous service irrespective of age. Retiree life insurance is provided to substantially all retirees. The Corporation’s postretirement health care and life insurance plans are not funded or subject to any minimum regulatory funding requirements. Instead, benefit payments are made from the general assets of the Corporation at the time they are due.

Significant Activity

Actuarial (gains) losses were comprised of the following components:

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Changes in assumptions	$(6,234)	$21,494	$(164)	$5,674	$(365)	$811
Other	2,027	(1,851)	167	(333)	(442)	(85)

Total actuarial (gains) losses	$(4,207)	$19,643	$3	$5,341	$(807)	$726

Changes in actuarial assumptions principally include the effect of changes in discount rates and mortality tables which are used to estimate plan liabilities. A 1/4 percentage point decrease in the discount rate would increase projected and accumulated benefit obligations by approximately $10,300. Conversely, a 1/4 percentage point increase in the discount rate would decrease projected and accumulated benefit obligations by approximately $10,300. It is not possible to quantify the effects of future changes to mortality tables.

Reconciliations

The following tables provide a reconciliation of projected benefit obligations (“PBO”), plan assets and the funded status of the plans for the Corporation’s defined benefit plans calculated using a measurement date as of the end of the respective years.

	U.S. Pension Benefits(a)		Foreign Pension Benefits(b)		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Change in projected benefit obligations:
PBO at January 1	$273,776	$261,902	$69,923	$62,339	$11,410	$11,398
Service cost	243	223	375	444	245	225
Interest cost	5,349	7,175	829	1,058	182	281
Special termination benefits	0	12	0	0	0	0
Foreign currency exchange rate changes	0	0	(1,354)	3,209	0	0
Actuarial (gains) losses	(4,207)	19,643	3	5,341	(807)	726
Participant contributions	0	0	0	0	161	274
Benefits paid from plan assets	(14,457)	(14,776)	(2,114)	(1,796)	0	0
Benefits paid by the Corporation	(403)	(403)	(655)	(672)	(761)	(1,494)

PBO at December 31	$260,301	$273,776	$67,007	$69,923	$10,430	$11,410

Change in plan assets:
Fair value of plan assets at January 1	$210,880	$195,667	$66,957	$57,900	$0	$0
Actual return on plan assets	18,514	24,427	7,550	8,396	0	0
Foreign currency exchange rate changes	0	0	(779)	2,457	0	0
Corporate contributions	403	5,965	655	672	600	1,220
Participant contributions	0	0	0	0	161	274
Gross benefits paid	(14,860)	(15,179)	(2,769)	(2,468)	(761)	(1,494)

Fair value of plan assets at December 31	$214,937	$210,880	$71,614	$66,957	$0	$0

Funded status of the plans:
Fair value of plan assets	$214,937	$210,880	$71,614	$66,957	$0	$0
Less benefit obligations	260,301	273,776	67,007	69,923	10,430	11,410

Funded status at December 31	$(45,364)	$(62,896)	$4,607	$(2,966)	$(10,430)	$(11,410)

(a)	Includes the nonqualified defined benefit pension plan.
(b)	Includes the over-funded U.K. defined benefit pension plan and two smaller unfunded defined benefit pension plans.

The following tables provide a summary of amounts recognized in the consolidated balance sheets at December 31, 2021, and 2020.

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Employee benefit obligations:
Prepaid pensions(a)	$0	$0	$11,963	$5,327	$0	$0
Accrued payrolls and employee benefits(b)	(740)	(477)	0	0	(932)	(1,028)
Employee benefit obligations(c)	(44,624)	(62,419)	(7,356)	(8,293)	(9,498)	(10,382)

Total employee benefit obligations	$(45,364)	$(62,896)	$4,607	$(2,966)	$(10,430)	$(11,410)

Accumulated other comprehensive loss:(d)
Net actuarial loss (gain)	$51,476	$63,834	$16,046	$18,341	$(405)	$324
Prior service cost (credit)	15	38	(6,952)	(7,327)	(5,803)	(6,833)

Total accumulated other comprehensive loss	$51,491	$63,872	$9,094	$11,014	$(6,208)	$(6,509)

(a)	Represents the over-funded U.K. defined benefit pension plan which is recorded as a noncurrent asset in the consolidated balance sheets.
(b)	Recorded as a current liability in the consolidated balance sheets.
(c)	Recorded as a noncurrent liability in the consolidated balance sheets.
(d)	Amounts are pre-tax.

As of December 31, 2021, estimated benefit payments for subsequent years are as follows:

	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
2022	$16,050	$1,993	$945
2023	16,005	2,096	934
2024	15,925	2,036	939
2025	15,768	2,803	909
2026	15,535	2,594	640
2027-2031	73,709	13,535	2,684

Total benefit payments	$152,992	$25,057	$7,051

Investment Policies and Strategies

The investment policies and strategies are determined by the Ampco-Pittsburgh Corporation Retirement Committee (the “Retirement Committee”) and monitored by the Investment Committee of the Board of Directors for the U.S. pension plans and by the Trustees (as appointed by UES-UK and the employees of UES-UK) for the UES-UK pension plan, each of whom employ their own investment managers to manage the plan’s assets in accordance with the policy guidelines. The U.S. defined benefit pension plans follow a glide-path strategy whereby target asset allocations are rebalanced based on projected payment obligations and the funded status of the plans. The U.K. defined benefit pension plan employs a liability-matching portfolio whereby a higher percentage of plan assets are invested in fixed-income securities. Pension assets of the UES-UK plan are invested with the objective of the plan maintaining self-sufficiency.

Attempts to minimize risk include allowing temporary changes to the allocation mix in response to market conditions, diversifying investments among asset categories (e.g., equity securities, fixed-income securities, alternative investments, cash and cash equivalents) and within these asset categories (e.g., economic sector, industry, geographic distribution, size) and consulting with independent financial and legal counsels to assure that the investments and their expected returns and risks are consistent with the goals of the Retirement and Investment Committees or Trustees.

Investments in equity securities are primarily in common stocks of publicly-traded U.S. and international companies across a broad spectrum of industry sectors. Investments in fixed-income securities are principally A-rated or better bonds with maturities of less than ten years, preferred stocks and convertible bonds. Investments in equity and fixed-income securities are either direct or through designated mutual funds. The Corporation believes there are no significant concentrations of risk associated with the plans’ assets. With respect to the U.S. pension plans, the following investments are prohibited unless otherwise approved by the Board of Directors: stock of the Corporation, futures and options except for hedging purposes, unregistered or restricted stock, warrants, margin trading, short-selling, real estate excluding public or real estate partnerships, and commodities including art, jewelry and gold. The UES-UK pension plan invests in specific funds. Any investments other than those specifically identified would be considered prohibited.

The following table summarizes target asset allocations for 2021 (within +/-5% considered acceptable) and major asset categories. Certain investments are classified differently for target asset allocation purposes and external reporting purposes. The Corporation intends to continue to liquidate the alternative investments of the U.S. plans to provide additional flexibility with investment allocation.

	U.S. Pension Benefits			Foreign Pension Benefits
	Target Allocation	Percentage of Plan Assets		Target Allocation	Percentage of Plan Assets
	Dec. 31, 2021	2021	2020	Dec. 31, 2021	2021	2020
Equity securities	48%	50%	52%	17%	15%	34%
Fixed-income securities	43%	43%	40%	46%	44%	48%
Alternative investments	6%	4%	5%	28%	29%	11%
Other (primarily cash and cash equivalents)	3%	3%	3%	9%	12%	7%

Fair Value Measurement of Plan Assets

Equity securities, exchange-traded funds (“ETFs”), mutual funds and treasury bonds are actively traded on exchanges or broker networks and price quotes for these investments are readily available. While not quoted on active exchanges, price quotes for corporate and agency bonds are readily available. Similarly, certain commingled funds are not traded publicly, but the underlying assets (such as stocks and bonds) held in the funds are traded on active markets and the prices for the underlying assets are readily observable. For securities not actively traded, the fair value may be based on third-party appraisals, discounted cash flow analysis, benchmark yields, and inputs that are currently observable in markets for similar securities.

Investment Strategies

The significant investment strategies of the various funds are summarized below.

Fund	Investment Strategy	Primary Investment Objective
Temporary Investment Funds	Invests primarily in a diversified portfolio of investment grade money market instruments.	Achieve a market level of current income while maintaining stability of principal and liquidity.

Various Equity Funds	Each fund maintains a diversified holding in common stock of applicable companies (e.g., common stock of small capitalization companies if a small-cap fund, common stock of medium capitalization companies if a mid-cap fund, common stock of foreign corporations if an international fund, etc.).	Outperform the fund’s related index.

Various Fixed- Income Funds	Invests primarily in a diversified portfolio of fixed-income securities of varying maturities or in commingled funds which invest in a diversified portfolio of fixed-income securities of varying maturities.	Achieve a rate of return that matches or exceeds the expected growth in plan liabilities.

Alternative Investments – Managed Funds	Invests in equities and equity-like asset classes and strategies (such as public equities, venture capital, private equity, real estate, natural resources, and
	hedged strategies) and fixed-income securities approved by the Retirement Committee.	Generate a minimum annual inflation adjusted return of 5% and outperform a traditional 70/30 equities/bond portfolio.

Alternative Investments –Absolute Return Funds	Invests in a diversified portfolio of alternative investment styles and strategies approved by the Trustees of the UES-UK defined benefit pension plan.	Generate long-term capital appreciation while maintaining a low correlation with the traditional global financial markets.

Categories of Plan Assets

Asset categories based on the nature and risks of the U.S. pension benefit plans’ assets as of December 31, 2021, are summarized below.

	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities:
U.S.
Consumer discretionary	$6,442	$0	$0	$6,442
Consumer staples	3,050	0	0	3,050
Energy	1,167	0	0	1,167
Financial	4,617	0	0	4,617
Healthcare	10,526	0	0	10,526
Industrials	8,089	0	0	8,089
Information technology	11,819	0	0	11,819
Materials	938	0	0	938
Mutual funds and ETFs	58,440	0	0	58,440
Real estate	824	0	0	824
Telecommunications	2,388	0	0	2,388
Utilities	146	0	0	146
International
Consumer discretionary	426	0	0	426
Financial	751	0	0	751
Healthcare	880	0	0	880
Industrials	1,410	0	0	1,410
Information technology	2,065	0	0	2,065
Materials	1,330	0	0	1,330

Total Equity Securities	115,308	0	0	115,308

Fixed-Income Securities:
U.S.
Corporate bonds	0	41,991	0	41,991
Treasury bonds	28,694	0	0	28,694
Agency bonds	0	257	0	257
Mutual funds and ETFs	7,334	0	0	7,334
International
Corporate bonds	0	3,711	0	3,711

Total Fixed-Income Securities	36,028	45,959	0	81,987

Alternative Investments:
Managed funds(a)	0	0	8,167	8,167

Total Alternative Investments	0	0	8,167	8,167

Other:
Cash and cash equivalents(b)	9,349	0	0	9,349
Other(c)	76	0	50	126

Total Other	9,425	0	50	9,475

Total assets	$160,761	$45,959	$8,217	$214,937

(a)	Includes approximately 89.6% in alternative investments (real assets, commodities and resources, absolute return funds) and 10.4% in cash and cash equivalents.
(b)	Includes investments in temporary funds.
(c)	Includes accrued receivables and pending broker settlements.

Asset categories based on the nature and risks of the U.S. pension benefit plans’ assets as of December 31, 2020, are summarized below.

	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities:
U.S.
Consumer discretionary	$6,012	$0	$0	$6,012
Consumer staples	2,591	0	0	2,591
Energy	569	0	0	569
Financial	3,199	0	0	3,199
Healthcare	9,831	0	0	9,831
Industrials	7,026	0	0	7,026
Information technology	11,450	0	0	11,450
Materials	736	0	0	736
Mutual funds and ETFs	52,101	0	0	52,101
Real estate	1,180	0	0	1,180
Telecommunications	2,343	0	0	2,343
Utilities	325	0	0	325
International
Consumer discretionary	1,070	0	0	1,070
Consumer staples	2,478	0	0	2,478
Energy	419	0	0	419
Financial	2,252	0	0	2,252
Healthcare	1,107	0	0	1,107
Industrials	2,113	0	0	2,113
Information technology	1,743	0	0	1,743
Materials	987	0	0	987

Total Equity Securities	109,532	0	0	109,532

Fixed-Income Securities:
U.S.
Corporate bonds	0	45,567	0	45,567
Treasury bonds	24,967	0	0	24,967
Agency bonds	0	624	0	624
Mutual funds and ETFs	7,794	0	0	7,794
International
Corporate bonds	0	2,699	0	2,699

Total Fixed-Income Securities	32,761	48,890	0	81,651

Alternative Investments:
Managed funds(a)	0	0	7,557	7,557

Total Alternative Investments	0	0	7,557	7,557

Other:
Cash and cash equivalents(b)	12,142	0	0	12,142
Other(c)	88	0	(90)	(2)

Total Other	12,230	0	(90)	12,140

Total assets	$154,523	$48,890	$7,467	$210,880

(a)	Includes approximately 82.8% in alternative investments (real assets, commodities and resources, absolute return funds) and 17.2% in cash and cash equivalents.
(b)	Includes investments in temporary funds.
(c)	Includes accrued receivables and pending broker settlements.

Asset categories based on the nature and risks of the foreign pension benefit plan’s assets as of December 31, 2021, are summarized below.

	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities:
Commingled funds (U.K.)	$0	$0	$1,079	$1,079
Commingled funds (International)	0	1,663	8,205	9,868

Total Equity Securities	0	1,663	9,284	10,947

Fixed-Income Securities:
Commingled funds (U.K.)	0	16,320	0	16,320
Commingled funds (International)	0	15,281	10,197	25,478

Total Fixed-Income Securities	0	31,601	10,197	41,798

Multi-Asset Commingled Funds (International)	0	9,077	0	9,077

Alternative Investments:
Absolute return funds	0	0	1,347	1,347

Cash and cash equivalents	0	8,445	0	8,445

Total assets	$0	$50,786	$20,828	$71,614

Asset categories based on the nature and risks of the foreign pension benefit plan’s assets as of December 31, 2020, are summarized below.

	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities:
Commingled funds (U.K.)	$0	$0	$2,925	$2,925
Commingled funds (International)	0	2,343	17,746	20,089

Total Equity Securities	0	2,343	20,671	23,014

Fixed-Income Securities:
Commingled funds (U.K.)	0	17,883	0	17,883
Commingled funds (International)	0	14,118	0	14,118

Total Fixed Income Securities	0	32,001	0	32,001

Multi-Asset Commingled Funds (International)	0	4,381	0	4,381

Alternative Investments:
Absolute return funds	0	0	3,094	3,094

Cash and cash equivalents	73	4,394	0	4,467

Total assets	$73	$43,119	$23,765	$66,957

The following table sets forth a summary of changes in the fair value of the Level 3 plan assets for the U.S. and foreign pension benefit plans for the years ended December 31, 2021, and 2020.

	U.S. Pension Benefits		Foreign Pension Benefits
	2021	2020	2021	2020
Fair value as of January 1	$7,557	$19,341	$23,765	$6,495
Transfers from other plan assets	0	0	10,214	16,418
Transfers to other plan assets	(1,600)	(10,784)	(16,957)	(7,066)
Realized gains (losses)	273	1,706	5,989	(197)
Change in net unrealized gains (losses)	1,937	(2,706)	(2,085)	6,024
Other, primarily impact from changes in foreign currency exchange rates	0	0	(98)	2,091

Fair value as of December 31	$8,167	$7,557	$20,828	$23,765

Net Periodic Pension and Other Postretirement Benefit Costs

The actual return on the fair value of the plan assets is included in determining the funded status of the plans. In determining net periodic pension benefit costs, the expected long-term rate of return on the market-related value of the plan assets is used. Differences between the actual return on the fair value of the plan assets and the expected long-term rate of return on the market-related value of the plan assets are classified as part of unrecognized actuarial gains or losses and are recorded as a component of accumulated other comprehensive loss on the consolidated balance sheet. When these gains or losses exceed 10% of the greater of the projected benefit obligation or the market-related value of plan assets, they are amortized to net periodic pension and other postretirement benefit costs over the average remaining service period or life expectancy of the employees expected to receive benefits under the plans. When the gains or losses are less than 10% of the greater of the projected benefit obligation or the market-related value of plan assets, they are included in net periodic pension and other postretirement benefit costs indirectly as a result of lower/higher interest costs arising from a decrease/increase in the projected benefit obligation.

Net periodic pension and other postretirement benefit costs include the following components for each of the years.

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Service cost	$243	$223	$375	$444	$245	$225
Interest cost	5,349	7,175	829	1,058	182	281
Expected return on plan assets	(12,995)	(12,828)	(1,935)	(1,972)	0	0
Amortization of:
Prior service cost (credit)	23	41	(306)	(285)	(1,030)	(1,017)
Actuarial loss (gain)	2,632	2,094	635	701	(78)	(139)
Special termination benefits	0	12	0	0	0	0

Total net periodic pension and other postretirement benefit costs	$(4,748)	$(3,283)	$(402)	$(54)	$(681)	$(650)

Assumptions

Assumptions are reviewed on an annual basis. The expected long-term rate of return on plan assets is an estimate of average rates of earnings expected to be earned on funds invested, or to be invested, to provide for the benefits included in the projected benefit obligation. Since these benefits will be paid over many years, the expected long-term rate of return is reflective of current investment returns and investment returns over a longer period.

Consideration is also given to target and actual asset allocations, inflation and real risk-free return. A percentage point decrease in the expected long-term rate of return would increase annual pension expense by approximately $2,500. Conversely, a percentage point increase in the expected long-term rate of return would decrease annual pension expense by approximately $2,500. The discount rates used in determining future pension obligations and other postretirement benefits for each of the plans are based on rates of return on high-quality fixed-income investments currently available, and expected to be available, during the period to maturity of the pension and other postretirement benefits. High-quality fixed-income investments are defined as those investments which have received one of the two highest ratings given by a recognized rating agency with maturities of 10+ years. Assumptions about wage increases are not relevant since substantially all the benefits available under the defined benefit pension plans are either frozen or based on a multiplier, versus wages.

The discount rates used to determine the benefit obligations as of December 31, 2021, and 2020, are summarized below.

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Discount rate	2.79-2.91%	2.50-2.63%	1.95%	1.45%	2.91%	2.61%

In addition, the assumed health care cost trend rate at December 31, 2021, for other postretirement benefits is 5.65% for 2022 gradually decreasing to 4.75% in 2027. In selecting rates for current and long-term health care assumptions, the Corporation considers known health care cost increases, the design of the benefit programs, the demographics of its active and retiree populations, and expectations of inflation rates in the future.

The following assumptions were used to determine net periodic pension and other postretirement benefit costs for the years ended December 31, 2021, and 2020.

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2021	2020	2021	2020	2021	2020
Discount rate	2.50-2.63%	3.25-3.31%	1.45%	2.05%	2.61%	2.98-3.35%
Expected long-term rate of return	6.50-7.00%	6.60-7.25%	2.90%	3.55%	n/a	n/a

NOTE 11 – COMMITMENTS AND CONTINGENT LIABILITIES:

Outstanding standby and commercial letters of credit as of December 31, 2021, approximated $14,093, the majority of which serves as collateral for the IRB debt. In addition, outstanding surety bonds guaranteeing certain obligations of the two unfunded foreign defined benefit pension plans approximated $4,000 (SEK 33,900) as of December 31, 2021.

The Corporation has undertaken a significant capital program to upgrade existing equipment at certain of its FCEP locations which is anticipated to occur over the next two years and cost approximately $27,000. At December 31, 2021, commitments for future capital expenditures, including those associated with the FCEP capital program, approximated $20,800.

Approximately 36% of the Corporation’s employees are covered by collective bargaining agreements or agreements with works councils that have expiration dates ranging from May 2022 to March 2025. Collective bargaining agreements and agreements with works councils expiring in 2022 (representing approximately 52% of the covered employees) will be negotiated with the intent to secure mutually beneficial, long-term arrangements.

See Note 14 regarding derivative instruments, Note 19 regarding litigation and Note 21 for environmental matters.

NOTE 12 – EQUITY RIGHTS OFFERING:

In September 2020, the Corporation completed an equity rights offering, issuing 5,507,889 shares of its common stock and 12,339,256 Series A warrants to existing shareholders for total gross proceeds of $19,279. The shares of common stock and warrants are classified as equity instruments in the consolidated statements of shareholders’ equity. Additional proceeds may be received from the future exercise of the Series A warrants. Each Series A warrant provides the holder with the right to purchase 0.4464 shares of common stock at an exercise price of $2.5668, or $5.75 per whole share of common stock, and expires on August 1, 2025.

The following summarizes outstanding warrants as of December 31, 2021, and 2020, and activity for the years then ended.

Number of Warrants
Outstanding as of January 1, 2020	0
Issued	12,339,256
Converted to common stock	0

Outstanding as of December 31, 2020	12,339,256
Issued	0
Converted to common stock	(1,289,009)

Outstanding as of December 31, 2021	11,050,247

Stock issuance costs equaled $1,140 in 2020 and were recorded against the proceeds from the equity rights offering in additional paid-in capital.

NOTE 13 – ACCUMULATED OTHER COMPREHENSIVE LOSS:

Net changes and ending balances for the various components of other comprehensive income (loss) and for accumulated other comprehensive loss as of and for the years ended December 31, 2020, and 2021, are summarized below.

	Foreign Currency Translation Adjustments	Unrecognized Components of Employee Benefit Plans	Derivatives	Total Accumulated Other Comprehensive Loss	Noncontrolling Interest	Accumulated Other Comprehensive Loss Attributable to Ampco- Pittsburgh
January 1, 2020	$(18,352)	$(50,859)	$291	$(68,920)	$(258)	$(68,662)
Net change	6,981	(6,793)	298	486	519	(33)

December 31, 2020	(11,371)	(57,652)	589	(68,434)	261	(68,695)
Net change	(2,951)	17,089	(312)	13,826	237	13,589

December 31, 2021	$(14,322)	$(40,563)	$277	$(54,608)	$498	$(55,106)

The following summarizes the line items affected on the consolidated statements of operations for components reclassified from accumulated other comprehensive loss for the years ended December 31, 2021, and 2020. Amounts in parentheses represent credits to net income (loss).

	2021	2020
Amortization of unrecognized employee benefit costs:
Other – net	$1,876	$1,395
Income tax (provision) benefit	(50)	0

Net of income tax	$1,826	$1,395

Settlement of cash flow hedges:
Depreciation and amortization (foreign currency purchase contracts)	$(27)	$(27)
Costs of products sold (excluding depreciation and amortization) (futures contracts – copper and aluminum)	(1,092)	(65)

Total before income tax	(1,119)	(92)
Income tax (provision) benefit	33	0

Net of income tax	$(1,086)	$(92)

The income tax effect associated with the various components of other comprehensive income for the years ended December 31, 2021, and 2020, is summarized below. Amounts in parentheses represent credits to net income (loss) when reclassified to earnings. Certain amounts have no tax effect due to the Corporation having a valuation allowance recorded against the deferred income tax assets for the jurisdiction where the income or expense is recognized. Foreign currency translation adjustments exclude the effect of income taxes since earnings of non-U.S. subsidiaries are deemed to be re-invested for an indefinite period of time.

	2021	2020
Income tax effect associated with changes in:
Unrecognized employee benefit costs	$(1,049)	$0
Fair value of cash flow hedges	(38)	0
Income tax effect associated with reclassification adjustments:
Amortization of unrecognized employee benefit costs	(50)	0
Settlement of cash flow hedges	33	0

NOTE 14 – DERIVATIVE INSTRUMENTS:

Certain operations of the Corporation are subject to risk from exchange rate fluctuations in connection with sales in foreign currencies. To minimize this risk, foreign currency sales contracts are periodically entered into which are designated as cash flow or fair value hedges. As of December 31, 2021, no anticipated foreign-denominated sales have been hedged. As of December 31, 2020, approximately $4,370 of anticipated foreign-denominated sales were hedged.

Certain divisions of the ALP segment are subject to risk from increases in the price of commodities (copper and aluminum) used in the production of inventory. To minimize this risk, futures contracts are entered into which are designated as cash flow hedges. At December 31, 2021, approximately 67% or $3,434 of anticipated copper purchases over the next eight months and 56% or $684 of anticipated aluminum purchases over the next six months are hedged. At December 31, 2020, approximately 39% or $2,138 of anticipated copper purchases over the following eight months and 56% or $470 of anticipated aluminum purchases over the following six months were hedged.

At December 31, 2021, the Corporation has purchase commitments covering approximately 29% or $1,753 of anticipated natural gas usage through December 31, 2023, for one of its subsidiaries and approximately 34% or $2,125 of anticipated electricity usage through December 31, 2024, for two of its subsidiaries. The commitments qualify as normal purchases and, accordingly, are not reflected on the consolidated balance sheet. Purchases of natural gas under previously existing commitments approximated $1,368 for 2020. No purchase commitments for anticipated natural gas usage were outstanding during 2021 or as of December 31, 2020.

The Corporation previously entered into foreign currency purchase contracts to manage the volatility associated with euro-denominated progress payments to be made for certain machinery and equipment. Upon occurrence of an anticipated purchase and placement of the underlying fixed assets in service, the foreign currency purchase contract is settled and the change in fair value deferred in accumulated other comprehensive loss is reclassified to earnings (depreciation and amortization expense) over the life of the underlying asset. As of December 31, 2010, all contracts had been settled, the underlying fixed assets were placed in service and the change in fair value of the foreign currency purchase contract deferred in accumulated other comprehensive loss is being amortized to earnings over the life of the underlying assets.

No portion of the existing cash flow hedges is considered to be ineffective, including any ineffectiveness arising from the unlikelihood of an anticipated transaction to occur. Additionally, no amounts have been excluded from assessing the effectiveness of a hedge. The Corporation does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

No foreign currency sales contracts are outstanding as of December 31, 2021. The following summarizes location and fair value of the outstanding foreign currency sales contracts recorded on the consolidated balance sheet as of December 31, 2020.

	Location	Total
Fair value hedge contracts	Other current assets	$1,123
	Other noncurrent assets	332
	Other current liabilities	12
Fair value hedged item	Receivables	(960)
	Other current liabilities	201
	Other noncurrent liabilities	327

The change in the fair value of the cash flow contracts is recorded as a component of accumulated other comprehensive loss. Amounts recognized as and reclassified from accumulated other comprehensive loss are recorded as a component of other comprehensive income (loss) and are summarized below. Amounts are after-tax, where applicable. Certain amounts recognized as or reclassified from comprehensive income (loss) for 2021 and 2020 have no tax effect due to the Corporation recording a valuation allowance against the deferred income tax assets in the related jurisdictions.

For the Year Ended December 31, 2021	Beginning of the Year	Recognized	Reclassified	End of the Year
Foreign currency purchase contracts	$162	$0	$27	$135
Future contracts – copper and aluminum	427	774	1,059	142

Change in fair value	$589	$774	$1,086	$277

For the Year Ended December 31, 2020
Foreign currency purchase contracts	$189	$0	$27	$162
Future contracts – copper and aluminum	102	390	65	427

Change in fair value	$291	$390	$92	$589

The change in fair value reclassified or expected to be reclassified from accumulated other comprehensive loss to earnings is summarized below. All amounts are pre-tax.

	Location of Gain (Loss) in Consolidated Statements of Operations	Estimated to be Reclassified in the Next 12 Months	Years Ended December 31,
			2021	2020
Foreign currency purchase contracts	Depreciation and amortization	$27	$27	$27
Futures contracts – copper and aluminum	Costs of products sold (excluding depreciation and amortization)	142	1,059	65

Losses on foreign exchange transactions included in other expense approximated $(1,134) and $(97) for 2021 and 2020, respectively.

NOTE 15 – FAIR VALUE:

The following summarizes financial assets and liabilities reported at fair value on a recurring basis in the consolidated balance sheets at December 31:

2021	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Investments
Other noncurrent assets	$4,860	$0	$0	$4,860

2020
Investments
Other noncurrent assets	$4,402	$0	$0	$4,402
Foreign currency exchange contracts
Accounts receivable	0	(960)	0	(960)
Other current assets	0	1,123	0	1,123
Other noncurrent assets	0	332	0	332
Other current liabilities	0	213	0	213
Other noncurrent liabilities	0	327	0	327

The investments held as other noncurrent assets represent assets held in the “Rabbi” trust for the purpose of providing benefits under the non-qualified defined benefit pension plan. The fair value of the investments is based on quoted prices of the investments in active markets. The fair value of foreign currency exchange contracts is determined based on the fair value of similar contracts with similar terms and remaining maturities. The fair value of futures contracts is based on market quotations. The fair values of the variable-rate IRB debt and borrowings under the revolving credit facility approximate their carrying values. Additionally, the fair values of trade receivables and trade payables approximate their carrying values.

NOTE 16 – REVENUE:

Net sales by geographic area and product line for the years ended December 31, 2021, and 2020, are outlined below. Net sales are attributed to the geographic areas based on the location of the customer. Sales to individual foreign countries were less than 10% of consolidated net sales for each of the years.

	Net Sales by Geographic Area
	2021	2020
United States	$178,090	$159,908
Foreign	166,830	168,636

Consolidated total	$344,920	$328,544

	Net Sales by Product Line
	2021	2020
Forged and cast mill rolls	$234,926	$228,219
Forged engineered products	25,278	9,670
Heat exchange coils	24,372	25,249
Centrifugal pumps	33,867	36,911
Air handling systems	26,477	28,495

Consolidated total	$344,920	$328,544

NOTE 17 – STOCK-BASED COMPENSATION:

The Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan (the “Incentive Plan”) originally authorized the issuance of up to 1,100,000 shares of the Corporation’s common stock for awards under the Incentive Plan. In May 2021, the shareholders of the Corporation approved an amendment and restatement of the Incentive Plan providing for an additional 1,600,000 shares that could be issued under the Incentive Plan. Awards under the Incentive Plan may include incentive stock options and non-qualified stock options, stock appreciation rights, restricted shares and restricted stock units, performance awards, other stock-based awards, or short-term cash incentive awards. If any award is canceled, terminates, expires, or lapses for any reason prior to the issuance of the shares, or if the shares are issued under the Incentive Plan and thereafter are forfeited to the Corporation, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares available under the Incentive Plan. Shares tendered or withheld to pay the option exercise price or tax withholding will continue to count against the aggregate number of shares of common stock available for grant under the Incentive Plan. Any shares repurchased by the Corporation with cash proceeds from the exercise of options will not be added back to the pool of shares available for grant under the Incentive Plan.

The Incentive Plan may be administered by the Board of Directors or the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine, within the limits of the express provisions of the Incentive Plan, the individuals to whom the awards will be granted and the nature, amount and terms of such awards. The Incentive Plan also provides for equity-based awards during any one year to non-employee members of the Board of Directors, based on the grant date fair value, not to exceed $200. The limit does not apply to shares received by a non-employee director at his or her election in lieu of all or a portion of the director’s retainer for board service.

The Compensation Committee has granted stock options, time-vesting restricted stock units (RSUs) and performance-vesting restricted stock units (PSUs) to select individuals. Each stock option represents the right to purchase one share of common stock of the Corporation at a designated price, subject to the terms and conditions of the stock option award agreement. All stock options are fully vested. Each RSU represents the right to receive one share of common stock of the Corporation at a future date after the RSU has become earned and vested, subject to the terms and conditions of the RSU award agreement. The RSUs typically vest over a three-year period. The PSUs can be earned depending upon the achievement of a performance or market condition and a time-vesting condition as follows: (i) achievement of a targeted return on invested capital over a three-year performance period; (ii) achievement of a three-year cumulative relative total shareholder return as ranked against other companies included in the Corporation’s peer group; and (iii) remaining continuously employed with the Corporation through the end of the third year following the date of grant. Earlier vesting of the stock units is permitted under certain conditions, such as upon a change of control of the Corporation, or as approved by the Board of Directors. In 2021, in connection with the early retirement of two executive officers, the Board of Directors approved modifying certain terms of their outstanding awards including accelerating the vesting requirements. The modifications increased stock-based compensation expense for 2021 by approximately $369.

The grant date fair value for the RSUs equals the closing price of the Corporation’s common stock on the NYSE on the date of grant. The grant date fair value for PSUs subject to a market condition is determined using a Monte Carlo simulation model and the grant date fair value for PSUs that vest subject to a performance condition is equal to the closing price of the Corporation’s stock on the NYSE on the date of grant. The determination of the fair value of these awards takes into consideration the likelihood of achievement of the market or performance condition and, in certain circumstances, is adjusted for subsequent changes in the estimated or actual outcome of the condition. Unrecognized compensation expense associated with the RSUs and PSUs equaled $2,013 at December 31, 2021, and is expected to be recognized over a weighted-average period of approximately 2 years.

Outstanding RSUs and PSUs, which would represent non-vested awards, as of December 31, 2021, and 2020, and activity for the years then ended are as follows:

	Number of RSUs	Weighted- Average Fair Value	Number of PSUs	Weighted- Average Fair Value
Outstanding at January 1, 2020	219,851	$5.45	214,191	$5.74
Granted	162,503	3.22	169,178	4.19
Converted to common stock	(95,391)	6.81	(5,793)	14.00
Forfeited	(8,305)	5.59	(29,380)	10.46

Outstanding at December 31, 2020	278,658	3.68	348,196	4.45
Granted	207,381	5.74	215,150	6.78
Converted to common stock	(169,757)	4.39	(133,745)	5.98
Forfeited	(15,435)	4.80	(96,994)	4.30

Outstanding at December 31, 2021	300,847	$4.64	332,607	$5.39

Outstanding stock options, all of which are fully vested, as of December 31, 2021, and 2020, and activity for the years then ended are as follows:

	Number of Shares Under Options	Weighted- Average Exercise Price	Remaining Contractual Life In Years	Intrinsic Value
Outstanding at January 1, 2020	408,750	$21.64	2.1	$0
Granted	0	N/A
Exercised	0	N/A
Forfeited	(17,000)	20.31
Expired	(122,500)	25.77

Outstanding at December 31, 2020	269,250	19.85	2.0	0
Granted	0	N/A
Exercised	0	N/A
Forfeited	(5,000)	20.00
Expired	(58,750)	25.18

Outstanding at December 31, 2021	205,500	$18.32	1.4	$0

Exercisable at December 31, 2021	205,500	$18.32	1.4	$0

Vested or expected to vest at December 31, 2021	205,500	$18.32	1.4	$0

Stock-based compensation expense for all awards, including expense associated with the modified awards and equity-based awards granted to non-employee members of the Board of Directors, approximated $2,438 and $1,329 for 2021 and 2020, respectively. The income tax benefit recognized in the consolidated statements of operations was not significant due to the Corporation having a valuation allowance recorded against its deferred income tax assets for the jurisdiction where the expense was recognized (see Note 20).

NOTE 18 – RESEARCH AND DEVELOPMENT COSTS:

Expenditures relating to the development of new products, identification of products or process alternatives and modifications and improvements to existing products and processes are expensed as incurred. These expenses approximated $1,229 for 2021 and $2,047 for 2020.

NOTE 19 – LITIGATION:

The Corporation and its subsidiaries are involved in various claims and lawsuits incidental to their businesses and are also subject to asbestos litigation as described below.

Asbestos Litigation

Claims have been asserted alleging personal injury from exposure to asbestos-containing components historically used in some products manufactured by predecessors of Air & Liquid (the “Asbestos Liability”). Air & Liquid, and in some cases the Corporation, are defendants (among a number of defendants, often in excess of 50) in cases filed in various state and federal courts.

Asbestos Claims

The following table reflects approximate information about the claims for the Asbestos Liability against Air & Liquid and the Corporation for the years ended December 31, 2021, and 2020. The majority of the settlement and defense costs were reported and paid by insurers. Because claims are often filed and can be settled or dismissed in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

	2021	2020
Total claims pending at the beginning of the period	5,891	6,102
New claims served	1,233	1,016
Claims dismissed	(605)	(855)
Claims settled	(422)	(372)

Total claims pending at the end of the period(1)	6,097	5,891

Administrative closures(2)	(2,941)

Total active claims pending at the end of the period(2)	3,156

Gross settlement and defense costs paid (in 000’s)	$23,215	$27,437

Average gross settlement and defense costs per claim resolved (in 000’s)(3)	$22.60	$22.36

(1)

Included as “open claims” are approximately 661 and 688 claims in 2021 and 2020, respectively, classified in various jurisdictions as “inactive” or transferred to a state or federal judicial panel on multi-district litigation, commonly referred to as the MDL.

(2)

In 2021, the Corporation adopted the same methodology used by the liability expert who values the Corporation’s asbestos claims, in order to better align the Corporation’s data with the expert’s liability valuation. The expert’s methodology treats all claims filed six or more years ago as “administratively closed.” Therefore, the Corporation changed its prior practice of reporting “Total claims pending at the end of the period” into two categories – “Administrative closures” and “Total active claims at the end of the period.” Administrative closures now include (i) those claims that were filed six or more years ago; (ii) claims that were previously classified in various jurisdictions as “inactive;” and (iii) claims that were transferred to a state or federal judicial panel on multi-district litigation. Collectively, these claims are unlikely to result in any liability to the Corporation. Accordingly, the Corporation believes that presentation of “Total active claims pending at the end of the period” is a better indicator of total claims which may result in future payment.

(3)	Claims resolved do not include claims that were administratively closed.

Asbestos Insurance

The Corporation and Air & Liquid are parties to a series of settlement agreements (“Settlement Agreements”) with insurers that have coverage obligations for the Asbestos Liability (the “Settling Insurers”). Under the Settlement Agreements, the Settling Insurers accept financial responsibility, subject to the terms and conditions of the respective agreements, including overall coverage limits, for pending and future claims for the Asbestos Liability. The Settlement Agreements encompass the majority of insurance policies that provide coverage for claims for the Asbestos Liability.

The Settlement Agreements include acknowledgements that Howden North America, Inc. (“Howden”) is entitled to coverage under policies covering the Asbestos Liability for claims arising out of the historical products manufactured or distributed by Buffalo Forge, a former subsidiary of the Corporation (the “Products”), which was acquired by Howden. The Settlement Agreements do not provide for any prioritization on access to the applicable policies or any sub-limits of liability as to Howden or the Corporation and Air & Liquid and, accordingly, Howden may access the coverage afforded by the Settling Insurers for any covered claim arising out of the Products. In general, access by Howden to the coverage afforded by the Settling Insurers for the Products will erode coverage under the Settlement Agreements available to the Corporation and Air & Liquid for the Asbestos Liability.

Asbestos Valuations

At December 31, 2006, with the assistance of a nationally recognized expert in the valuation of asbestos liabilities, the Corporation recorded its initial reserve for the Asbestos Liability. Since then, the Corporation and the expert have reviewed the Asbestos Liability and the underlying assumptions on a regular basis to determine whether any adjustment to the Asbestos Liability or the underlying assumptions were necessary. When warranted, the Asbestos Liability was adjusted to consider the current trends and new information that became available and, if reasonably estimable, to extend the valuation of asbestos liabilities further into the future. In 2018, the valuation was extended to include claims projected to be asserted through 2052, the estimated final date by which the Corporation expects to have settled all asbestos-related claims.

In conjunction with the regular updates of the estimated Asbestos Liability, the Corporation also develops an estimate of defense costs expected to be incurred with settling the Asbestos Liability and probable insurance recoveries for the Asbestos Liability and defense costs. In developing the estimate of probable defense costs, the Corporation considers several factors including, but not limited to, current and historical defense-to-indemnity cost ratios. In developing the estimate of probable insurance recoveries, the Corporation considers the expert’s projection of settlement costs for the Asbestos Liability and management’s projection of associated defense costs. In addition, the Corporation consults with its outside legal counsel on insurance matters and a nationally recognized insurance consulting firm that it retains to assist with certain policy allocation matters. The Corporation also considers a number of other factors including the Settlement Agreements in effect, policy exclusions, policy limits, policy provisions regarding coverage for defense costs, attachment points, gaps in the coverage, policy exhaustions, the nature of the underlying claims for the Asbestos Liability, estimated erosion of insurance limits on account of claims against Howden arising out of the Products, prior impairment of policies, insolvencies among certain of the insurance carriers, and creditworthiness of the remaining insurers based on publicly available information. Based on these factors, the Corporation estimates the probable insurance recoveries for the Asbestos Liability and defense costs for the corresponding timeframe of the Asbestos Liability.

In 2021, primarily as a result of identified changes in claim data and availability of new information, the Corporation engaged GNARUS Advisors LLC (“GNARUS”) to update the estimated Asbestos Liability. The methodology used by GNARUS in its updated projection was substantially the same methodology employed previously, which has been accepted by numerous courts, and included the following factors:

•	interpretation of a widely accepted forecast of the population likely to have been exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases;

•

analysis of the number of people likely to file an asbestos-related injury claim against the subsidiaries and the Corporation based on such epidemiological data and relevant claims history from January 1, 2018, to July 31, 2021;

•	an analysis of pending cases, by type of injury claimed and jurisdiction where the claim is filed; and

•	an analysis of claims resolution history from January 1, 2018, to July 31, 2021, to determine the average settlement value of claims, by type of injury claimed and jurisdiction of filing.

Based on this analysis, the Corporation recorded an increase to its estimated Asbestos Liability of $23,333 for claims pending or projected to be asserted through 2052. The increase is primarily attributable to recent claim experience, including a higher expected proportion of mesothelioma claims which typically have a higher settlement value, offset by a lower defense-to-indemnity cost ratio (reduced to 70% from 80% based on experience over the past five years) and elimination of an inflationary factor based on historical experience over the past 10+ years which provided no evidence that inflationary pressures influenced settlement averages. In addition, the Corporation increased its estimated insurance receivable by $16,672 for the estimated insurance recoveries attributable to the claims for which the Asbestos Liability reserve has been established and the portion of defense costs covered by the Settlement Agreements. The difference between the increase to the Asbestos Liability and the increase to the insurance receivable of $6,661 is recorded as a charge for asbestos-related costs in the consolidated statement of operations for 2021. In addition, in the prior year, the Corporation recognized expense equaling $283 for the potential insolvency of an insurance carrier, which was recorded as a charge for asbestos-related costs in the consolidated statement of operations for 2020.

The following table summarizes activity relating to insurance recoveries for the years ended December 31, 2021, and 2020.

	2021	2020
Insurance receivable – asbestos, beginning of the year	$117,937	$136,932
Settlement and defense costs paid by insurance carriers	(13,312)	(18,712)
Change in estimated coverage	16,672	(283)

Insurance receivable – asbestos, end of the year	$121,297	$117,937

The balance of the insurance receivable does not assume any recovery from insolvent carriers. A substantial majority of the insurance recoveries deemed probable is from insurance companies rated A – (excellent) or better by A.M. Best Corporation. There can be no assurance, however, that there will not be insolvencies among the relevant insurance carriers, or that the assumed percentage recoveries for certain carriers will prove correct. The difference between insurance recoveries and projected costs is not due to exhaustion of all insurance coverage for the Asbestos Liability.

The amounts recorded for the Asbestos Liability and insurance receivable rely on assumptions that are based on currently known facts and strategy. The Corporation’s actual expenses or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Corporation’s or the experts’ calculations vary significantly from actual results. Key variables in these assumptions are identified above and also include the number and nature of new claims to be filed each year, the average cost of disposing of each new claim, average annual defense costs, compliance by relevant parties with the terms of the Settlement Agreements, and the solvency risk with respect to the relevant insurance carriers. Other factors that may affect the Asbestos Liability and ability to recover under the Corporation’s insurance policies include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The Corporation intends to continue to evaluate the Asbestos Liability and related insurance receivable, as well as the underlying assumptions, on a regular basis to determine whether any adjustments to the estimates are required. Due to the uncertainties surrounding asbestos litigation and insurance, these regular reviews may result in the Corporation adjusting its current reserve; however, the Corporation is currently unable to estimate such future adjustments. Adjustments, if any, to the Corporation’s estimate of the Asbestos Liability and/or insurance receivable could be material to the operating results for the periods in which the adjustments to the liability or receivable are recorded and to the Corporation’s consolidated financial position and liquidity.

NOTE 20 – INCOME TAXES:

(Loss) income from operations before income taxes for the years ended December 31, 2021, and 2020, is summarized below. (Loss) income from operations before income taxes for certain foreign entities is classified differently for book reporting and income tax reporting purposes.

	2021	2020
Domestic	$(18,057)	$(1,587)
Foreign	8,228	10,287

(Loss) income from operations before income taxes	$(9,829)	$8,700

The income tax provision (benefit) for the years ended December 31, 2021, and 2020, consisted of the following:

	2021	2020
Current:
Federal	$0	$(3,614)
State	(16)	107
Foreign	1,017	2,079

Current income tax provision (benefit)	1,001	(1,428)

Deferred:
Federal	(2,978)	2,485
State	(1,085)	1,329
Foreign	1,138	(178)
Increase (decrease) in valuation allowance	4,229	(2,678)

Deferred income tax provision	1,304	958

Total income tax provision (benefit)	$2,305	$(470)

The income tax benefit recorded in 2020 includes a benefit of $3,502 for the carryback of net operating losses, as enabled by the CARES Act, to an earlier period when the Corporation was subject to a higher tax rate, resulting in the release of a portion of the valuation allowance previously established against the deferred income tax assets of the Corporation.

The difference between statutory U.S. federal income tax and the Corporation’s effective income tax for the years ended December 31, 2021, and 2020, was as follows:

	2021	2020
Computed at statutory rate	$(2,064)	$1,827
State income taxes	(1,098)	1,413
Rate change	482	0
Tax differential on non-U.S. earnings	(49)	(44)
GILTI inclusion	305	1,586
Stock-based compensation	152	0
Meals and entertainment	10	32
Net operating loss carryback	0	(3,502)
Adjustments to net operating losses	275	53
Increase (decrease) in valuation allowance	4,229	(2,678)
Other – net	63	843

Total income tax provision (benefit)	$2,305	$(470)

Deferred income tax assets and liabilities as of December 31, 2021, and 2020, are summarized in the following table. Unremitted earnings of the Corporation’s non-U.S. subsidiaries and affiliates are deemed to be permanently re-invested and, accordingly, no deferred income tax liability has been recorded. If the Corporation were to remit any foreign earnings to the U.S., the estimated tax impact would be insignificant.

	2021	2020
Assets:
Employment – related liabilities	$7,378	$8,709
Pension liability – foreign	0	688
Pension liability – domestic	7,984	11,991
Capital loss carryforwards	204	157
Asbestos-related liability	14,685	15,521
Net operating loss – domestic	13,156	8,735
Net operating loss – state	5,415	4,711
Net operating loss – foreign	9,666	10,940
Inventory related	3,232	2,056
Impairment charge associated with investment in MG	961	949
Operating lease right-of-use assets	980	1,026
Interest expense limitation	2,517	1,770
Other	797	798

Gross deferred income tax assets	66,975	68,051
Valuation allowance	(42,441)	(42,454)

	24,534	25,597

Liabilities:
Depreciation	(22,015)	(22,165)
Pension asset – foreign	(1,482)	0
Intangible assets – finite life	(565)	(707)
Intangible assets – indefinite life	(510)	(552)
Operating lease liabilities	(980)	(1,026)
Other	(664)	(57)

Gross deferred income tax liabilities	(26,216)	(24,507)

Net deferred income tax (liabilities) assets	$(1,682)	$1,090

At December 31, 2021, the Corporation has U.S. federal net operating loss carryforwards of $62,649, of which $55,914 can be carried forward indefinitely but will be limited to 80 percent of taxable income in any given year. The balance of $6,735 will begin to expire in 2035 and can be used without taxable income limitation. Additionally, at December 31, 2021, the Corporation had state net operating loss carryforwards of $81,909, which begin to expire in 2022, and foreign net operating loss carryforwards of $45,049 and capital loss carryforwards of $815, which do not expire.

Unrecognized tax benefits and changes in unrecognized tax benefits for the years ended December 31, 2021, and 2020, are insignificant. If the unrecognized tax benefits were recognized, the effect on the Corporation’s effective income tax rate would also be insignificant. The amount of penalties and interest recognized in the consolidated balance sheets as of December 31, 2021, and 2020, and in the consolidated statements of operations for 2021 and 2020 is insignificant.

The Corporation is subject to taxation in the United States, various states and foreign jurisdictions, and remains subject to examination by tax authorities for 2013, due to the carryback of net operating losses enabled by the CARES Act, and for tax years 2018 – 2021.

NOTE 21 – ENVIRONMENTAL MATTERS:

The Corporation is currently performing certain remedial actions in connection with the sale of real estate previously owned and periodically incurs costs to maintain compliance with environmental laws and regulations. Environmental exposures are difficult to assess and estimate for numerous reasons, including lack of reliable data, the multiplicity of possible solutions, the years of remedial and monitoring activity required, and identification of new sites. The undiscounted potential liability for remedial actions and environmental compliance measures approximated $100 as of December 31, 2021, and 2020.

NOTE 22 – RELATED PARTIES:

ATR had a loan outstanding with its minority shareholder, which was fully repaid in 2021. The loan originally matured in 2008 but had been renewed continually for one-year periods. At December 31, 2020, the loan balance approximated $1,056 (RMB 6,901).

Interest did not compound and had accrued on the outstanding loan balance, since inception, at the three-to-five-year loan interest rate set by the People’s Bank of China in effect at the time of renewal. In 2021, in addition to repaying the balance of the loan, ATR paid $479 (RMB 3,046) in accrued interest. In 2020, ATR repaid $1,882 (RMB 13,000) in principal and $290 (RMB 2,000) in accrued interest. The interest rate for 2021 and 2020 approximated 5%. Accrued interest as of December 31, 2021, and 2020, approximated $1,713 (RMB 10,901) and $2,117 (RMB 13,842), respectively, and is recorded in other current liabilities on the consolidated balance sheets.

Purchases from ATR’s minority shareholder and its affiliates, which were in the ordinary course of business, approximated $11,368 (RMB 73,299) and $7,556 (RMB 52,255) in 2021 and 2020, respectively. At December 31, 2021, and 2020, the amount payable to ATR’s minority shareholder and its affiliates for purchases approximated $1,125 (RMB 7,157) and $344 (RMB 2,249), respectively. Additionally, customer deposits from ATR’s minority shareholder and its affiliates approximated $616 (RMB 3,921) and $456 (RMB 2,984) at December 31, 2021, and 2020, respectively. Sales to ATR’s minority shareholder and its affiliates, which were in the ordinary course of business, approximated $9,842 (RMB 63,460) and $9,154 (RMB 63,222) for 2021 and 2020, respectively. No amounts were due from ATR’s minority shareholder or its affiliates as of December 31, 2021, or 2020.

NOTE 23 – BUSINESS SEGMENTS:

The Corporation organizes its business into two operating segments – Forged and Cast Engineered Products and Air and Liquid Processing. Summarized financial information concerning the Corporation’s reportable segments is shown in the following tables. Corporate assets included under Identifiable Assets represent primarily cash and cash equivalents and other items not allocated to reportable segments. Long-lived assets exclude deferred income tax assets. Corporate costs are comprised of operating costs of the corporate office and other costs not allocated to the segments. The accounting policies are the same as those described in Note 1, Summary of Significant Accounting Policies.

	Net Sales(1)		(Loss) Income from Operations Before Income Taxes
	2021	2020	2021	2020
Forged and Cast Engineered Products	$260,204	$237,889	$(3,065)	$8,621
Air and Liquid Processing(2)	84,716	90,655	1,905	10,133

Total Reportable Segments	344,920	328,544	(1,160)	18,754
Corporate costs, including other income (expense)	0	0	(8,669)	(10,054)

Consolidated total	$344,920	$328,544	$(9,829)	$8,700

	Capital Expenditures		Depreciation and Amortization Expense		Identifiable Assets(3)
	2021	2020	2021	2020	2021	2020
Forged and Cast Engineered Products	$14,929	$7,972	$17,051	$17,583	$317,562	$297,552
Air and Liquid Processing	307	494	749	824	155,718	156,322
Corporate	0	0	77	168	12,352	9,334

Consolidated total	$15,236	$8,466	$17,877	$18,575	$485,632	$463,208

	Long-Lived Assets(4)		(Loss) Income from Operations Before Income Taxes
Geographic Areas:	2021	2020	2021	2020
United States(5)	$218,712	$220,372	$(18,148)	$(1,706)
Foreign	76,447	68,511	8,319	10,406

Consolidated total	$295,159	$288,883	$(9,829)	$8,700

(1)	For the Forged and Cast Engineered Products segment, one customer accounted for 11% of its net sales in 2020.
(2)

(Loss) income from operations before income taxes for the Air and Liquid Processing segment for 2021 includes a charge of $6,661 representing the estimated increase in the costs of asbestos-related litigation through 2052, the estimated final date by which the Corporation expects to have settled all asbestos-related claims, net of estimated insurance recoveries. (Loss) income from operations before income taxes for the Air and Liquid Processing segment for 2020 includes a charge of $283 for the potential insolvency of an asbestos-related insurance carrier.

(3)	Identifiable assets for the Forged and Cast Engineered Products segment include investments in joint ventures of $2,175 at December 31, 2021, and 2020.
(4)

Foreign long-lived assets primarily represent assets of the foreign operations. Long-lived assets of the U.S. include noncurrent asbestos-related insurance receivables of $105,297 and $101,937 at December 31, 2021, and 2020. respectively.

(5)

(Loss) income from operations before income taxes for the United States includes Corporate costs. In addition, for 2021, it includes a charge of $6,661 representing the estimated increase in the costs of asbestos-related litigation through 2052, the estimated final date by which the Corporation expects to have settled all asbestos-related claims, net of estimated insurance recoveries, and, for 2020, a charge of $283 for the potential insolvency of an asbestos-related insurance carrier.

Annex B

AMPCO-PITTSBURGH CORPORATION

INDEX TO MARCH 31, 2022 UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AMPCO-PITTSBURGH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par value)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$6,785	$10,337
Receivables, less allowance for doubtful accounts of $1,054 as of March 31, 2022 and $1,240 as of December 31, 2021	81,765	68,829
Receivables from related parties (Note 17)	866	0
Inventories	97,872	88,198
Insurance receivable - asbestos	16,000	16,000
Other current assets	6,531	4,933

Total current assets	209,819	188,297
Property, plant and equipment, net	156,485	158,563
Operating lease right-of-use assets	3,927	4,056
Insurance receivable - asbestos	103,697	105,297
Deferred income tax assets	2,176	2,176
Intangible assets, net	5,970	6,204
Investments in joint ventures	2,175	2,175
Prepaid pensions	11,887	11,963
Other noncurrent assets	6,498	6,901

Total assets	$502,634	$485,632

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$47,979	$43,105
Accounts payable to related parties (Note 17)	2,635	1,125
Accrued payrolls and employee benefits	14,441	15,954
Debt - current portion	19,530	20,007
Operating lease liabilities - current portion	626	641
Asbestos liability - current portion	23,000	23,000
Other current liabilities	21,935	21,210

Total current liabilities	130,146	125,042
Employee benefit obligations	59,682	62,114
Asbestos liability	154,280	157,314
Long-term debt	58,392	40,912
Noncurrent operating lease liabilities	3,301	3,415
Deferred income tax liabilities	3,733	3,858
Other noncurrent liabilities	1,170	1,171

Total liabilities	410,704	393,826

Commitments and contingent liabilities (Note 8)
Shareholders’ equity:
Common stock - par value $1; authorized 40,000 shares; issued and outstanding 19,191 shares as of March 31, 2022 and 19,184 shares as of December 31, 2021	19,191	19,184
Additional paid-in capital	174,824	174,561
Retained deficit	(54,421)	(56,066)
Accumulated other comprehensive loss	(56,889)	(55,106)

Total Ampco-Pittsburgh shareholders’ equity	82,705	82,573
Noncontrolling interest	9,225	9,233

Total shareholders’ equity	91,930	91,806

Total liabilities and shareholders’ equity	$502,634	$485,632

See Notes to Condensed Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net sales:
Net sales	$92,178	$84,717
Net sales to related parties (Note 17)	2,248	2,083

Total net sales	94,426	86,800

Operating costs and expenses:
Costs of products sold (excluding depreciation and amortization)	78,820	69,588
Selling and administrative	9,878	11,558
Depreciation and amortization	4,487	4,743
(Gain) loss on disposal of assets	(2)	4

Total operating costs and expenses	93,183	85,893

Income from operations	1,243	907

Other income (expense):
Investment-related income	4	18
Interest expense	(994)	(895)
Other income - net	1,412	665

Total other income (expense)	422	(212)

Income before income taxes	1,665	695
Income tax provision	(56)	(381)

Net income	1,609	314
Less: Net (loss) income attributable to noncontrolling interest	(36)	147

Net income attributable to Ampco-Pittsburgh	$1,645	$167

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.09	$0.01
Diluted	$0.08	$0.01

Weighted average number of common shares outstanding:
Basic	19,188	18,637
Diluted	19,483	20,669

See Notes to Condensed Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net income	$1,609	$314

Other comprehensive loss, net of income tax where applicable:
Adjustments for changes in:
Foreign currency translation	(2,614)	(856)
Unrecognized employee benefit costs (including effects of foreign currency translation)	146	57
Fair value of cash flow hedges	443	310
Reclassification adjustments for items included in net income:
Amortization of unrecognized employee benefit costs	365	362
Settlements of cash flow hedges	(95)	(331)

Other comprehensive loss	(1,755)	(458)

Comprehensive loss	(146)	(144)
Less: Comprehensive (loss) income attributable to noncontrolling interest	(8)	181

Comprehensive loss attributable to Ampco-Pittsburgh	$(138)	$(325)

See Notes to Condensed Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(in thousands)

Three Months Ended March 31, 2022	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance at January 1, 2022	$19,184	$174,561	$(56,066)	$(55,106)	$9,233	$91,806
Stock-based compensation		287				287
Comprehensive loss:
Net income (loss)			1,645		(36)	1,609
Other comprehensive (loss) income				(1,783)	28	(1,755)

Comprehensive loss					(8)	(146)
Issuance of common stock excluding excess tax benefits of $0	7	(24)				(17)

Balance at March 31, 2022	$19,191	$174,824	$(54,421)	$(56,889)	$9,225	$91,930

Three Months Ended March 31, 2021
Balance at January 1, 2021	$18,312	$170,318	$(43,371)	$(68,695)	$8,435	$84,999
Stock-based compensation		546				546
Comprehensive income (loss):
Net income			167		147	314
Other comprehensive (loss) income				(492)	34	(458)

Comprehensive income (loss)					181	(144)
Shareholder exercise of warrants (Note 9)	539	2,562				3,101
Issuance of common stock excluding excess tax benefits of $0	6	(25)				(19)

Balance at March 31, 2021	$18,857	$173,401	$(43,204)	$(69,187)	$8,616	$88,483

See Notes to Condensed Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net cash flows (used in) provided by operating activities	$(16,272)	$1,858

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,407)	(2,378)
Proceeds from sale of property, plant and equipment	3	0
Purchases of long-term marketable securities	(58)	(1)
Proceeds from sale of long-term marketable securities	132	76

Net cash flows used in investing activities	(3,330)	(2,303)

Cash flows from financing activities:
Repayments of debt	(260)	(192)
Proceeds from revolving credit facility	17,000	3,571
Payments on revolving credit facility	(1,257)	(4,000)
Proceeds from related party debt (Note 17)	745	0
Repayments of related party debt (Note 17)	0	(308)
Proceeds from shareholder exercise of warrants (Note 9)	0	3,101

Net cash flows provided by financing activities	16,228	2,172

Effect of exchange rate changes on cash and cash equivalents	(178)	(318)

Net (decrease) increase in cash and cash equivalents	(3,552)	1,409
Cash and cash equivalents at beginning of period	10,337	16,842

Cash and cash equivalents at end of period	$6,785	$18,251

Supplemental information:
Income tax payments	$227	$274

Interest payments	$710	$607

Non-cash investing and financing activities:
Purchases of property, plant and equipment in current liabilities	$1,214	$665

Finance lease right-of-use assets exchanged for lease liabilities	$590	$0

Operating lease right-of-use assets exchanged for lease liabilities	$0	$53

See Notes to Condensed Consolidated Financial Statements.

AMPCO-PITTSBURGH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(in thousands, except share amounts)

Overview of the Business

Ampco-Pittsburgh Corporation (the “Corporation”) manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. It operates in two business segments - the Forged and Cast Engineered Products (“FCEP”) segment and the Air and Liquid Processing (“ALP”) segment. This segment presentation is consistent with how the Corporation’s chief operating decision maker evaluates financial performance and makes resource allocation and strategic decisions about the business.

The FCEP segment produces forged hardened steel rolls, cast rolls and forged engineered products (“FEP”). Forged hardened steel rolls are used primarily in cold rolling mills by producers of steel, aluminum and other metals. Cast rolls, which are produced in a variety of iron and steel qualities, are used mainly in hot and cold strip mills, medium/heavy section mills and plate mills. FEP principally are sold to customers in the steel distribution market, oil and gas industry and the aluminum and plastic extrusion industries. The segment has operations in the United States, England, Sweden, and Slovenia and equity interests in three joint venture companies in China. Collectively, the segment primarily competes with European, Asian and North American and South American companies in both domestic and foreign markets and distributes a significant portion of its products through sales offices located throughout the world.

The ALP segment includes Aerofin, Buffalo Air Handling and Buffalo Pumps, all divisions of Air & Liquid Systems Corporation (“Air & Liquid”), a wholly owned subsidiary of the Corporation. Aerofin produces custom-engineered finned tube heat exchange coils and related heat transfer products for a variety of industries including OEM/commercial, nuclear power generation and industrial manufacturing. Buffalo Air Handling produces large custom-designed air handling systems for institutional (e.g., hospital, university), pharmaceutical and general industrial building markets. Buffalo Pumps manufactures centrifugal pumps for the fossil fueled power generation, marine defense and industrial refrigeration industries. The segment has operations in Virginia and New York with headquarters in Carnegie, Pennsylvania. The segment distributes a significant portion of its products through a common independent group of sales offices located throughout the United States and Canada.

While the Corporation is operating at more normal levels following the emergence of the coronavirus (“COVID-19”) pandemic in 2020, lingering effects continue, some of which are being exacerbated by the Russia-Ukraine conflict, including periodic disruptions to the global supply chain, global inflationary pressures and delays in receiving and shipping product due to the lack of transportation. The Corporation is actively monitoring, and will continue to actively monitor, the pandemic and the Russia-Ukraine conflict and the potential impact on its operations, financial condition, liquidity, suppliers, industry, and workforce.

Note 1 - Unaudited Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of March 31, 2022, the condensed consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the three months ended March 31, 2022, and 2021, have been prepared by the Corporation without audit. In the opinion of management, all adjustments, consisting of only normal and recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented, have been made. The results of operations for the three months ended March 31, 2022, are not necessarily indicative of the operating results expected for the full year.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted.

Recently Issued Accounting Pronouncements

In September 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments - Credit Losses, which adds a new impairment model, known as the current expected credit loss (“CECL”) model, that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies it to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. The guidance originally became effective for the Corporation on January 1, 2020; however, since the Corporation meets the definition of a Smaller Reporting Company, as defined by the Securities and Exchange Commission, the effective date was subsequently revised to fiscal years beginning after December 15, 2022. The Corporation is currently evaluating the impact the guidance will have on its financial position and operating results. It will not, however, affect the Corporation’s liquidity.

Note 2 - Inventories

At March 31, 2022, and December 31, 2021, approximately 37% and 35%, respectively, of the inventories were valued using the LIFO method with the remaining inventories valued using the FIFO method. Inventories were comprised of the following:

	March 31, 2022	December 31, 2021
Raw materials	$27,725	$22,332
Work-in-process	42,741	37,447
Finished goods	16,698	18,093
Supplies	10,708	10,326

Inventories	$97,872	$88,198

Note 3 - Property, Plant and Equipment

Property, plant and equipment were comprised of the following:

	March 31, 2022	December 31, 2021
Land and land improvements	$10,271	$10,377
Buildings	63,090	63,166
Machinery and equipment	347,068	345,118
Construction-in-process	11,414	11,019
Other	6,798	6,798

	438,641	436,478
Accumulated depreciation and amortization	(282,156)	(277,915)

Property, plant and equipment, net	$156,485	$158,563

The majority of the assets of the Corporation, except real property including the land and building of Union Electric Steel UK Limited, an indirect subsidiary of the Corporation (“UES-UK”), is pledged as collateral for the Corporation’s revolving credit facility (Note 6). Land and buildings of UES-UK, equal to $2,787 (£2,122) at March 31, 2022, are held as collateral by the trustees of the UES-UK defined benefit pension plan (Note 7). The gross value of assets under finance leases and the related accumulated amortization approximated $4,391 and $1,348, respectively, as of March 31, 2022, and $3,882 and $1,263, respectively, at December 31, 2021. Depreciation expense approximated $4,389 and $4,494, including depreciation of assets under finance leases of approximately $120 and $118, for the three months ended March 31, 2022, and 2021, respectively.

Note 4 - Intangible Assets

Intangible assets were comprised of the following:

	March 31, 2022	December 31, 2021
Customer relationships	$5,751	$5,850
Developed technology	4,128	4,201
Trade name	2,384	2,442

	12,263	12,493
Accumulated amortization	(6,293)	(6,289)

Intangible assets, net	$5,970	$6,204

Changes in intangible assets consisted of the following:

	Three Months Ended March 31,
	2022	2021
Balance at beginning of the period	$6,204	$7,217
Amortization of intangible assets	(98)	(249)
Other, primarily impact from changes in foreign currency exchange rates	(136)	(266)

Balance at end of the period	$5,970	$6,702

Note 5 - Other Current Liabilities

Other current liabilities were comprised of the following:

	March 31, 2022	December 31, 2021
Customer-related liabilities	$12,082	$12,548
Accrued interest payable	1,807	1,772
Accrued sales commissions	2,022	1,864
Other	6,024	5,026

Other current liabilities	$21,935	$21,210

Customer-related liabilities primarily include liabilities for product warranty claims and deposits received on future orders. The Corporation provides a limited warranty on its products, known as assurance-type warranties, and may issue credit notes or replace products free of charge for valid claims. A warranty is considered an assurance-type warranty if it provides the customer with assurance that the product will function as intended. Historically, warranty claims have been insignificant. The Corporation records a provision for product warranties at the time the underlying sale is recorded. The provision is based on historical experience as a percentage of sales adjusted for potential claims when a liability is probable and for known claims.

Changes in the liability for product warranty claims consisted of the following:

	Three Months Ended March 31,
	2022	2021
Balance at beginning of the period	$7,331	$8,105
Satisfaction of warranty claims	(703)	(650)
Provision for warranty claims	508	786
Other, primarily impact from changes in foreign currency exchange rates	(139)	(84)

Balance at end of the period	$6,997	$8,157

Customer deposits represent amounts collected from, or invoiced to, a customer in advance of revenue recognition. The liability for customer deposits is reversed when the Corporation satisfies its performance obligations and control of the inventory transfers to the customer, typically when title transfers. Performance obligations related to customer deposits are expected to be satisfied in less than one year.

Changes in customer deposits consisted of the following:

	Three Months Ended March 31,
	2022	2021
Balance at beginning of the period	$4,328	$6,507
Satisfaction of performance obligations	(3,433)	(4,035)
Receipt of additional deposits	3,122	4,072
Other, primarily impact from changes in foreign currency exchange rates	(28)	(33)

Balance at end of the period	$3,989	$6,511

Note 6 - Debt

Borrowings were comprised of the following:

	March 31, 2022	December 31, 2021
Revolving credit facility	$45,487	$29,744
Sale and leaseback financing obligation	20,690	20,546
Industrial Revenue Bonds	9,191	9,191
Minority shareholder loan (Note 17)	742	0
Finance lease liabilities	1,812	1,438

Outstanding borrowings	77,922	60,919
Debt - current portion	(19,530)	(20,007)

Long-term debt	$58,392	$40,912

The current portion of debt includes primarily swing loans under the revolving credit facility and the Industrial Revenue Bonds (“IRBs”). By definition, swing loans are temporary advances under the revolving credit facility and short term in nature. Accordingly, swing loans are classified as a current liability until the amount is either repaid, as customers remit payments, or, if elected by the Corporation, refinanced as a longer-term loan under the revolving credit facility. The swing loans equaled $7,487 and $8,744 at March 31, 2022, and December 31, 2021, respectively. Although the IRBs begin to become due in 2027, the bonds can be put back to the Corporation on short notice if they are not able to be remarketed, which is considered remote by the Corporation; accordingly, the IRBs are classified as a current liability.

Revolving Credit Facility

The Corporation is a party to a revolving credit security agreement with a syndicate of banks that most recently was amended on June 29, 2021 (the “First Amended and Restated Security Agreement”). The agreement provides for a senior secured asset-based revolving credit facility of $100,000, that can be increased to $130,000 at the option of the Corporation and with the approval of the lenders, and an allowance of $20,000 for new capital equipment financing but, otherwise, restricts the Corporation from incurring additional indebtedness outside of the agreement, unless approved by the banks. The revolving credit facility includes sub-limits for letters of credit not to exceed $40,000 and European borrowings not to exceed $30,000, of which up to $7,500 may be further allocated for Swedish borrowings. The maturity date for the revolving credit facility is June 29, 2026, and, subject to other terms and conditions of the agreement, would become due on that date.

Availability under the revolving credit facility is based on eligible accounts receivable, inventory and fixed assets. Domestic borrowings from the credit facility bear interest, at the Corporation’s option, at either (i) LIBOR plus an applicable margin ranging between 2.00% to 2.50% based on the quarterly average excess availability or (ii) the alternate base rate plus an applicable margin ranging between 1.00% to 1.50% based on the quarterly average excess availability. European borrowings denominated in euros, pound sterling or krona bear interest at the Successor Rate as defined in the agreement. As of March 31, 2022, and December 31, 2021, there were no European borrowings outstanding. Additionally, the Corporation also is required to pay a commitment fee of 0.25% based on the daily unused portion of the credit facility.

As of March 31, 2022, the Corporation had outstanding borrowings under the credit facility of $45,487. The average interest rate approximated 3% and 4%, respectively, for the three months ended March 31, 2022, and 2021. The Corporation also utilizes a portion of the credit facility for letters of credit (Note 8). As of March 31, 2022, remaining availability under the credit facility approximated $33,000, net of standard availability reserves. At June 30, 2021, deferred financing fees of $485 were incurred related to the First Amended and Restated Security Agreement and are being amortized over the remaining term of the agreement.

Borrowings outstanding under revolving credit facility are collateralized by a first priority perfected security interest in substantially all assets of the Corporation and its subsidiaries (other than real property). Additionally, the revolving credit facility contains customary affirmative and negative covenants and limitations, including, but not limited to, investments in certain of its subsidiaries, payment of dividends, incurrence of additional indebtedness and guaranties, and acquisitions and divestures. In addition, the Corporation must maintain a certain level of excess availability or otherwise maintain a minimum fixed charge coverage ratio of not less than 1.05 to 1.00. The Corporation was in compliance with the applicable bank covenants as of March 31, 2022.

Sale and Leaseback Financing Obligation

In September 2018, Union Electric Steel Corporation (“UES”), an indirect subsidiary of the Corporation, completed a sale and leaseback financing transaction for certain of its real property, including its manufacturing facilities in Valparaiso, Indiana and Burgettstown, Pennsylvania, and its manufacturing facility and corporate headquarters located in Carnegie, Pennsylvania (the “Properties”). Simultaneously with the sale, UES entered into a lease agreement pursuant to which UES leased the Properties from the buyer. The lease provides for an initial term of 20 years; however, UES may extend the lease for four successive periods of five years each. If fully extended, the lease would expire in September 2058. UES also has the option to repurchase the Properties, which it may exercise in 2025, for a price equal to the greater of (i) their Fair Market Value, or (ii) 115% of Lessor’s Total Investment for the Facilities, with such terms defined in the lease agreement. Annual payments will increase each anniversary date by an amount equal to the lesser of 2% or 1.25% of the change in the consumer price index, as defined in the lease agreement. The effective interest rate approximated 8% for each of the three months ended March 31, 2022, and 2021.

Industrial Revenue Bonds (“IRBs”)

The Corporation has two IRBs outstanding: (i) $7,116 taxable IRB maturing in 2027 and (ii) $2,075 tax-exempt IRB maturing in 2029. Interest accrues on the IRBs at a floating rate which averaged less than 1% for the three months ended March 31, 2022, and 2021. The IRBs are secured by letters of credit of equivalent amounts and are remarketed periodically at which time the interest rates are reset. If the IRBs are not able to be remarketed, although considered a remote possibility by the Corporation, the bondholders can seek reimbursement immediately from the letters of credit; accordingly, the IRBs are recorded as current debt on the condensed consolidated balance sheets.

Note 7 - Pension and Other Postretirement Benefits

Contributions to the Corporation’s employee benefit plans were as follows:

	Three Months Ended March 31,
	2022	2021
U.S. defined benefit pension plans	$0	$0
Foreign defined benefit pension plans	642	171
Other postretirement benefits (e.g., net payments)	115	182
U.K. defined contribution pension plan	71	82
U.S. defined contribution plan	1,361	1,402

Net periodic pension and other postretirement benefit costs included the following components:

	Three Months Ended March 31,
U.S. Defined Benefit Pension Plans	2022	2021
Service cost	$16	$57
Interest cost	1,552	1,471
Expected return on plan assets	(3,216)	(3,348)
Amortization of prior service cost	2	6
Amortization of actuarial loss	631	574

Net benefit income	$(1,015)	$(1,240)

	Three Months Ended March 31,
Foreign Defined Benefit Pension Plans	2022	2021
Service cost	$72	$87
Interest cost	292	208
Expected return on plan assets	(527)	(485)
Amortization of prior service credit	(75)	(77)
Amortization of actuarial loss	86	162

Net benefit income	$(152)	$(105)

	Three Months Ended March 31,
Other Postretirement Benefit Plans	2022	2021
Service cost	$61	$56
Interest cost	45	70
Amortization of prior service credit	(257)	(254)
Amortization of actuarial gain	(19)	(35)

Net benefit income	$(170)	$(163)

Note 8 - Commitments and Contingent Liabilities

Outstanding standby and commercial letters of credit as of March 31, 2022, equaled $13,846, the majority of which serves as collateral for the IRB debt. Outstanding surety bonds as of March 31, 2022, approximated $4,000 (SEK 33,900), which guarantee certain obligations under a credit insurance arrangement for certain of the Corporation’s foreign pension commitments.

The Corporation has undertaken a significant capital program to upgrade existing equipment at certain of its FCEP locations which is anticipated to occur over the next 18 months and cost approximately $27,000. At March 31, 2022, commitments for future capital expenditures, including those associated with the FCEP capital program, approximated $25,000.

See Note 11 for derivative instruments, Note 15 for litigation and Note 16 for environmental matters.

Note 9 - Equity Rights Offering

In September 2020, the Corporation had previously completed an equity rights offering, issuing 5,507,889 shares of its common stock and 12,339,256 Series A warrants to existing shareholders. The shares of common stock and warrants are classified as equity instruments in the condensed consolidated statements of shareholders’ equity. Each Series A warrant provides the holder with the right to purchase 0.4464 shares of common stock at an exercise price of $2.5668, or $5.75 per whole share of common stock, and expires on August 1, 2025. For the three months ended March 31, 2021, the Corporation received proceeds of $3,101 from shareholders who exercised 1,208,192 Series A warrants, equating to the issuance of 539,336 common shares.

Note 10 - Accumulated Other Comprehensive Loss

Net change and ending balances for the various components of accumulated other comprehensive loss as of and for the three months ended March 31, 2022, and 2021, are summarized below. All amounts are net of tax where applicable.

	Foreign Currency Translation	Unrecognized Employee Benefit Costs	Cash Flow Hedges	Total Accumulated Other Comprehensive Loss	Less: Noncontrolling Interest	Accumulated Other Comprehensive Loss Attributable to Ampco- Pittsburgh
Balance at January 1, 2022	$(14,322)	$(40,563)	$277	$(54,608)	$498	$(55,106)
Net change	(2,614)	511	348	(1,755)	28	(1,783)

Balance at March 31, 2022	$(16,936)	$(40,052)	$625	$(56,363)	$526	$(56,889)

Balance at January 1, 2021	$(11,371)	$(57,652)	$589	$(68,434)	$261	$(68,695)
Net change	(856)	419	(21)	(458)	34	(492)

Balance at March 31, 2021	$(12,227)	$(57,233)	$568	$(68,892)	$295	$(69,187)

The following summarizes the line items affected on the condensed consolidated statements of operations for components reclassified from accumulated other comprehensive loss. Amounts in parentheses represent credits to net income (loss).

	Three Months Ended March 31,
	2022	2021
Amortization of unrecognized employee benefit costs:
Other income - net	$368	$376
Income tax provision	(3)	$(14)

Net of tax	$365	$362

Settlements of cash flow hedges:
Depreciation and amortization (foreign currency purchase contracts)	$(7)	$(7)
Costs of products sold (excluding depreciation and amortization) (futures contracts - copper and aluminum)	(91)	(324)

Total before income tax	(98)	(331)
Income tax benefit	3	0

Net of tax	$(95)	$(331)

The income tax effect associated with the various components of other comprehensive loss for the three months ended March 31, 2022, and 2021, is summarized below. Amounts in parentheses represent credits to net income when reclassified to earnings. Certain amounts have no tax effect due to the Corporation having a valuation allowance recorded against the deferred income tax assets for the jurisdiction where the income or expense is recognized. Foreign currency translation adjustments exclude the effect of income taxes since earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time.

	Three Months Ended March 31,
	2022	2021
Income tax effect associated with changes in:
Unrecognized employee benefit costs	$0	$0
Fair value of cash flow hedges	14	0
Income tax effect associated with reclassification adjustments:
Amortization of unrecognized employee benefit costs	(3)	(14)
Settlement of cash flow hedges	3	0

Note 11 - Derivative Instruments

Certain operations of the Corporation are subject to risk from exchange rate fluctuations in connection with sales in foreign currencies. To minimize this risk, foreign currency sales contracts are periodically entered into which would be designated as cash flow or fair value hedges. As of March 31, 2022, no anticipated foreign-denominated sales have been hedged. As of March 31, 2021, approximately $4,694 of anticipated foreign-denominated sales were hedged.

Certain divisions of the ALP segment are subject to risk from increases in the price of commodities (copper and aluminum) used in the production of inventory. To minimize this risk, futures contracts are entered into which are designated as cash flow hedges. At March 31, 2022, approximately 46%, or $3,498, of anticipated copper purchases over the next eight months and 56%, or $755, of anticipated aluminum purchases over the next six months are hedged. At March 31, 2021, approximately 34%, or $2,200, of anticipated copper purchases over the next seven months and 56%, or $512, of anticipated aluminum purchases over the next six months were hedged.

The Corporation periodically enters into purchase commitments to cover a portion of its anticipated natural gas and electricity usage. The commitments qualify as normal purchases and, accordingly, are not reflected on the condensed consolidated balance sheets. At March 31, 2022, the Corporation has purchase commitments covering approximately 25%, or $1,313, of anticipated natural gas usage through December 31, 2023, for one of its subsidiaries and approximately 29%, or $2,313, of anticipated electricity usage through December 31, 2025, for two of its subsidiaries. Purchases of natural gas and electricity under previously existing commitments equaled $440 and $147, respectively, for the three months ended March 31, 2022. There were no such purchases of natural gas or electricity under previously existing commitments for the three months ended March 31, 2021.

The Corporation previously entered into foreign currency purchase contracts to manage the volatility associated with euro-denominated progress payments to be made for certain machinery and equipment. As of December 31, 2010, all contracts were settled, the underlying fixed assets were placed in service and the change in fair value of the foreign currency purchase contract deferred in accumulated other comprehensive loss began being amortized to earnings (depreciation and amortization) over the life of the underlying assets.

No portion of the existing cash flow or fair value hedges is considered to be ineffective, including any ineffectiveness arising from the unlikelihood of an anticipated transaction to occur. Additionally, no amounts have been excluded from assessing the effectiveness of a hedge.

The Corporation does not enter into derivative transactions for speculative purposes and, therefore, holds no derivative instruments for trading purposes.

Gains (losses) on foreign exchange transactions included in other income - net equaled $256 and $(1,221) for the three months ended March 31, 2022, and 2021, respectively.

The change in the fair value of the cash flow contracts is recorded as a component of accumulated other comprehensive loss. The balances as of March 31, 2022, and 2021, and the amounts recognized as and reclassified from accumulated other comprehensive loss for each of the periods are summarized below. Amounts are after tax where applicable. Certain amounts recognized as comprehensive income (loss) or reclassified from accumulated other comprehensive loss have no tax effect due to the Corporation having a valuation allowance recorded against the deferred income tax assets for the jurisdiction where the income or expense is recognized.

Three Months Ended March 31, 2022	Beginning of the Period	Recognized	Reclassified	End of the Period
Foreign currency purchase contracts	$135	$0	$7	$128
Futures contracts - copper and aluminum	142	443	88	497

	$277	$443	$95	$625

Three Months Ended March 31, 2021
Foreign currency purchase contracts	$162	$0	$7	$155
Futures contracts - copper and aluminum	427	310	324	413

	$589	$310	$331	$568

The change in fair value reclassified or expected to be reclassified from accumulated other comprehensive loss to earnings is summarized below. All amounts are pre-tax.

	Location of Gain (Loss) in Statements of Operations	Estimated to be Reclassified in the Next 12 Months	Three Months Ended March 31,
			2022	2021
Foreign currency purchase contracts	Depreciation and amortization	$28	$7	$7
Futures contracts - copper and aluminum	Costs of products sold (excluding depreciation and amortization)	$497	$88	$324

Note 12 - Fair Value

The Corporation’s financial assets and liabilities that are reported at fair value in the condensed consolidated balance sheets as of March 31, 2022, and December 31, 2021, were as follows:

	Quoted Prices in Active Markets for Identical Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
As of March 31, 2022
Investments
Other noncurrent assets	$4,521	$0	$0	$4,521
As of December 31, 2021
Investments
Other noncurrent assets	$4,860	$0	$0	$4,860

The investments held as other noncurrent assets represent assets held in the “Rabbi” trust for the purpose of providing benefits under the non-qualified defined benefit pension plan. The fair value of the investments is based on quoted prices of the investments in active markets. The fair value of foreign currency exchange contracts is determined based on the fair value of similar contracts with similar terms and remaining maturities. The fair value of futures contracts is based on market quotations. The fair values of the variable-rate IRB debt and borrowings under the revolving credit facility approximate their carrying values. Additionally, the fair values of trade receivables and trade payables approximate their carrying values.

Note 13 - Revenue and Income Before Income Taxes

Net sales and income before income taxes by geographic area for the three months ended March 31, 2022, and 2021, are outlined below. When disaggregating revenue, consideration is given to information regularly reviewed by the chief operating decision maker to evaluate the financial performance of the operating segments and make resource allocation decisions. Substantially all foreign net sales for each of the periods is attributable to the FCEP segment.

	Three Months Ended March 31,
Net Sales	2022	2021
United States	$51,278	$44,482
Foreign	43,148	42,318

	$94,426	$86,800

	Three Months Ended March 31,
Income Before Income Taxes	2022	2021
United States (1)	$1,410	$(61)
Foreign	255	756

	$1,665	$695

(1)	Includes Corporate costs of $2,716 and $3,251 for the three months ended March 31, 2022, and 2021, respectively, which represent operating costs of the corporate office not allocated to the segments.

Net sales by product line for the three months ended March 31, 2022, and 2021, were as follows:

	Three Months Ended March 31,
	2022	2021
Forged and cast mill rolls	$60,707	$58,166
Forged engineered products	14,052	5,185
Centrifugal pumps	7,300	10,042
Air handling systems	6,609	7,350
Heat exchange coils	5,758	6,057

	$94,426	$86,800

Note 14 - Stock-Based Compensation

The Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan, as amended (the “Incentive Plan”), authorizes the issuance of up to 2,700,000 shares of the Corporation’s common stock for awards under the Incentive Plan. Awards under the Incentive Plan may include incentive stock options and non-qualified stock options, stock appreciation rights, restricted shares and restricted stock units, performance awards, other stock-based awards, or short-term cash incentive awards. If any award is canceled, terminates, expires, or lapses for any reason prior to the issuance of the shares, or if the shares are issued under the Incentive Plan and thereafter are forfeited to the Corporation, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares available under the Incentive Plan. Shares tendered or withheld to pay the option exercise price or tax withholding will continue to count against the aggregate number of shares of common stock available for grant under the Incentive Plan. Any shares repurchased by the Corporation with cash proceeds from the exercise of options will not be added back to the pool of shares available for grant under the Incentive Plan.

The Incentive Plan may be administered by the Board of Directors or the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine, within the limits of the express provisions of the Incentive Plan, the individuals to whom the awards will be granted and the nature, amount and terms of such awards.

The Incentive Plan also provides for equity-based awards during any one year to non-employee members of the Board of Directors, based on the grant date fair value, not to exceed $200. The limit does not apply to shares received by a non-employee director at his or her election in lieu of the director’s retainer for board service.

Stock-based compensation expense, including expense associated with equity-based awards granted to non-employee members of the Board of Directors, for the three months ended March 31, 2022, and 2021, equaled $287 and $546, respectively. The income tax benefit recognized in the condensed consolidated statements of operations was not significant due to the Corporation having a valuation allowance recorded against its deferred income tax assets for the majority of the jurisdictions where the expense was recognized.

Note 15 - Litigation

The Corporation and its subsidiaries are involved in various claims and lawsuits incidental to their businesses from time to time and are also subject to asbestos litigation as described below.

Asbestos Litigation

Claims have been asserted alleging personal injury from exposure to asbestos-containing components historically used in some products manufactured by predecessors of Air & Liquid (the “Asbestos Liability”). Air & Liquid, and in some cases the Corporation, are defendants (among a number of defendants, often in excess of 50) in cases filed in various state and federal courts.

Asbestos Claims

The following table reflects approximate information about the claims for Asbestos Liability against Air & Liquid and the Corporation for the three months ended March 31, 2022, and 2021 (claims not in thousands). The majority of the settlement and defense costs were reported and paid by insurers. Because claims are often filed and can be settled or dismissed in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

	Three Months Ended March 31,
	2022	2021
Total claims pending at the beginning of the period	6,097	5,891
New claims served	299	318
Claims dismissed	(80)	(141)
Claims settled	(52)	(104)

Total claims pending at the end of period (1)	6,264	5,964
Administrative closures (2)	(2,825)	(2,887)

Total active claims at the end of the period	3,439	3,077

Gross settlement and defense costs paid in period (in 000’s)	$3,034	$3,340

Avg. gross settlement and defense costs per claim resolved (in 000’s) (3)	$22.98	$13.63

(1)

Included as “total claims pending” are approximately 658 and 687 claims in 2022 and 2021, respectively, classified in various jurisdictions as “inactive” or transferred to a state or federal judicial panel on multi-district litigation.

(2)

Administrative closures include (i) those claims that were filed six or more years ago, (ii) claims that were previously classified in various jurisdictions as “inactive,” and (iii) claims that were transferred to a state or federal judicial panel on multi-district litigation. Collectively, these claims are unlikely to result in any liability to the Corporation.

(3)	Claims resolved do not include claims that were administratively closed.

Asbestos Insurance

The Corporation and Air & Liquid are parties to a series of settlement agreements (“Settlement Agreements”) with insurers that have coverage obligations for the Asbestos Liability (the “Settling Insurers”). Under the Settlement Agreements, the Settling Insurers accept financial responsibility, subject to the terms and conditions of the respective agreements, including overall coverage limits, for pending and future claims for the Asbestos Liability. The Settlement Agreements encompass the majority of insurance policies that provide coverage for claims for the Asbestos Liability.

The Settlement Agreements include acknowledgements that Howden North America, Inc. (“Howden”) is entitled to coverage under policies covering the Asbestos Liability for claims arising out of the historical products manufactured or distributed by Buffalo Forge, a former subsidiary of the Corporation (the “Products”), which was acquired by Howden. The Settlement Agreements do not provide for any prioritization on access to the applicable policies or any sub-limits of liability as to Howden or the Corporation and Air & Liquid and, accordingly, Howden may access the coverage afforded by the Settling Insurers for any covered claim arising out of the Products. In general, access by Howden to the coverage afforded by the Settling Insurers for the Products will erode coverage under the Settlement Agreements available to the Corporation and Air & Liquid for the Asbestos Liability.

Asbestos Valuations

At December 31, 2006, with the assistance of a nationally recognized expert in the valuation of asbestos liabilities, the Corporation recorded its initial reserve for the Asbestos Liability. Since then, the Corporation and the expert have reviewed the Asbestos Liability and the underlying assumptions on a regular basis to determine whether any adjustment to the Asbestos Liability or the underlying assumptions were necessary. When warranted, the Asbestos Liability was adjusted to consider the current trends and new information that became available and, if reasonably estimable, to extend the valuation of asbestos liabilities further into the future. In 2018, the valuation was extended to include claims projected to be asserted through 2052, the estimated final date by which the Corporation expects to have settled all asbestos-related claims.

In conjunction with the regular updates of the estimated Asbestos Liability, the Corporation also develops an estimate of defense costs expected to be incurred with settling the Asbestos Liability and probable insurance recoveries for the Asbestos Liability and defense costs. In developing the estimate of probable defense costs, the Corporation considers several factors including, but not limited to, current and historical defense-to-indemnity cost ratios. In developing the estimate of probable insurance recoveries, the Corporation considers the expert’s projection of settlement costs for the Asbestos Liability and management’s projection of associated defense costs. In addition, the Corporation consults with its outside legal counsel on insurance matters and a nationally recognized insurance consulting firm that it retains to assist with certain policy allocation matters. The Corporation also considers a number of other factors including the Settlement Agreements in effect, policy exclusions, policy limits, policy provisions regarding coverage for defense costs, attachment points, gaps in the coverage, policy exhaustions, the nature of the underlying claims for the Asbestos Liability, estimated erosion of insurance limits on account of claims against Howden associated with the Products, prior impairment of policies, insolvencies among certain of the insurance carriers, and creditworthiness of the remaining insurers based on publicly available information. Based on these factors, the Corporation estimates the probable insurance recoveries for the Asbestos Liability and defense costs for the corresponding timeframe of the Asbestos Liability.

In the fourth quarter of 2021, primarily as a result of identified changes in claim data and availability of new information, the Corporation engaged GNARUS Advisors LLC (“GNARUS”) to update the estimated Asbestos Liability. The methodology used by GNARUS in its updated projection was substantially the same methodology employed previously, which has been accepted by numerous courts, and included the following factors:

•	interpretation of a widely accepted forecast of the population likely to have been exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases;

•

analysis of the number of people likely to file an asbestos-related injury claim against the subsidiaries and the Corporation based on such epidemiological data and relevant claims history from January 1, 2018, to July 31, 2021;

•	an analysis of pending cases, by type of injury claimed and jurisdiction where the claim is filed; and

•	an analysis of claims resolution history from January 1, 2018, to July 31, 2021, to determine the average settlement value of claims, by type of injury claimed and jurisdiction of filing.

Based on this analysis, the Corporation recorded an increase to its estimated Asbestos Liability of $23,333 for claims pending or projected to be asserted through 2052 bringing the Corporation’s reserve for Asbestos Liability to $180,314 at December 31, 2021. The increase was primarily attributable to recent claim experience, including a higher expected proportion of mesothelioma claims which typically have a higher settlement value, offset by a lower defense-to-indemnity cost ratio (reduced to 70% from 80% based on experience over the past five years) and elimination of an inflationary factor based on historical experience over the past 10+ years which provided no evidence that inflationary pressures influenced settlement averages. In addition, the Corporation increased its estimated insurance receivable at December 31, 2021, by $16,672 for the estimated insurance recoveries attributable to the claims for which the Asbestos Liability reserve had been established and the portion of defense costs covered by the Settlement Agreements bringing the insurance receivable to $121,297 at December 31, 2021.

The following table summarizes activity relating to Asbestos Liability for the three months ended March 31, 2022, and 2021.

	Three Months Ended March 31,
	2022	2021
Asbestos liability, beginning of the year	$180,314	$180,196
Settlement and defense costs paid	(3,034)	(3,340)

Asbestos liability, end of the period	$177,280	$176,856

The following table summarizes activity relating to insurance recoveries for the three months ended March 31, 2022, and 2021.

	Three Months Ended March 31,
	2022	2021
Insurance receivable - asbestos, beginning of the year	$121,297	$117,937
Settlement and defense costs paid by insurance carriers	(1,600)	(2,075)

Insurance receivable - asbestos, end of the period	$119,697	$115,862

The balance of the insurance receivable does not assume any recovery from insolvent carriers. A substantial majority of the insurance recoveries deemed probable is from insurance companies rated A - (excellent) or better by A.M. Best Corporation. There can be no assurance, however, that there will not be insolvencies among the relevant insurance carriers, or that the assumed percentage recoveries for certain carriers will prove correct.

The amounts recorded for the Asbestos Liability and insurance receivable rely on assumptions that are based on currently known facts and strategy. The Corporation’s actual expenses or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Corporation’s or the experts’ calculations vary significantly from actual results. Key variables in these assumptions are identified above and also include the number and nature of new claims to be filed each year, the average cost of disposing of each new claim, average annual defense costs, compliance by relevant parties with the terms of the Settlement Agreements, and the solvency risk with respect to the relevant insurance carriers. Other factors that may affect the Asbestos Liability and ability to recover under the Corporation’s insurance policies include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The Corporation intends to continue to evaluate the Asbestos Liability and related insurance receivable, as well as the underlying assumptions, on a regular basis to determine whether any adjustments to the estimates are required. Due to the uncertainties surrounding asbestos litigation and insurance, these regular reviews may result in the Corporation adjusting its current reserve; however, the Corporation is currently unable to estimate such future adjustments. Adjustments, if any, to the Corporation’s estimate of the Asbestos Liability and/or insurance receivable could be material to the operating results for the periods in which the adjustments to the liability or receivable are recorded and to the Corporation’s consolidated financial position and liquidity.

Note 16 - Environmental Matters

The Corporation is currently performing certain remedial actions in connection with the sale of real estate previously owned and periodically incurs costs to maintain compliance with environmental laws and regulations. Environmental exposures are difficult to assess and estimate for numerous reasons, including lack of reliable data, the multiplicity of possible solutions, the years of remedial and monitoring activity required, and identification of new sites. The undiscounted potential liability for remedial actions and environmental compliance measures approximated $100 at March 31, 2022, and December 31, 2021.

Note 17 - Related Parties

Shanxi Åkers TISCO Roll Co., Ltd. (“ATR”) had a loan outstanding with its minority shareholder of $742 (RMB 4,711) as of March 31, 2022. While loans were outstanding during 2021, no amounts were outstanding as of December 31, 2021. Interest accrued at the three-to-five-year loan interest rate set by the People’s Bank of China, which approximated 5% for the three months ended March 31, 2022, and 2021. Accrued interest approximated $1,718 (RMB 10,901) and $1,713 (RMB 10,901) as of March 31, 2022, and December 31, 2021, respectively, and is recorded in other current liabilities on the condensed consolidated balance sheets.

Purchases from ATR’s minority shareholder and its affiliates, which were in the ordinary course of business, approximated $2,058 (RMB 13,058) and $2,942 (RMB 19,123) for the three months ended March 31, 2022, and 2021, respectively. The amount payable to ATR’s minority shareholder and its affiliates for purchases approximated $2,635 (RMB 16,715) and $1,125 (RMB 7,157) at March 31, 2022, and December 31, 2021, respectively. Additionally, customer deposits received from ATR’s minority shareholder and its affiliates on future orders approximated $380 (RMB 2,415) and $616 (RMB 3,921) at March 31, 2022, and December 31, 2021, respectively, and are recorded in other current liabilities on the condensed consolidated balance sheets.

Sales to ATR’s minority shareholder and its affiliates, which were in the ordinary course of business, approximated $2,248 (RMB 14,265) and $2,083 (RMB 13,538) for the three months ended March 31, 2022, and 2021, respectively. The amount receivable from ATR’s minority shareholder and its affiliates for sales approximated $866 (RMB 5,493) at March 31, 2022. No amounts were receivable from ATR’s minority shareholder and its affiliates at December 31, 2021.

Note 18 - Business Segments

Presented below are the net sales and income before income taxes for the Corporation’s two business segments.

	Three Months Ended March 31,
	2022	2021
Net sales:
Forged and Cast Engineered Products	$74,759	$63,351
Air and Liquid Processing	19,667	23,449

Total Reportable Segments	$94,426	$86,800

Income before income taxes:
Forged and Cast Engineered Products	$1,298	$1,846
Air and Liquid Processing	2,661	2,312

Total Reportable Segments	3,959	4,158
Other expense, including corporate costs	(2,294)	(3,463)

Total	$1,665	$695

Annex C

AMPCO-PITTSBURGH CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

PRO FORMA FINANCIAL INFORMATION

March 31, 2022

(unaudited)

The following Ampco-Pittsburgh Corporation (the “Corporation”) unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, result from giving effect to certain pro forma adjustments of the Series A Warrants Offer to Exercise, as if the transaction occurred on March 31, 2022, and to reflect participation at the temporary exercise price for the number of Series A warrants presently issued and outstanding. The pro forma adjustments are based upon available information and assumptions deemed to be reasonable.

The unaudited proforma financial information is presented for illustrative purposes only and does not purport to represent what the Corporation’s actual financial position would have been had the transaction actually completed on the date indicated, and is not indicative of its future financial condition.

Such pro forma adjustments were applied to the Corporation’s historical unaudited condensed consolidated balance sheet and notes thereto as of and for the three months ended March 31, 2022, included in the Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, and the corresponding unaudited pro forma financial information has been prepared for inclusion in the Corporation’s Schedule TO Annex C herein, in conjunction with the Corporation’s Series A Warrants Offer to Exercise transaction, as such transaction is more fully described in the Schedule TO.

The unaudited Pro Forma Condensed Consolidated Balance Sheet and unaudited pro forma financial information presented in Annex C herein should be read in conjunction with the Corporation’s historical unaudited condensed consolidated financial statements and notes thereto as of and for the three months ended March 31, 2022, included in the Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022.

Ampco-Pittsburgh Corporation

Pro Forma Condensed Consolidated Balance Sheet

Dollars and Shares in thousands

(unaudited)

	Actual As Reported March 31, 2022	Notes		Pro Forma Adjustments	Pro Forma Adjusted March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$6,785	(a	)	$19,731	$26,016
		(b	)	(500)
Receivables, less allowance for doubtful accounts of $1,054 as of March 31, 2022	81,765				81,765
Receivables from related parties	866				866
Inventories	97,872				97,872
Insurance receivable – asbestos	16,000				16,000
Other current assets	6,531				6,531

Total current assets	209,819			19,231	229,050
Property, plant and equipment, net	156,485				156,485
Operating lease right-of-use assets	3,927				3,927
Insurance receivable – asbestos	103,697				103,697
Deferred income tax assets	2,176				2,176
Intangible assets, net	5,970				5,970
Investments in joint ventures	2,175				2,175
Prepaid pensions	11,887				11,887
Other noncurrent assets	6,498				6,498

Total assets	$502,634			$19,231	$521,865

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$47,979				$47,979
Accounts payable to related parties	2,635				2,635
Accrued payrolls and employee benefits	14,441				14,441
Debt – current portion	19,530				19,530
Operating lease liabilities – current portion	626				626
Asbestos liability – current portion	23,000				23,000
Other current liabilities	21,935				21,935

Total current liabilities	130,146			—	130,146
Employee benefit obligations	59,682				59,682
Asbestos liability	154,280				154,280
Long-term debt	58,392				58,392
Noncurrent operating lease liabilities	3,301				3,301
Deferred income tax liabilities	3,733				3,733
Other noncurrent liabilities	1,170				1,170

Total liabilities	410,704			—	410,704

Commitments and contingent liabilities
Shareholders’ equity:
Common stock – par value $1; authorized 40,000 shares; issued and outstanding: 19,191 shares as reported and 24,124 shares as adjusted	19,191	(c	)	4,933	24,124
Additional paid-in capital	174,824	(d	)	14,798	189,122
		(b	)	(500)
Retained deficit	(54,421)				(54,421)
Accumulated other comprehensive loss	(56,889)				(56,889)

Total Ampco-Pittsburgh shareholders’ equity	82,705			19,231	101,936
Noncontrolling interest	9,225				9,225

Total shareholders’ equity	91,930			19,231	111,161

Total liabilities and shareholders’ equity	$502,634			$19,231	$521,865

See accompanying notes to the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022.

AMPCO-PITTSBURGH CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2022

(In thousands except share, warrant and per share amounts)

(unaudited)

NOTE 1 – Basis of Presentation

Ampco-Pittsburgh Corporation and its subsidiaries are collectively referred to herein as the “Corporation.” The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, has been prepared by the Corporation in conformity with accounting principles generally accepted in the United States of America and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, has been derived from the historical unaudited condensed consolidated financial statements of the Corporation as of and for the three months ended March 31, 2022, and has been prepared for inclusion in the Corporation’s Schedule TO Annex C herein, in conjunction with the Corporation’s Series A Warrants Offer to Exercise transaction, with such transaction more fully described in the Schedule TO and below in Note 2, Description of the Offer. The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, has been prepared as if 100% of the outstanding Series A warrants as of the date of the tender offer were exercised on March 31, 2022.

An unaudited pro forma condensed consolidated statement of operations has not been presented since the tender offer transaction has no effect on the Corporation’s operating results. However, see Note 5, Pro Forma Earnings Per Share, for the effect on the Corporation’s pro forma net income (loss) per share.

NOTE 2 – Description of the Offer

In September 2020, the Corporation completed an equity rights offering, issuing 5,507,889 shares of its common stock and 12,339,256 Series A warrants to existing shareholders. Each Series A warrant provides the holder with the right to purchase 0.4464 shares of common stock of the Corporation at an exercise price of $2.5668, or $5.75 per whole share of common stock, and expires on August 1, 2025. In May 2022, the Corporation amended the Warrant Agreement and commenced an Offer to Exercise (the “Offer”) whereby the holders of the Series A warrants, consistent with the terms and subject to the conditions set forth in the Offer, may exercise their Series A warrants at a temporarily reduced exercise price of $1.7856 per Series A warrant, or $4.00 per whole share of common stock. All other terms of the Warrant Agreement remain unmodified and in full force and effect. At the Expiration Date, as defined in the Offer, the exercise price of the Series A warrants will return to the original exercise price of $2.5668 per Series A warrant, or $5.75 per whole share of common stock.

NOTE 3 – Significant Accounting Policies

The accounting policies used in the preparation of the unaudited Pro Forma Condensed Consolidated Balance Sheet are consistent with those set forth in the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2021, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 17, 2022, and the Corporation’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2022, included in the Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022.

Accounting for warrants includes an initial assessment of whether the warrants qualify as debt or equity. The Corporation’s Series A warrants met the definition of equity instruments and, accordingly, were recorded within shareholders’ equity on the consolidated balance sheet as of December 31, 2021, and the condensed consolidated balance sheet as of March 31, 2022. The modification of the Series A warrants resulting from the temporary reduction in the exercise price did not change the classification of the Series A warrants; accordingly, the

Series A warrants remain classified as equity instruments. The impact of the modification, measured as the excess, if any, of the fair value of the modified warrant over the fair value of warrant immediately before it is modified, is recorded as equity issuance costs.

Incremental costs directly attributable to the Offer are deferred and charged against the proceeds of the Offer.

NOTE 4 – Pro Forma Adjustments

The unaudited pro forma adjustments are based on currently available information and certain assumptions that the Corporation believes are reasonable. The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Corporation’s historical condensed consolidated financial statements and accompanying footnotes as of and for the three months ended March 31, 2022, included in the Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. The unaudited Pro Forma Condensed Consolidated Balance Sheet is for informational purposes only and does not purport to reflect the financial position of the Corporation that would have occurred if the Offer had been consummated on March 31, 2022, nor does it purport to represent or be indicative of the financial position of the Corporation for any future dates or periods.

As of the date of the Offer, there were 11,050,247 outstanding Series A warrants to purchase up to 4,932,830 shares of the Corporation’s common stock. Each Series A warrant is exercisable to acquire 0.4464 shares of the Corporation’s common stock at an exercise price of $2.5668 per Series A warrant, or $5.75 per whole share of common stock. The Series A warrants may be exercised only in whole numbers of shares of common stock and no fractional shares of common stock are issuable upon exercise of the Series A warrants. In accordance with the Offer, the holders of the Series A warrants, consistent with the terms and subject to the conditions set forth in the Offer, may exercise their Series A warrants at a temporarily reduced exercise price of $1.7856 per Series A warrant, or $4.00 per whole share of common stock.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2022, and the corresponding unaudited pro forma adjustments as outlined below, give effect to the Offer as if all of the outstanding Series A warrants equaling 11,050,247 were exercised at the temporary exercise price of $1.7856 per Series A warrant on March 31, 2022, resulting in:

(a)	Gross proceeds of $19,731, equal to the exercise of 11,050,247 outstanding Series A warrants at the temporary exercise price of $1.7856 per Series A warrant;

(b)	Estimated transaction expenses of approximately $500 incurred by the Corporation in connection with execution of the Offer;

(c)

Additional common stock of $4,933 resulting from the issuance of 4,932,830 shares of the Corporation’s $1 par value common stock as each Series A warrant is exercisable to acquire 0.4464 shares of common stock; and

(d)	Recognition of additional paid-in capital of $14,798, equal to gross proceeds in excess of the par value of common stock.

NOTE 5 – Pro Forma Earnings Per Share

The weighted-average number of basic and diluted common shares outstanding and the basic and diluted net income (loss) per share attributable to Ampco-Pittsburgh common shareholders for the three months ended March 31, 2022, and the year ended December 31, 2021, on an as reported and pro forma basis resulting from the issuance of 4,932,830 shares of common stock upon the assumed exercise of all the outstanding Series A warrants, with such shares of common stock assumed to be issued on the first day of each respective period, was as follows:

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Weighted-average number of basic common shares outstanding, as reported	19,188	18,953
Common stock issued upon exercise of the Series A warrants, pro forma	4,933	4,933

Weighted-average number of basic common shares outstanding, pro forma	24,121	23,886

Weighted-average number of dilutive common shares outstanding, as reported	19,483	18,953
Change in weighted-average number of dilutive common shares upon exercise of the Series A warrants, pro forma	4,894	4,933

Weighted-average number of dilutive common shares outstanding, pro forma	24,377	23,886

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic, as reported	$0.09	$(0.67)
Basic, pro forma	$0.07	$(0.53)
Diluted, as reported	$0.08	$(0.67)
Diluted, pro forma	$0.07	$(0.53)